Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or, if not, from another appropriately authorised independent financial adviser in a territory outside the United Kingdom.

If you have sold or otherwise transferred all your Universal Salvage Shares, please forward this document, together with the accompanying documents (including the Forms of Proxy), at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, these documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or transferred only part of your holding of Universal Salvage Shares, please retain these documents and consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

The distribution of this document and the accompanying documents in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document and the accompanying documents come should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Shareholders should read the whole of this document. In addition this document should be read in conjunction with the accompanying blue and white Forms of Proxy. Part 10 contains the definitions of terms used in this document.

RECOMMENDED CASH OFFER

by

COPART (UK) LIMITED

(a wholly-owned subsidiary of Copart, Inc.)

for

UNIVERSAL SALVAGE PLC

to be effected by a
Scheme of Arrangement
under Section 425 of the Companies Act 1985

Your attention is drawn to the letter from the Chairman of Universal Salvage on behalf of the Directors in Part 1 of this document, which contains the unanimous recommendation of the Directors that you vote in favour of the Scheme at the Court Meeting and in favour of the resolution to be proposed at the EGM. A letter from Panmure Gordon explaining the Scheme appears in Part 2 of this document.

Notices of the Meetings, each of which will be held at the offices of Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH on 21 May 2007, are set out at the end of this document. The Court Meeting will start at 10.00 a.m. and the EGM will start at 10.15 a.m. (or, as soon thereafter as the Court Meeting shall have been concluded or adjourned).

The action to be taken by Shareholders in respect of the Meetings is set out on pages 4 and 12 of this document.

Universal Salvage Shareholders will find enclosed with this document a blue Form of Proxy for use in connection with the Court Meeting and a white Form of Proxy for use in connection with the EGM. Whether or not you plan to attend either of the Meetings in person, please complete and sign each of the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon. Forms of Proxy should be completed whether or not your Universal Salvage Shares are in uncertificated form (i.e. in CREST). Please return the Forms of Proxy as soon as possible, but in any event so as to be received by post by the Company’s Registrars, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD by 10.00 a.m. on 19 May 2007 in the case of the Court Meeting and 10.15 a.m. on 19 May 2007 in the case of the EGM (or in the case of any adjournment not later than 48 hours before the time fixed for the holding of the adjourned Meeting). If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 19 May 2007 it may be handed to the Chairman at the start of the Court Meeting. However, in the case of the EGM, unless the white Form of Proxy is lodged so as to be received by 10.15 a.m. on 19 May 2007, it will be invalid. You may also submit your proxies via the internet at www.capitaregistrars.com/ shareholders using the reference details printed on the relevant Form of Proxy.

The completion and return of a Form of Proxy will not prevent you from attending and voting in person at either of the Meetings, or any adjournment thereof, should you wish to do so.

If you hold your Universal Salvage Shares in uncertificated form you may vote using the CREST Proxy Voting Service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes for the Notice of the Court Meeting and the Notice of EGM set out at the end of this document). Proxies submitted via CREST (under CREST participant ID RA10) must be received by Capita Registrars no later than the relevant times stipulated above in respect of each of the Meetings.

If you have any questions relating to this document or the completion and return of your Forms of Proxy, or if you require any additional Forms of Proxy please call Capita Registrars, Corporate Actions, on 0870 162 3121 (or, if you are calling from outside the United Kingdom, +44 20 8639 2157) between 9.00 a.m. and 5.00 p.m. Monday to Friday (excluding bank or public holidays). Please note that calls to these numbers may be monitored or recorded and the helpline cannot provide advice on the merits of the Scheme, nor can it give any financial or tax advice.

Panmure Gordon, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for the Company and no one else in connection with the matters described in this document and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Panmure Gordon nor for providing advice in relation to the matters described in this document.

Investec, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for Copart and Copart (UK) Limited and no one else in connection with the matters described in this document and will not be responsible to anyone other than Copart and Copart (UK) Limited for providing the protections afforded to clients of Investec nor for providing advice in relation to the matters described in this document.

IMPORTANT NOTICE

The distribution of this document and/or the accompanying documents in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document and the accompanying documents come should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. Neither this document nor the accompanying documents constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to these documents or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying documents have been prepared in connection with a proposal in relation to a scheme of arrangement pursuant to and for the purpose of complying with English law, the City Code and the Listing Rules and information disclosed may not be the same as that which would have been prepared in accordance with laws of jurisdictions outside England. Nothing in this document or the accompanying documents should be relied on for any other purpose. The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document will not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained herein other than the information in Part 8 of this document will be deemed to be a forecast, projection or estimate of the future financial performance of Universal Salvage or Copart.

Neither the SEC nor any US state securities commission has reviewed or approved this document or the Scheme and any representation to the contrary is a criminal offence in the United States. No person has been authorised to make any representations on behalf of Copart or Universal Salvage concerning the Scheme which are inconsistent with the statements contained herein and any such representations, if made, may not be relied upon as having been so authorised.

No person should construe the contents of this document as legal, financial or tax advice but should consult their own advisers in connection with the matters contained herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this document regarding the Scheme, the expected timetable for completing the Scheme, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Universal Salvage’s or Copart’s or Copart (UK)’s future expectations, beliefs, goals or prospects constitute forward-looking statements. When used in this document, the words, “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy” and similar expressions or statements that are not historical facts, in each case as they relate to Universal Salvage, Copart and Copart (UK), the board of directors of any such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. By their nature forward looking statements involve risk and uncertainty and factors described in the context of such forward looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the City Code if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Universal Salvage, all “dealings” in any “relevant securities” of these companies (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” for the purposes of the City Code otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Universal Salvage they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Universal Salvage by Universal Salvage, Copart or Copart (UK), or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

ACTION TO BE TAKEN

There will be two separate meetings of Universal Salvage Shareholders: the Court Meeting and the EGM. Scheme Shareholders will be entitled to vote at the Court Meeting and all Universal Salvage Shareholders will be entitled to vote at the EGM. The Court Meeting and the EGM will be held at the offices of Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH on 21 May 2007 at 10.00 a.m. and 10.15 a.m. respectively (or, in the case of the EGM, if later, as soon as the Court Meeting has been concluded or adjourned). The Scheme requires approval at both of these meetings.

Please check that you have received the following with this document:

a blue Form of Proxy for use in respect of the Court Meeting; a white Form of Proxy for use in respect of the EGM.

If you have not received both of these documents, please contact Capita Registrars on the helpline numbers indicated below.

To vote on the Scheme:

Whether or not you plan to attend the Meetings, please complete and sign both the blue and white Forms of Proxy and return them to the Company’s Registrars, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD as soon as possible, but in any event so as to be received by no later than:

Blue Forms of Proxy for the Court Meeting  10.00 a.m. on 19 May 2007 White Forms of Proxy for the Extraordinary General Meeting  10.15 a.m. on 19 May 2007

For convenience, the address of the Company’s Registrars is printed on the reverse of the Forms of Proxy and return postage is pre-paid from within the UK.

Returning the Forms of Proxy will enable your votes to be counted at the Meetings in the event of your absence. If the blue Form of Proxy for use at the Court Meeting is not returned by 10.00 a.m. on 19 May 2007, it may be handed to the Chairman of the Court Meeting at the Court Meeting before the start of the Court Meeting. However, in the case of the EGM, unless the white Form of Proxy is returned by 10.15 a.m. on 19 May 2007, it will be invalid. You may also submit your proxies via the internet at www.capitaregistrars.com/shareholders using the reference details printed on the Forms of Proxy. Alternatively, if you are a member of CREST you may be able to use the CREST electronic proxy appointment services. Further details are set out in the Notice of Court Meeting and Notice of EGM. Proxies submitted via the internet must be sent as soon as possible, and in any event so as to be received by no later than 10.00 a.m. on 19 May 2007 in the case of the Court Meeting and 10.15 a.m. on 19 May 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). Normal system timings and limitations will apply in connection with CRESTCo. In this regard please refer to your CREST manual. The completion and return of a Form of Proxy will not prevent you from attending and voting at the Court Meeting or the EGM, or any adjournment thereof, in person should you wish to do so and are so entitled.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

Helpline

If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call the Company’s Registrars, Capita Registrars on 0870 162 3121 or, if telephoning from outside the United Kingdom, on +44 20 8639 2157 on Monday to Friday from 9.00 a.m. to 5.00 p.m. Please note that for legal reasons the helpline cannot provide advice on the merits of the Scheme or financial advice.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time and/or date
Latest time for lodging blue Forms of Proxy/electronic proxies for the Court Meeting(1)	10.00 a.m. on Saturday 19 May 2007(2)
Latest time for lodging white Forms of Proxy/electronic proxies for the Extraordinary General Meeting(1)	10.15 a.m. on Saturday 19 May 2007(2)
Voting Record Time for Court Meeting and Extraordinary General Meeting	6.00 p.m. on Saturday 19 May 2007(3)
Court Meeting	10.00 a.m. on Monday 21 May 2007
Extraordinary General Meeting	10.15 a.m. on Monday 21 May 2007(4)

The following dates are subject to change, please see note (5) below
Scheme Court Hearing	Tuesday 12 June 2007
Last day of dealings in, and for registration of transfers of, Universal Salvage Shares	Tuesday 12 June 2007
Scheme Record Time	6.00 p.m. on Tuesday 12 June 2007
Dealing in Universal Salvage Shares suspended	7.30 a.m on Wednesday 13 June 2007
Reduction Court Hearing	Thursday 14 June 2007
Effective Date of the Scheme	Friday 15 June 2007
Delisting of Universal Salvage Shares	Friday 15 June 2007
Latest date for despatch of cheques or settlement through CREST in respect of the cash consideration due under the Scheme	within 14 days from the Effective Date

The Court Meeting and the EGM will each be held at the offices of Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH.

Notes:

(1) If the blue Form of Proxy for the Court Meeting is not returned by the above time, it may be handed to the Chairman of the Court Meeting before the start of that Meeting, however; the white Form of Proxy for the EGM must be lodged by 10.15 a.m. on 19 May 2007 in order to be valid.

(2) Please see Action To Be Taken in paragraph 8 of Part 1 of this document.

(3) If either the Court Meeting or the EGM is adjourned, the Voting Record Time for the adjourned meeting will be 6.00 p.m. on the date two days before the date set for the adjourned meeting.

(4) To commence at 10.15 a.m. or, if later, immediately after the conclusion or adjournment of the Court Meeting.

(5) These times and dates are indicative only and will depend, among other things, on the date upon which the Court sanctions the Scheme and confirms the associated Reduction of Capital.

Unless otherwise stated, all references in this document to times are to London times.

The rate of exchange used for the purposes of this document (other than in Parts 5 and 6 of this document) is £1:US$2.005 which is the average daily inter bank exchange rate as quoted in the Financial Times on 19 April 2007 (being the last date prior to the publication of this document).

The dates given are based on current expectations and may be subject to change. If any of the expected dates change, the Company will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

PART 1

LETTER FROM THE CHAIRMAN OF UNIVERSAL SALVAGE ON BEHALF OF THE UNIVERSAL SALVAGE DIRECTORS

Universal Salvage Directors:
Alexander Foster (Chairman)
Avril Palmer-Baunack (Chief Executive)
Andrew Somerville (Group Finance Director)
Richard Mead (Non-Executive Director)
Nigel Stead (Non-Executive Director)
Nigel Terry (Non-Executive Director)
Registered office:
Acrey Fields
Woburn Road
Wootton
Bedfordshire
MK43 9EJ
Registered in England and Wales
under company number 1464832

20 April 2007

To: Universal Salvage Shareholders and, for information only, to participants in the Universal Salvage Share Option Schemes and the holder of the RBS Warrant.

Dear Shareholder,

RECOMMENDED CASH OFFER FOR UNIVERSAL SALVAGE PLC
BY COPART (UK) LIMITED, A WHOLLY OWNED SUBSIDIARY OF COPART, INC.

1. Introduction

On 5 April 2007 the boards of Universal Salvage and Copart announced, in accordance with Rule 2.5 of the City Code, that they had reached agreement on the terms of a recommended cash offer by Copart (UK), a wholly-owned subsidiary of Copart, to acquire the entire issued and to be issued share capital of Universal Salvage. The Offer is to be effected by means of a scheme of arrangement under section 425 of the Companies Act involving a reduction of capital under section 135 of the Companies Act. The Scheme requires the approval of the Scheme Shareholders at the Court Meeting and the sanction of the Court. The reduction of capital forming part of the Scheme requires the passing of the Special Resolution by Universal Salvage Shareholders and the subsequent confirmation of the Court.

The Offer values each Universal Salvage Share at 200 pence and values the whole of the existing issued ordinary share capital of Universal Salvage at approximately £57.0 million.

I am writing to you on behalf of the Universal Salvage Directors to explain the background to, and terms of, the Offer and to explain why the Universal Salvage Directors are unanimously recommending that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Universal Salvage Shareholders vote in favour of the Special Resolution to be proposed at the EGM, as the Universal Salvage Directors have undertaken to do (irrespective of whether any higher competing offer is made) in respect of all their own beneficial holdings of 202,830 Universal Salvage Shares representing, as at the date of this document, approximately 0.7 per cent. of the existing issued share capital of Universal Salvage. Copart has also received undertakings to vote in favour of the Scheme (or accept the Takeover Offer if the Offer is to be implemented by way of a Takeover Offer) and the Special Resolution from Universal Salvage Shareholders representing approximately 52.5 per cent. of the existing issued share capital of Universal Salvage. Further details of these undertakings are set out in paragraph 4 of Part 2 of this document.

This letter also explains the actions that you should now take and sets out the proposals to be put to you at the Meetings.

2. Summary of the Offer

It is intended that the Offer will be implemented by way of the Scheme, the full details of which are set out in Part 2 and Part 4 of this document. The purpose of the Scheme is to enable Copart and/or Copart (UK) (and/or their nominee(s)) to acquire the entire issued and to be issued share capital of Universal Salvage. Under the terms of the Scheme, the Scheme Shares will be cancelled and, upon the Scheme becoming effective, Scheme Shareholders will receive:

for each Scheme Share 200 pence in cash

This represents a premium of approximately:

• 5.3 per cent. to the Universal Salvage share price on 1 February 2007, the last Business Day prior to the commencement of the Initial Offer Period;

• 6.4 per cent. to the Universal Salvage share price on 4 April 2007, the last Business Day prior to the commencement of the Offer Period; and

• 16.2 per cent., 27.7 per cent. and 41.5 per cent. to the average Universal Salvage share price over the one, three and six month periods prior to 1 February 2007, respectively, the last Business Day prior to the commencement of the Initial Offer Period.

The Offer values the whole of the existing issued ordinary share capital of Universal Salvage at approximately £57.0 million.

The implementation of the Scheme is subject to the conditions of the Offer which are set out in Part 3 of this document. To become effective, the Scheme requires, amongst other things:

(a) approval at the Court Meeting by the necessary majorities of the Scheme Shareholders present and voting, either in person or by proxy;

(b) the passing of the Special Resolution at the EGM;

(c) the sanction of the Scheme by the Court at the Scheme Court Hearing and confirmation of the Reduction of Capital by the Court at the Reduction Court Hearing; and

(d) satisfaction or waiver of the other Conditions.

The Court Meeting and the EGM and the details of the approvals required to be given at them are described in more detail in paragraph 3 of Part 2 of this document. Scheme Shareholders are entitled to attend the Scheme Court Hearing and/or the Reduction Court Hearing in person or to be represented at their own expense by counsel to support or oppose the sanctioning of the Scheme.

If the Scheme becomes effective, it will be binding on all Universal Salvage Shareholders, irrespective of whether or not they attended either or both of the Meetings or voted and, if they voted, whether they voted for or against the Scheme at the Court Meeting or for or against the Special Resolution at the EGM.

Upon the Scheme becoming effective Universal Salvage will become a wholly-owned subsidiary of Copart (UK).

3. Background to and reasons for recommending the Offer

Universal Salvage has been a leading service provider to the UK motor insurance and automotive industries for many years and was admitted to the Official List of the London Stock Exchange plc in 1995. The Company has recently been nearing the end of a three year turnaround plan. This follows a challenging few years for the Company, during which a major contract was lost and the Company changed its chief executive twice.

Following the appointment of Avril Palmer-Baunack as chief executive in 2005 the Company has seen its fortunes revived. With the Company’s finances having been stabilised following the signing of a new facilities agreement with its bank, the management team led by Avril was able to focus initially on reducing the cost base of the business and thereafter on new business opportunities. The Company has won 5 new significant contracts for the supply of vehicles since June 2005. The operational gearing effect of the new business wins coupled with the cost reductions led, in the 52 weeks ended 29 April 2006, to the Universal Salvage Group returning to profit for the first time since 2003.

Since late summer 2006, the Company has, in the Directors’ opinion, benefited from benign market conditions and experienced good returns at its physical and internet auctions as well as increasing use of on- line auctions by vehicle purchasers. Prices at these auctions have held up well, helped by a shortage of supply of vehicles during the summer of 2006 and the continued strong price of scrap. These factors led to the Company increasing its profitability in the first half of the current financial year. However, visibility of earnings remains low principally owing to difficulties in predicting auction prices and vehicle volumes.

The financial performance of Universal Salvage has historically depended greatly on the extent to which a limited number of vehicle supply contracts have been won and/or retained by the Universal Salvage Group. The UK supply of the type of vehicles which Universal Salvage sources has become highly concentrated as the insurance market has continued to consolidate, with the top ten insurers now accounting for approximately 85 per cent. of the motor insurance market. The contracts for such supply are typically re-tendered every one to three years. These factors mean that the opportunities for growth in the core insurance sector are limited.

In light of this, at the same time as rebuilding the Company’s credibility within its core insurance market, the Board has given due consideration to acquisitions and to developing new income streams such as from accident management services. However, the salvage market remains fragmented, with competitors tending to be small companies with valuable land assets but no firm contracts, making an acquisition difficult for Universal Salvage. The ability of Universal Salvage to develop new income streams outside its traditional marketplace and to execute an allied acquisition strategy is, the Board believes, a key challenge for the Company, placing additional demands on the financial resources of the Group and management. The Board believes that the combination of Copart and Universal Salvage could provide the Enlarged Group with the resources to take advantage of potential consolidation opportunities in the salvage marketplace. In addition the Board believes that the combination will create a stronger offering in the wider number of markets in which the Enlarged Copart Group will operate.

On 15 June 2006 the Board received an approach from Copart regarding a possible offer for Universal Salvage for 120 pence in cash. Following discussions with representatives of Copart, the indicative offer was increased to 130 pence in cash. Further deliberations continued among the Board members and after careful consideration, the Board determined that Copart’s potential offer of 130 pence undervalued Universal Salvage and the Board unanimously rejected this proposal.

On 24 January 2007 the Board received a revised approach from Copart. On 2 February 2007, following movement in the Universal Salvage share price, the Board announced that Universal Salvage had received a preliminary approach regarding a potential offer for the Company at a price of 200 pence per Universal Salvage Share in cash. As a result of this announcement Universal Salvage went into the Initial Offer Period. Discussions between the boards of Universal Salvage and Copart continued, but the parties were unable at that time to obtain the support of a significant minority of Universal Salvage Shareholders, such support being a key pre-condition to any offer. Accordingly talks were terminated on 16 February 2007.

On 13 March 2007 the Board received a revised approach from Copart at a price of 200 pence per Universal Salvage Share in cash with a share alternative. Further discussions continued and it was concluded that the share alternative was not appropriate. The approach (with the exclusion of the share alternative) subsequently received the support of the significant minority of Universal Salvage Shareholders resulting in the Offer being announced on 5 April 2007. Since the announcement on 2 February 2007 that the Company had received an approach, the Board has not received any alternative proposals and the Board is not aware of any parties which are currently contemplating making a competing offer.

The Offer represents a premium of approximately:

• 16.2 per cent. to the average Closing Price of 172.2 pence per Universal Salvage Share over the one month period ended 1 February 2007, being the last Business Day prior to the Initial Offer Period;

• 27.7 per cent. to the average Closing Price of 156.6 pence per Universal Salvage Share for the three months ended 1 February 2007, being the last Business Day prior to the Initial Offer Period; and

• 41.5 per cent. to the average Closing Price of 141.4 pence per Universal Salvage Share for the six months ended 1 February 2007, being the last Business Day prior to the Initial Offer Period.

In addition, the market price of Universal Salvage Shares has increased by 35.0 per cent. in the period from the announcement of the Company’s interim results for the 26 weeks ended 28 October 2006 on 5 December 2006 and 1 February 2007, being the last Business Day prior to the Initial Offer Period.

Taking all of the above factors into account the Board unanimously recommends that Universal Salvage Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution, as it is its firm belief that the terms of the Offer are fair and reasonable and take proper account of Universal Salvage’s strengths and its prospects.

4. Directors, Management and Employees and the effect of the Scheme on their interests

Copart has confirmed to the Directors that, following the Scheme becoming effective, it has no intention of changing the existing employment rights or terms and conditions of employment of the employees of Universal Salvage or the principal locations of the Universal Salvage business. Copart currently has no plans for the redeployment of Universal Salvage’s fixed assets.

Copart also confirms that, following the Scheme becoming effective, it has no intention to make detrimental changes to the benefits provided under the Universal Salvage pension schemes and Universal Salvage’s pension obligations will be complied with.

The Non-Executive Directors have undertaken to resign from the Board at the request of Copart upon the Scheme becoming effective and on the basis that they will be paid all outstanding fees and be reimbursed for all outstanding expenses and will receive a sum equal to three month’s fees (gross) in lieu of notice.

The Directors take comfort from the confirmations, which are referred to above, provided to them by Copart, that Copart has no current plans to alter the existing arrangements with employees or to change the principal locations of Universal Salvage’s business and the Directors, following their discussions with Copart, have no reason to believe that Copart’s intentions would prejudice Universal Salvage’s employees.

Universal Salvage is led by a management team that have demonstrated credibility and expertise by leading the revival of the Company since 2005. Copart intends, subject to the Scheme becoming effective, to continue working with this team with a view to delivering its strategy for the business.

5. Universal Salvage Profit Forecast

A trading update provided to the market by Universal Salvage on 22 February 2007 contained the following statement:

“Universal Salvage plc (‘Universal’), the vehicle salvage and auction services group, is pleased to report that trading since Christmas has exceeded expectations, with both pricing at auctions and scrap pricing remaining firm. As a result, the Directors expect that the profit before tax for the year to 28 April 2007 will be slightly above the upper end of the range of market expectations.”

The above statement represents a profit forecast for the purposes of the City Code. At that time, the Directors understood market expectations of Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007 to be in the range £2.0 million to £2.4 million, based on equity research published by several brokers covering Universal Salvage.

The Directors have considered this statement and also the current brokers’ forecasts for Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007, which they understand to be in the range of £2.5million to £2.7 million. The Directors believe that Universal Salvage will achieve profit before tax for the 52 weeks ending 28 April 2007 of not less than £2.7 million, not taking into account any costs relating to the Offer.

The bases and assumptions of this profit forecast statement are set out in Part 8 of this document. Letters from PricewaterhouseCoopers LLP and Panmure Gordon relating to the profit forecast are also set out in Part 8 of this document.

6. Universal Salvage Share Option Schemes and the RBS Warrant

The terms of the Scheme, if approved by Scheme Shareholders and sanctioned by the Court, will bind all Universal Salvage Shareholders at the Scheme Record Time.

It is proposed to amend the Universal Salvage Articles at the EGM to provide that, if the Scheme becomes effective, any Universal Salvage Shares issued after the Scheme Record Time will automatically after the Scheme becomes effective (and immediately following issue) be transferred to Copart (UK) (or its nominee) in consideration of payment of the Cash Consideration for each Universal Salvage Share so transferred. Consequently, participants in the Universal Salvage Share Option Schemes who would, but for the proposed amendment to the Universal Salvage Articles, receive Universal Salvage Shares on the exercise of share options after the Scheme Record Time will ultimately sell their shares for the same amount as Scheme Shareholders who receive the Cash Consideration under the Scheme.

Further details of these proposals will be set out in the letters to the participants in the Universal Salvage Share Option Schemes.

The holder of the RBS Warrant has confirmed its intention to, conditional on the Scheme becoming effective, waive its entitlement to such warrant with effect from the Effective Date in consideration for the payment to it of an amount equal to 200 pence in cash for each Universal Salvage Share to which it would be entitled on exercise of the RBS Warrant less an amount equal to the aggregate exercise price that would be payable on exercise of the RBS Warrant.

7. Implementation and Confidentiality Agreements

On 4 April 2007 Copart, Copart (UK) and Universal Salvage entered into the Implementation Agreement which sets out the arrangements for the implementation of the Scheme and governs their relationship in relation to the acquisition of Universal Salvage by Copart (UK) until the Scheme becomes effective. Among other things, the Implementation Agreement provides that:

(i) Universal Salvage, subject to the City Code and to Universal Salvage Directors’ fiduciary duties, agrees to:

(a) carry on its business in the manner in which it was carried on prior to the date of the Implementation Agreement;

(b) not take any action which would amount to an action requiring the approval of the Universal Salvage Shareholders in general meeting under Rule 21.1 of the City Code;

(c) not do certain things without the prior written consent of Copart or take any action prejudicial to the outcome of the Scheme;

(ii) the parties agree:

(a) to consult with each other as to the form and content of all documents required in connection with the implementation of the Scheme;

(b) so far as it is within their control to satisfy or procure the satisfaction of the Conditions as promptly as reasonably practicable;

(c) to take into account all reasonable comments from each party and their advisers in drafting all documents required to implement the Scheme; and

(d) that none of the parties will make any announcement without the prior written consent of the others (save as required by law or applicable regulation);

(iii) if a more favourable offer is made for Universal Salvage, Universal Salvage may withdraw from the Scheme;

(iv) implementation of the Scheme is conditional on satisfaction of the Conditions prior to 31 July 2007;

(v) the Implementation Agreement will terminate with immediate effect if:

(a) any required shareholder approval is not obtained; or

(b) any condition of the Scheme becomes incapable of being satisfied and is not waived; or

(c) the Scheme has not become effective by 3.00 p.m. on 31 July 2007; or

(d) if the Scheme lapses or is withdrawn; and

(e) subject to the City Code and any requirement of the Panel, Copart may terminate the Implementation Agreement if Universal Salvage breaches its terms.

A detailed summary of the Implementation Agreement is contained in paragraph 7.2(a) of Part 9 of this document.

On 23 March 2007 Copart and Universal Salvage entered into the Confidentiality Agreement. It was agreed that all information relating to the Universal Salvage Group disclosed by Universal Salvage or acquired in any way by Copart is to be treated by Copart as secret and strictly private and confidential. Universal Salvage agreed not to solicit an alternative offer for Universal Salvage until 31 May 2007 and to notify Copart immediately of any approach by a third party received prior to 31 May 2007. These obligations are subject to the duties and obligations of Universal Salvage and its directors under law, the City Code, the Listing Rules and directors’ fiduciary duties.

Copart agreed not to, and not to induce any other person to, acquire or offer to acquire any interest of any kind in Universal Salvage securities, save with the prior written consent of Universal Salvage, until 23 March 2008 or to announce or take action which would require the announcement of a takeover or other transaction under the City Code.

Copart agreed that it would not solicit, interfere with or endeavour to entice away any executive officer or senior manager of the Universal Salvage Group, among others, until 23 March 2008, unless Universal Salvage ceased to negotiate with Copart regarding the Offer, solicited discussions or negotiations with any other party or the Board decided not to recommend the Scheme.

Universal Salvage agreed to pay to Copart an inducement fee of an amount equal to 1 per cent. of the value of the Offer in the event of any competing offer becoming or being declared unconditional or completing.

A detailed summary of the Confidentiality Agreement is contained in paragraph 7.2(b) of Part 9 of this document.

8. Meetings and Action to be Taken

You will find enclosed with this document:

•  a blue Form of Proxy for use at the Court Meeting;

•  a white Form of Proxy for use at the EGM.

Court Meeting and EGM

Whether or not you intend to attend the Court Meeting and/or the EGM, you are requested to complete and sign the enclosed blue and white Forms of Proxy and return them in accordance with the instructions printed on them. Completed Forms of Proxy should be returned to the Company’s Registrars, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD, as soon as possible and, in any event, so as to be received by the times set out below. For shareholders’ convenience, the address of the Company’s Registrars is printed on the reverse of the Forms of Proxy and the postage is pre-paid from within the UK. You may also submit your proxies via the internet at www.capitaregistrars.com/shareholders using the reference details printed on the Forms of Proxy. Alternatively, if you are a member of CREST, you may be able to use the CREST electronic proxy appointment services. Further details are set out in the Notice of Court Meeting and Notice of EGM. Proxies submitted electronically must be sent as soon as possible, and in any event so as to be received by no later than 10.00 a.m. on 19 May 2007 in the case of the Court Meeting and 10.15 a.m. on 19 May 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). Normal system timings and limitations will apply in connection with CRESTCo. In this regard please refer to your CREST manual.

If the blue Form of Proxy for use at the Court Meeting is not lodged by the time specified above, it may be handed to the chairman of the Court Meeting at the start of the Court Meeting and will still be valid. However, in the case of the white Form of Proxy for the EGM, it will be invalid unless it is lodged with the Company’s Registrars, Capita Registrars, Corporate Actions, at The Proxy Processing Centre, Telford Road, Bicester OX26 4LD, so as to be received no later than 10.15 a.m. on 19 May 2007. The completion and return of the Forms of Proxy will not prevent you from attending and voting in person at the Court Meeting or the EGM, or at any adjournment thereof, if you so wish and are so entitled.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of opinion of the Scheme Shareholders. Therefore, whether or not you intend to attend the Meetings, you are strongly urged to sign and return your Forms of Proxy for both the Court Meeting and the EGM as soon as possible.

Notices convening the Court Meeting and the EGM are set out in Parts 11 and 12 of this document respectively.

If you have any questions relating to this document or the completion and return of the blue and white Forms of Proxy, please contact the Company’s Registrars, Capita Registrars, on 0870 162 3121 or, if telephoning from outside the United Kingdom, on +44 20 8639 2157, Monday to Friday from 9.00 a.m. to 5.00 p.m. Please note that for legal reasons the helpline cannot provide advice on the merits of the Scheme or financial or tax advice.

Details relating to settlement are included in paragraph 16 of Part 2 of this document.

Overseas Shareholders should refer to paragraph 18 of Part 2 of this document.

9. Further Information

Please read carefully the remainder of this document, including the letter from Panmure Gordon, financial adviser to Universal Salvage, set out in Part 2 of this document. Please note that the information contained in this letter is not a substitute for reading the remainder of this document.

10. Recommendation

The Board, which has been so advised by Panmure Gordon, considers the terms of the Offer to be fair and reasonable. In providing advice to the Board, Panmure Gordon has taken into account the commercial assessments of the Board.

Accordingly the Board unanimously recommends that Universal Salvage Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution at the EGM, as they have irrevocably undertaken to do themselves with respect to all their own beneficial holdings amounting to, in aggregate 202,830 Universal Salvage Shares, which represent approximately 0.7 per cent. of the existing issued share capital of Universal Salvage.

Yours sincerely,

/s/ Alexander Foster
Alexander Foster
Chairman

PART 2

EXPLANATORY STATEMENT

PANMURE GORDON (UK) LIMITED
155 Moorgate
London
EC2M 6XB

Registered in England under
number 04913201
Authorised and regulated by the
Financial Services Authority

20 April 2007

To Universal Salvage Shareholders and, for information only, participants in the Universal Salvage Share Option Schemes and the holder of the RBS Warrant.

Dear Shareholder,

RECOMMENDED CASH OFFER FOR UNIVERSAL SALVAGE PLC
BY COPART (UK) LIMITED, A WHOLLY-OWNED SUBSIDIARY OF COPART, INC.

1. Introduction

On 5 April 2007 the boards of Universal Salvage and Copart announced, in accordance with Rule 2.5 of the City Code, that they had reached agreement on the terms of a recommended cash offer by Copart (UK), a wholly-owned subsidiary of Copart, to acquire the entire issued and to be issued share capital of Universal Salvage. The Offer is to be effected by means of a scheme of arrangement under section 425 of the Companies Act involving a reduction of capital under section 135 of the Companies Act. The Scheme requires the approval of the Scheme Shareholders at the Court Meeting and the sanction of the Court. The reduction of capital forming part of the Scheme requires the passing of the Special Resolution by Universal Salvage Shareholders and the subsequent confirmation of the Court.

Your attention is drawn to the letter from Alexander Foster, the Chairman of Universal Salvage, set out in Part 1 of this document, which forms part of this Explanatory Statement. That letter contains, amongst other things, the unanimous recommendation by the Universal Salvage Directors to Universal Salvage Shareholders to vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution at the EGM. That letter also states that the Board, which has been so advised by Panmure Gordon, considers the terms of the Offer to be fair and reasonable. In providing advice to the Board, Panmure Gordon has taken into account the commercial assessments of the Board.

We have been authorised by the Board to write to you to set out the terms of the Scheme and to provide you with other relevant information. Statements made in this letter which refer to the background to the recommendation of the Board and statements which refer to information concerning the business of Universal Salvage reflect the views of the Board.

The terms of the Scheme are set out in full in Part 4 of this document. Your attention is also drawn to the information in the other Parts of this document, which form part of the explanatory statement pursuant to section 426 of the Companies Act.

Scheme Shareholders should read the whole of this document before deciding whether or not to vote in favour of the Scheme and the Special Resolution.

2. Summary of the Offer

In accordance with the terms of the Scheme, all Scheme Shareholders will receive:

for each Scheme Share 200 pence in cash

The Offer represents a premium of approximately:

•  5.3 per cent. to the Universal Salvage share price on 1 February 2007, the last Business Day prior to the commencement of the Initial Offer Period;

•  6.4 per cent. to the Universal Salvage share price on 4 April 2007, the last Business Day prior to the commencement of the Offer Period; and

•  16.2 per cent., 27.7 per cent. and 41.5 per cent. to the average Universal Salvage share price over the one, three and six month periods prior to 1 February 2007, respectively, the last Business Day prior to the commencement of the Initial Offer Period.

The Offer values the whole of the existing issued share capital of Universal Salvage at approximately £57.0 million.

3. Structure of the Offer

(a) Introduction

The Offer will be effected by means of a scheme of arrangement between Universal Salvage and the Scheme Shareholders under section 425 of the Companies Act involving a reduction of capital under section 135 of the Companies Act. The terms of the Scheme are set out in full in Part 4 of this document. The purpose of the Scheme is to provide for Copart and/or Copart (UK) (and/or their nominee(s)) to become the owners of the entire issued and to be issued share capital of Universal Salvage. This is to be achieved by the cancellation of the Scheme Shares held by Scheme Shareholders and the application of the reserve arising from such cancellation in paying up in full the number of New Universal Salvage Shares which have an aggregate nominal value equal to the aggregate nominal value of the Scheme Shares cancelled and issuing the same to Copart and/or Copart (UK) (and/or their nominee(s)). Holders of Scheme Shares will then receive cash on the basis set out in paragraph 2 above.

For the Scheme to become effective, a Special Resolution implementing the Scheme must be passed by Universal Salvage Shareholders at the EGM and the Scheme must be approved by a majority in number of those Scheme Shareholders present and voting either in person or by proxy at the Court Meeting representing 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders.

The Scheme also requires the sanction of the Court, as well as satisfaction or waiver of the other Conditions set out in Part 3 of this document. The Scheme will become effective in accordance with its terms on delivery of an office copy of the Scheme Court Order to the Registrar of Companies. The reduction of capital involved in the Scheme requires the approval of the Special Resolution at the EGM and the subsequent confirmation of the Court. The reduction of capital will take effect on the registration of the Court Order confirming the reduction by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Universal Salvage Shareholders, irrespective of whether or not, being entitled to do so, they attended or voted at the Court Meeting or the EGM.

The last day of dealings in, and for registration of transfers of, Universal Salvage Shares will be 12 June 2007. At 7.30 a.m on 13 June 2007, Universal Salvage Shares will be suspended from the Official List and from the London Stock Exchange’s market for listed securities and the listing of such shares will be cancelled on the Effective Date.

Prior to the Scheme becoming effective, applications will be made to the UKLA for the listing of the Universal Salvage Shares to be cancelled and to the London Stock Exchange for Universal Salvage Shares to cease to be admitted to trading on the London Stock Exchange’s market for listed securities in each case on the Effective Date.

If the Scheme becomes effective, New Universal Salvage Shares will be issued to Copart and/or Copart (UK) (and/or their nominee(s)) fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after 15 June 2007. Universal Salvage will not declare, make or pay any dividends or distributions prior to the Effective Date.

On the Effective Date, share certificates in respect of Universal Salvage Shares will cease to be valid and should be destroyed. In addition, on the Effective Date, entitlements to Universal Salvage Shares held within the CREST system will be cancelled.

(b) The Meetings

Before the Court’s approval can be sought to sanction the Scheme, the Scheme will require approval by the holders of Scheme Shares at the Court Meeting and the passing of the Special Resolution by Universal Salvage Shareholders at the EGM to approve the reduction of capital and other related issues.

Notices of the Court Meeting and the EGM are set out in Parts 11 and 12 of this document respectively. All holders of Scheme Shares and other Universal Salvage Shares whose names appear on the register of members of Universal Salvage at 6.00 p.m. on 19 May 2007 or, if either the Court Meeting or the EGM is adjourned, on the register of members at 6.00 p.m. on the date two days before the date set for the adjourned Meeting, will be entitled to attend and vote at the relevant Meeting in respect of the number of Scheme Shares or Universal Salvage Shares respectively registered in their names at the relevant time, as further described below.

The Court Meeting

The Court Meeting, which has been convened for 10.00 a.m. on 21 May 2007, is being held at the direction of the Court to seek the approval of Scheme Shareholders for the Scheme (with or without modification).

At the Court Meeting, voting will be by way of a poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. The approval required at the Court Meeting is a majority in number of those Scheme Shareholders present and voting, either in person or by proxy, representing 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders. The result of the poll will be posted on Universal Salvage’s website (www.universal-salvage.com).

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder opinion. Therefore, whether or not you intend to attend the Meetings, you are strongly urged to sign and return your Forms of Proxy for both the Court Meeting and EGM as soon as possible.

The Extraordinary General Meeting

The EGM has been convened for 10.15 a.m. on 21 May 2007 (or as soon thereafter as the Court Meeting has been concluded or adjourned), to consider and, if thought fit, pass a special resolution (which requires votes in favour representing at least 75 per cent. of the votes cast) to approve:

(A) the giving of authority to the Directors to take all such action as they may consider necessary or appropriate to give effect to the Scheme;

(B) the reduction of the Company’s share capital equal to the nominal value of the Scheme Shares which are to be cancelled pursuant to the Scheme and the subsequent issue of New Universal Salvage Shares to Copart and/or Copart (UK) (or their nominee(s)) in accordance with the Scheme;

(C) the giving of authority to the Directors pursuant to section 80 of the Companies Act to allot securities in the Company; and

(D) amendments to Universal Salvage’s Articles as described below.

Amendments to Universal Salvage’s Articles

As the Scheme will apply only to Scheme Shares, it is proposed to amend the Universal Salvage Articles at the EGM, as set out in Part 12 of this document, to provide that any Universal Salvage Shares issued after the Scheme Record Time (other than to Copart or Copart (UK) or their nominee(s)) will automatically (subject to the Scheme becoming effective) be transferred to Copart (UK) or its nominee in consideration for 200 pence in cash for each Universal Salvage Share transferred.

It is also proposed that the Universal Salvage Articles be amended to ensure that any Universal Salvage Shares which are issued after the EGM but on or before the Scheme Record Time will be subject to and bound by the Scheme.

Voting on the Special Resolution will be on a show of hands unless a poll is demanded. The Chairman reserves the right to demand that the vote of the Universal Salvage Shareholders will be held by way of a poll and, in such event, each Universal Salvage Shareholder present in person or by proxy will be entitled to one vote for every Universal Salvage Share held.

The blue and white Forms of Proxy should be returned to the Company’s Registrars, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD as soon as possible and, in any event, so as to be received by the times set out below. For shareholders’ convenience, the address of the Company’s Registrar is printed on the reverse of the Forms of Proxy and return postage is pre- paid from within the UK. If a blue Form of Proxy for use at the Court Meeting is not returned by the time specified below, it may be handed to the Chairman of the Court Meeting at the start of the Court Meeting. However, in the case of the EGM, unless the white Form of Proxy is returned by the time specified below it will be invalid. You may also submit your proxies via the internet at www.capitaregistrars.com/shareholders using the reference details printed on the Forms of Proxy. Alternatively, if you are a member of CREST, you may be able to use the CREST electronic proxy appointment services. Further details are set out in the Notice of Court Meeting and Notice of EGM. Proxies submitted electronically must be sent as soon as possible, and in any event so as to be received by no later than

10.00 a.m. on 19 May 2007 in the case of the Court Meeting and 10.15 a.m. on 19 May 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). Normal system timings and limitations will apply in connection with CRESTCo. In this regard please refer to your CREST manual. The completion and return of a Form of Proxy will not prevent you from attending and voting in person at either the Court Meeting or the EGM, or at any adjournment thereof, if you so wish and are so entitled.

(c) Conditions to the Offer

The Conditions to the Offer are set out in full in Part 3 of this document. In summary, the implementation of the Offer is conditional upon:

(i) the Scheme becoming effective by not later than 31 July 2007 or such later date as may be agreed in writing by Universal Salvage, Copart and Copart (UK) (and, if appropriate, as the Court may approve) failing which the Scheme will lapse;

(ii) approval of the Scheme by a majority in number of the Scheme Shareholders representing 75 per cent. or more in value of the Scheme Shares entitled to be present and voting, either in person or by proxy, at the Court Meeting, or at any adjournment thereof;

(iii) the Special Resolution being duly passed by the requisite majority at the EGM or at any adjournment thereof; and

(iv) the sanction of the Scheme with or without modification, on terms acceptable to Universal Salvage, Copart and Copart (UK), and the subsequent confirmation of the reduction of capital therein and the delivery of an office copy of the Scheme Court Order and the minute of such reduction attached thereto and being delivered for registration to the Registrar of Companies by Universal Salvage and being registered by the Registrar of Companies.

The Offer is also conditional upon the other Conditions set out in Part 3 to this document, which are not otherwise summarised in paragraphs (i) to (iv), being satisfied or waived.

(d) Sanction of the Scheme by the Court

Under the Companies Act, the Scheme requires the sanction of the Court and the Reduction of Capital requires the confirmation of the Court. The Scheme Court Hearing is expected to be held on 11 June 2007 and the Reduction Court Hearing is expected to be held on 13 June 2007. Copart and Copart (UK) have confirmed that they will be represented by counsel at the Scheme Court Hearing so as to consent to the Scheme and to undertake to the Court to be bound thereby.

The Scheme will become effective in accordance with its terms on delivery of an office copy of the Scheme Court Order and the Reduction Court Order to the Registrar of Companies and the registration by him of the Reduction Court Order.

If the Scheme becomes effective, it will be binding on all Universal Salvage Shareholders irrespective of whether or not, being entitled to do so, they attended or voted in favour of the Scheme at the Court Meeting or in favour of the Special Resolution at the EGM. If the Scheme does not become effective by 31 July 2007 (or such later date (if any) as Copart, Copart (UK) and Universal Salvage may agree and, if appropriate, the Court may approve) the Scheme will not become effective and the Scheme will not proceed.

(e) Implementation of the Offer by way of a Takeover Offer

At any time before the Scheme becomes effective, or following the withdrawal or lapse of the Scheme, Copart and/or Copart (UK) may elect, subject to the consent of the Panel and with the co-operation of Universal Salvage, to implement the Offer by way of a Takeover Offer in which case additional documents will be despatched to Universal Salvage Shareholders. In such circumstances, Copart or the relevant member of the Copart Group will need to, with the consent of the Panel and the Board, make such alterations to the Conditions and the Offer as are necessary to comply with the provisions of the City Code including those provisions relating to the cash confirmation requirements of Rule 24.7. In the event that the Offer is restructured as a Takeover Offer, Copart has agreed with Universal Salvage that such Takeover Offer will be on identical terms save always that such Takeover Offer may be conditional on receiving at least 50 per cent. acceptances. Provided Panmure Gordon shall have determined that the proposals made by way of the Takeover Offer are on the same terms as or better terms than the Offer, the Directors have agreed (subject to their fiduciary duties) to recommend the offer made under the Takeover Offer to Universal Salvage Shareholders.

4. Irrevocable Undertakings to accept the Offer

In aggregate, Copart has received undertakings to vote in favour of the Scheme (or accept the Takeover Offer if the Offer is to be implemented by way of a Takeover Offer) and the Special Resolution from Universal Salvage Shareholders representing approximately 53.2 per cent. of the existing issued capital of Universal Salvage. Details of these undertakings are as follows:

Directors

The Universal Salvage Directors have given irrevocable undertakings to Copart, irrespective of whether any higher competing bid is made, in respect of all their entire beneficial holdings of Universal Salvage Shares, amounting in aggregate to 202,830 Universal Salvage Shares, representing at the date of this document, in aggregate approximately 0.7 per cent. of Universal Salvage’s existing issued share capital, to vote in favour of the Scheme (or to accept the Takeover Offer in the event of the Offer being restructured as a Takeover Offer) and the Special Resolution as follows:

Universal Salvage Directors:	Number of Universal Salvage Shares:
Alexander Foster	140,500
Avril Palmer-Baunack	9,000
Richard Mead	16,680
Nigel Stead	6,650
Nigel Terry	30,000

Universal Salvage Shareholders

In addition certain Universal Salvage Shareholders have given irrevocable undertakings to Copart, irrespective of whether any higher competing offer is made, in respect of all their holdings of Universal Salvage Shares, amounting to in aggregate 7,622,352 Universal Salvage Shares, representing in aggregate approximately 26.8 per cent. of Universal Salvage’s existing issued share capital, to vote in favour of the Scheme (or to accept the Takeover Offer in the event of the Offer being restructured as a Takeover Offer) and the Special Resolution as follows:

Universal Salvage Shareholders:	Number of Universal Salvage Shares:
Stewart Bassett	2,455,080
Jacqueline Sutton	2,355,080
Clifford Sydney Bassett	2,812,192

Universal Salvage Institutional Shareholders

In addition Copart has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer if the Offer is to be implemented by way of a Takeover Offer) and the Special Resolution from certain institutional shareholders representing approximately 19.5 per cent. of the existing issued capital of Universal Salvage as follows:

Institutional Shareholders:	Number of Universal Salvage Shares:
Artemis Investment Management	3,924,010
Canada Life Assurance	1,638,213

These undertakings will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that such third party’s offer price is at least 10 per cent. greater than the Offer Price.

In addition, Copart has received an irrevocable undertaking to vote in favour of the Scheme (or accept the Takeover Offer, if the Offer is to be implemented by way of a Takeover Offer) and approve the Special Resolution from Impax Asset Management amounting to in aggregate 1,762,000 Universal Salvage Shares representing approximately 6.2 per cent. of the existing issued share capital of Universal Salvage. This undertaking will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that the value of such third party’s offer is higher than the Offer Price.

5. Background to and reasons for the Offer and Copart’s intentions regarding the business of Universal Salvage

Copart is a leading provider of salvage processing services in the United States. Its shares trade on the NASDAQ Market under the ticker symbol of CPRT and as at 19 April 2007 had a market capitalisation of approximately US$2,647.1 million.

The board of Copart believes that the acquisition of Universal Salvage by Copart (UK) will result in Universal Salvage gaining significant business advantages including access to greater working capital, a superior operating model, advanced technological resources and an experienced multi-facility management team. The additional resources that would be available to Universal Salvage as part of a larger international group will enable upgrades to physical facilities and related equipment.

The board of Copart believes that the Enlarged Copart Group’s management information systems will offer benefits for facility operations, auction methodology and interaction with both buyers and suppliers. For instance, Copart auctions vehicles using a technology called Virtual Bidding Second Generation (“VB2”). VB2 is a two-stage bidder process conducted entirely over the internet. The board of Copart believes that this product has proved successful in increasing the sale prices of salvage vehicles by increasing the number of bidders participating in the auction process.

Upon the Scheme becoming effective, Copart intends to continue the growth of Universal Salvage’s business through the development of its existing operations and integration with Copart operations and systems where appropriate. Copart currently has no intention of changing the principal locations of Universal Salvage’s business and has no current plans for the redeployment of Universal Salvage’s fixed assets.

6. Information on Universal Salvage

Universal Salvage is a leading vehicle service provider to the United Kingdom motor insurance and automotive industries. Universal Salvage’s main trading subsidiary, Userve Limited, was formed in 1968. Universal Salvage was formed in 1979 and its shares were admitted to trading on the Official List of the London Stock Exchange plc in 1995. The Directors believe that it is now one of the largest salvage services companies in Europe.

Universal Salvage manages the collection and disposal of vehicles for a broad range of clients. The Universal Salvage Group handles a wide range of vehicles, including accident-damaged cars, commercial vehicles, motor cycles, and low-value vehicles sold on a fee basis, End-of-Life vehicles, and abandoned and tax default vehicles. It sells most of these vehicles at auctions (in-door, out-door and on the internet) and recycles the remaining vehicles through its authorised recycling facilities.

Universal Salvage’s clients include motor insurers, major car retailers, motor manufacturers, local and public authorities, individuals, and fleet intermediaries and operators. The Universal Salvage Group operates in three business segments: salvage vehicles, sourced from insurance companies, accident management companies, fleet operators and motor manufacturers; non-salvage fee based vehicles, sourced from dealerships, finance houses and other vehicle retailers; and End-of-Life vehicles, sourced from local and public authorities and members of the public.

Universal Salvage has branches nationwide and approximately 330 employees. It also offers:

•  a fleet of over 100 transporters and recovery vehicles;

•  130 acres of secure storage facilities;

•  the UK salvage industry’s most sophisticated IT infrastructure, in the opinion of the Directors;

•  a dedicated in-house contact centre; and

•  sites compliant with the standards set by Annex I of the European End-of-Life Directive for storage and disposal of End-of-Life vehicles.

For the 52 weeks ended 29 April 2006, Universal Salvage reported revenue in accordance with IFRS of £56.4 million (2005: £49.7 million), profit before taxation of £0.2 million (2005: £1.1 million loss) and operating profit of £0.7 million (2005: £0.1 million loss).

For the 26 weeks ended 28 October 2006, Universal Salvage reported revenue in accordance with IFRS of £32.6 million (2005: £25.4 million), profit before taxation of £0.9 million (2005: £0.7 million loss) and operating profit of £1.2 million (2005: £0.5 million loss).

Further information on the Universal Salvage Group is set out in Part 5 of this document.

7. Information on Copart

Copart is a corporation organised under the laws of the State of California, USA, with its principal office at 4665 Business Center Drive, Fairfield CA 94534, USA. Copart (UK) is a private company limited by shares incorporated in England with registered number 6200876 having its registered office at 110 Cannon Street, London EC4N 6AR.

Copart is a leading provider of salvage vehicle sales services in the United States. It was incorporated as a California corporation in 1982 and became listed on the NASDAQ Market in 1994.

Copart provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through its VB2 Internet auction-style sales technology.

Copart principally sells to licensed vehicle dismantlers, rebuilders, repair licensees, used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. Copart offers vehicle suppliers a full range of services that expedite each stage of the salvage vehicle sales process and minimize administrative and processing costs. Copart generates revenues primarily from fees paid by vehicle suppliers and vehicle buyers as well as related fees for services such as towing and storage.

Copart has grown its salvage vehicle sales business through a combination of acquisitions and the development of new facilities and also by increasing its buyer base and implementing additional value-added services for both buyers and suppliers. Copart currently operates 124 salvage yards in the United States and Canada.

For the financial year ended 31 July 2006, Copart’s revenues as reported in accordance with US GAAP were approximately $528.6 million (approximately £263.6 million), its net income was approximately $96.9 million (approximately £48.3 million) and its income from continuing operations was approximately $112.7 million (approximately £56.2 million).

For the three months ended 31 October 2006, Copart’s revenues as reported in accordance with US GAAP were approximately $132.1 million (approximately £65.9 million) and its net income was approximately $30.3 million (approximately £15.1 million).

For the three months ended 31 January 2007, Copart’s revenues as reported in accordance with US GAAP were approximately $128.9 million (approximately £64.3 million) and its net income was approximately $30.3 million (approximately £15.1 million).

The board of Copart believe that Copart offers one of the highest levels of service in the salvage vehicle sales and auction industry and has established a leading market position in North America by:

•  providing coverage that facilitates supplier access to buyers around the world, reducing towing and third-party storage expenses, offering a local presence for vehicle inspection stations, and providing prompt response to catastrophes and natural disasters by specially-trained teams;

•  providing a comprehensive range of customer services that include merchandising services, efficient title processing, timely pick-up and delivery of vehicles and internet sales;

•  establishing and efficiently integrating new facilities and acquisitions;

•  increasing the number of bidders that can participate at each sale through the ease and convenience of internet bidding;

•  applying technology to enhance operating efficiency through internet bidding, web-based order processing, salvage value quotes, electronic communication with buyers and sellers, vehicle imaging and an electronic used vehicle parts locator service; and

•  providing the venue for insurance customers through its virtual insured exchange product to enter a vehicle into a live virtual sale to establish its true value, thereby allowing the insurance customer to avoid dealing with estimated values when negotiating with owners who wish to retain their damaged vehicles.

As of 31 July 2006, Copart had 2,133 full-time employees, of whom 282 were engaged in general and administrative functions and 1,851 were engaged in yard operations. Copart is not currently subject to any collective bargaining agreements.

Copart’s growth strategy is to increase its revenues, operating profit and market share in the vehicle sales industry by, among other things (i) acquiring and developing new salvage vehicle storage facilities in key markets, (ii) pursuing national and regional vehicle supply agreements in the US, (iii) expanding its service offerings to suppliers and buyers and (iv) expanding the application of VB2 into new markets.

8. Financial information relating to Universal Salvage and Copart

The financial information on Universal Salvage, included in Part 5 of this document was prepared under IFRS for the 52 weeks ended 29 April 2006 and 30 April 2005 as set out in Section 1, prepared under UK GAAP for the 52 weeks ended 30 April 2005 and 1 May 2004 as set out in Section 2, and prepared under IFRS for the 26 weeks ended 28 October 2006 as set out in Section 3.

The financial information on Copart, as included in Part 6 of this document, was prepared under US GAAP.

9. Universal Salvage Profit Forecast

A trading update provided to the market by Universal Salvage on 22 February 2007 contained the following statement:

“Universal Salvage plc (‘Universal’), the vehicle salvage and auction services group, is pleased to report that trading since Christmas has exceeded expectations, with both pricing at auctions and scrap pricing remaining firm. As a result, the Directors expect that the profit before tax for the year to 28 April 2007 will be slightly above the upper end of the range of market expectations.”

The above statement represents a profit forecast for the purposes of the City Code. At that time, the Directors understood market expectations of Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007 to be in the range £2.0 million to £2.4 million, based on equity research published by several brokers covering Universal Salvage.

The Directors have considered this statement and also the current brokers’ forecasts for Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007, which they understand to be in the range of £2.5 million to £2.7 million. The Directors believe that Universal Salvage will achieve profit before tax for the 52 weeks ending 28 April 2007 of not less than £2.7 million, not taking into account any costs relating to the Offer.

The bases and assumptions of this profit forecast statement are set out in Part 8 of this document. Letters from PricewaterhouseCoopers LLP and Panmure Gordon relating to the profit forecast are also set out in Part 8 of this document.

10. Financing of the Offer

The Offer will be financed by cash from Copart’s existing cash resources.

Copart will also refinance the existing Universal Salvage indebtedness, which was approximately £2.2 million as at 28 October 2006.

Copart believes that the Offer will not materially and adversely affect its current financial condition.

Investec, financial adviser to Copart and Copart (UK), is satisfied that the necessary financial resources are available to Copart and Copart (UK) to enable them to satisfy the full acceptance of the Offer.

11. Management and Employees

Copart confirms that following the Scheme becoming effective it has no intention of changing the existing employment rights or terms and conditions of employment of the employees of Universal Salvage.

Copart also confirms that, following the Scheme becoming effective, it has no intention to make detrimental changes to the benefits provided under the Universal Salvage pension schemes and Universal Salvage’s pension obligations will be complied with.

The Non-Executive Directors have undertaken to resign from the Board at the request of Copart upon the Scheme becoming effective and on the basis that they will be paid all outstanding fees and be reimbursed for all outstanding expenses and will receive a sum equal to three month’s fees (gross) in lieu of notice.

The Directors take comfort from the confirmations, which are referred to above, provided to them by Copart, that Copart has no current plans to alter the existing arrangements with employees or to change the principal locations of Universal Salvage’s business and the Directors, following their discussions with Copart, have no reason to believe that Copart’s intentions would prejudice Universal Salvage’s employees.

Universal Salvage is led by a management team that have demonstrated credibility and expertise by leading the revival of the Company since 2005. Copart intends, subject to the Scheme becoming effective, to continue working with this team with a view to delivering its strategy for the business.

12. The Directors and the effect of the Offer on their interests

Details of the interests of the Directors in the share capital of Universal Salvage, particulars of the service contracts (including termination provisions), letters of appointment and material interests of the Directors are set out in Part 9 of this document.

The Universal Salvage Directors have given undertakings to Copart and Copart (UK), irrespective of whether any higher competing bid is made, in respect of all their own beneficial holdings of Universal Salvage Shares, amounting to in aggregate 202,830 Universal Salvage Shares, representing in aggregate approximately 0.7 per cent. of Universal Salvage’s existing issued share capital, to vote in favour of the Scheme (or to accept the Takeover Offer in the event of the Offer being restructured as a Takeover Offer) and the Special Resolution.

Save as set out above, in paragraph 11 above and in Part 9 of this document, the effect of the Offer on the interests of the Universal Salvage Directors does not differ from its effect on the like interests of any other person.

13. Inducement Fee

Universal Salvage has agreed to pay to Copart a fee of an amount equal to 1 per cent. of the value of the Offer (inclusive of VAT, except to the extent such VAT is recoverable by the Company) in the event of a competing offer being received from a third party and such competing offer becoming or being declared unconditional in all respects or otherwise completing in accordance with its terms.

Details of the inducement fee, the terms of which are contained in the Confidentiality Agreement, are set out in paragraph 7.2(b) of Part 9 of this document.

14. Universal Salvage Share Option Schemes and the RBS Warrant

The terms of the Scheme, if approved by Scheme Shareholders and sanctioned by the Court, will bind all Universal Salvage Shareholders at the Scheme Record Time.

It is proposed to amend the Universal Salvage Articles at the EGM to provide that, if the Scheme becomes effective, any Universal Salvage Shares issued after the Scheme Record Time will automatically after the Scheme becomes effective (and immediately following issue) be transferred to Copart (UK) (or its nominee) in consideration of payment of the Cash Consideration for each Universal Salvage Share so transferred. Consequently, participants in the Universal Salvage Share Option Schemes who receive Universal Salvage Shares on the exercise of share options after the Scheme Record Time will ultimately sell their shares for the same amount as Scheme Shareholders who receive the Cash Consideration under the Scheme.

The implications of the Scheme for share options and awards granted and outstanding under the Universal Salvage Share Option Schemes are summarised in paragraph 6 of Part 9 of this document.

Explanatory letters will shortly be sent to the participants in the Universal Salvage Share Option Schemes explaining the effect of the Scheme on their share options and awards and the courses of action available to them.

The holder of the RBS Warrant has confirmed its intention to, conditional on the Scheme becoming effective, waive its entitlement to such warrant with effect from the Effective Date in consideration for the payment to it of an amount equal to 200 pence in cash for each Universal Salvage Share to which it would be entitled on exercise of the RBS Warrant less an amount equal to the aggregate exercise price that would be payable on exercise of the RBS Warrant.

15. Suspension and Delisting of Universal Salvage Shares

The London Stock Exchange and the FSA will be requested to suspend trading in Universal Salvage Shares on the London Stock Exchange’s market for listed securities with effect from 7.30 a.m. on 13 June 2007. The London Stock Exchange and the FSA will be requested to cancel trading in Universal Salvage Shares on the London Stock Exchange’s market for listed securities and to delist the Universal Salvage Shares from the Official List with effect from the Effective Date. The last day of dealings in Universal Salvage Shares on the London Stock Exchange will be 12 June 2007 and no transfers of Universal Salvage Shares will be registered after close of business on that date.

It is expected that, after the Universal Salvage Shares have been de-listed, Universal Salvage will be re-registered as a private company.

16. Settlement

Subject to the Scheme becoming effective and except with the consent of the Panel, settlement of the consideration to which any Scheme Shareholder is entitled under the Scheme will be implemented in full, in the manner set out below, free of any liens, rights of set off, counterclaims or other analogous rights to which Copart may otherwise be, or claim to be, entitled against such Scheme Shareholder.

It should be noted that all documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.

(a) Payment of Cash Consideration where Scheme Shares are held in uncertificated form in CREST

As soon as possible after the Effective Date and in any event no later than 14 days after the Effective Date, those Scheme Shareholders who hold Scheme Shares within CREST will receive the Cash Consideration to which they are entitled through CREST. Copart or Copart (UK) will procure the creation of a CREST payment obligation in favour of the appropriate CREST account through which the relevant Scheme Shareholder holds its uncertificated Scheme Shares in respect of the Cash Consideration due to him/her.

As from the Effective Date, Scheme Shares held within CREST will be cancelled.

Copart and/or Copart (UK) reserve the right to pay all or any part of the Cash Consideration to all or any Scheme Shareholders who hold Scheme Shares in uncertificated form at the Scheme Record Time in the manner referred to in paragraph (b) below if, for any reasons, it wishes to do so.

(b) Payment of Cash Consideration where Scheme Shares are held in certificated form

As soon as possible after the Effective Date and in any event no later than 14 days after the Effective Date, those Scheme Shareholders who hold Scheme Shares in certificated form will be sent cheques drawn in sterling on the branch of a UK clearing bank for the Cash Consideration due under the Scheme in respect of Scheme Shares held, by first class post (or by such other method as may be approved by the Panel). Payments made by cheque will be payable to the holders of Scheme Shares concerned (or, in the case of joint holders to the holder whose name stands first in the register of members of Universal Salvage in respect of such holdings). Cheques will be despatched to the address appearing on the register of members of Universal Salvage (or, in the case of joint holders, to the address of the joint holder whose name stands first in the register in respect of such holdings).

On the Effective Date the certificates for the Universal Salvage Shares will cease to be valid and should be destroyed on receipt of the consideration to which the holder is entitled.

(c) Mandates

Mandates in force at the Effective Date relating to the payment of dividends and other instructions given by Universal Salvage Shareholders in respect of their Universal Salvage Shares will be deemed to be revoked as from the Effective Date.

17. UK Taxation

The following paragraphs are intended as a general guide only to current United Kingdom tax legislation and to what is understood to be the current practice of HMRC. They assume, save where specifically mentioned, that the relevant Scheme Shareholder is resident and, if an individual, ordinarily resident in the UK for UK taxation purposes and is not a share dealer or charity or other person with special tax status or claiming special tax reliefs or treatment. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

(a) Taxation of Chargeable Gains

Scheme Shareholders who are UK resident companies may be entitled to an exemption from chargeable gains under Schedule 7AC Taxation of Chargeable Gains Act 1992. Other corporate shareholders and individual shareholders who are resident in the UK for tax purposes are likely to have a corporation tax or capital gains tax charge (or allowable loss). The existence and amounts of such charge (or loss) will depend on the circumstances of the Scheme Shareholder and exemptions or reliefs that are available.

To the extent that a Scheme Shareholder receives cash as consideration under the Scheme, that Scheme Shareholder will generally be treated as having made a disposal of that Scheme Shareholder’s Universal Salvage Shares. Such a disposal may, depending upon the Scheme Shareholder’s personal circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains.

(b) Stamp Duty and Stamp Duty Reserve Tax (SDRT)

No UK stamp duty or SDRT will be payable by Universal Salvage Shareholders as a result of accepting the Offers.

18. Overseas Shareholders

The availability of the Offer and the Scheme to persons resident in, or citizens of, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. It is the responsibility of each of the Overseas Shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental exchange control or other consents which may be required or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law, the City Code and the Listing Rules and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside England.

19. Action to be taken

Your attention is drawn to page 4 of this document and to paragraph 8 of the letter from the Chairman of Universal Salvage set out in Part 1 of this document which explains the action you should take in relation to the Offer and the Scheme.

20. Further information

The terms of the Scheme are set out in full in Part 4 of this document. Your attention is also drawn to the further information contained in this document which forms part of the explanatory statement pursuant to section 426 of the Companies Act. In particular, your attention is drawn to the conditions to the implementation of the Scheme and the Offer in Part 3, the financial information on Universal Salvage in Part 5, the financial information on Copart and Copart (UK) in Part 6 and Part 7 and the Additional Information set out in Part 9 of this document.

Yours faithfully

/s/ Hugh Morgan
Hugh Morgan
Executive Director

For and on behalf of
Panmure Gordon (UK) Limited

PART 3

CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND THE OFFER

1. The Offer, if it is implemented by way of the Scheme, will be conditional upon the Scheme becoming unconditional and effective, subject to the City Code, by not later than 31 July 2007 or such later date as Copart, Copart (UK), Universal Salvage and the Court may agree in writing.

Subject to the requirements of the Panel, implementation of the Scheme will be conditional upon the following matters and accordingly the necessary action to make the Scheme effective will not be taken unless the following conditions are satisfied or waived by Copart at or prior to the Scheme Court Hearing Date:

(a) approval by a majority in number representing three fourths or more in value of the holders of Scheme Shares, present and voting, either in person or by proxy, at the Court Meeting;

(b) the resolution required to implement the Scheme set out in the notice of Extraordinary General Meeting, being passed at the Extraordinary General Meeting; and

(c) the sanction of the Scheme with or without modification, on terms acceptable to Universal Salvage, Copart and Copart (UK) and the subsequent confirmation of the Reduction of Capital by the Court, and the delivery of an office copy of the Scheme Court Order and the Reduction Court Order being delivered for registration to the Registrar of Companies by Universal Salvage and being registered by the Registrar of Companies.

1.2 Universal Salvage and Copart have agreed that, subject as stated in paragraph 1.3 below, the Offer is also conditional upon the following matters in this paragraph 1.2 and, accordingly, the necessary action to make the Scheme effective will not be taken unless the following conditions are satisfied or waived, as referred to below at or prior to the Scheme being sanctioned by the Court:

(a) save as disclosed in the announcement of its interim results for the 26 weeks ended 28 October 2006 or Universal Salvage’s report and accounts for the 52 weeks ended 29 April 2006, or as publicly announced by Universal Salvage by the delivery of an announcement to a Regulatory Information Service prior to 5 April 2007, or as contained or set out in the documents made available to Copart in the data room maintained at Hammonds, 7 Devonshire Square, Cutlers Gardens, London, EC2M 4YH from 26 March 2007 to 3 April 2007, or as fairly disclosed in writing by Universal Salvage to Copart prior to 5 April 2007 (such public announcements, disclosures or information being referred to in these terms and conditions as being “revealed”), there being no provision of any agreement, authorisation, arrangement, franchise, consent, lease, licence, permit or other instrument to which any member of the Universal Salvage Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which as a result of the Offer or because of a change in the control or management of any member of the Universal Salvage Group or otherwise, is or is reasonably likely to result (in any case to an extent which is materially adverse in the context of the Universal Salvage Group taken as a whole) in:

(i) any monies borrowed by, or any other indebtedness, actual or contingent, of or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than its stated maturity date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn, prohibited or inhibited or becoming capable of being withdrawn, prohibited or inhibited;

(ii) any such agreement, authorisation, arrangement, franchise, consent, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being or becoming capable of being terminated or adversely modified or affected or any onerous obligation arising or any materially adverse action being taken or arising or any obligation or liability arising thereunder;

(iii) the rights, liabilities, obligations, interests or business of any such member in or with any other person, firm, company or body (or any arrangements or agreements relating to such rights, liabilities, obligations, interests or business) being terminated, modified or adversely affected;

(iv) any material assets or interests of, or any asset the use of which is enjoyed by, any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(v) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or security (whenever created, arising or having arisen) becoming enforceable or being enforced;

(vi) the value of the financial or trading position of any member of the Universal Salvage Group being materially prejudiced or adversely affected;

(vii) any liability of any member of the Universal Salvage Group to make any severance, termination, bonus or other payment of any of its officers or other senior executives; or

(viii) any such member ceasing to be able to carry on business under any name under which it presently does.

(b) no government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative or investigative body or authority (including, without limitation, any national anti-trust or merger control authority), court, trade agency, professional body, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party” and all collectively “Third Parties”) having instituted, implemented or threatened (in writing and addressed to a member of the Universal Salvage Group), or having decided to institute, implement or threaten (in writing and addressed to a member of the Universal Salvage Group), any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, order or decision or taken any steps which is reasonably likely to (in any case to an extent which is materially adverse in the context of the Universal Salvage Group taken as a whole), as the case may be:

(i) make the Offer or its implementation or the change of control of Universal Salvage void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, challenge, frustrate, delay or interfere with the same, or impose additional material conditions or obligations with respect thereto, or otherwise require material amendment to the terms of the Offer (including, without limitation, taking any steps which would result in Copart being required to dispose of all or some of its Universal Salvage Shares or restrict the ability of Copart to exercise voting rights in respect of some or all of such Universal Salvage Shares);

(ii) require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by Copart or by any member of the Universal Salvage Group of all or any material portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or to own any of their respective assets or property (or any part thereof) to an extent which is material to Copart or in the context of the Universal Salvage Group taken as a whole, respectively;

(iii) impose any limitation on, or result in a delay in, the ability of Copart or any member of the Universal Salvage Group directly or indirectly to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Universal Salvage Group or to exercise management control over any such member;

(iv) otherwise adversely affect in any material respect any or all of the businesses, assets, profits financial or trading position of or prospects of any member of the Universal Salvage Group;

(v) result in any member of the Universal Salvage Group ceasing to be able to carry on business or impose any limitation on the ability of Copart or any member of the Universal Salvage Group to integrate or co-ordinate its business, or any part of it, with the business of any member of the Universal Salvage Group or Copart;

(vi) save pursuant to the Offer, require Copart or any member of the Universal Salvage Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Universal Salvage Group owned by any Third Party;

and all applicable waiting and other time periods during which any such third party could decide to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference under the laws of any relevant jurisdiction or enact any such statute, regulation, order or decision or take any steps having expired, lapsed or been terminated;

(c) all material authorisations, orders, recognitions, grants, determinations, consents, licences, confirmations, clearances, certificates, permissions and approvals (each an “Authorisation”) which are necessary or considered appropriate by Copart (Copart acting reasonably in considering whether any such Authorisation is appropriate) in any relevant jurisdiction for or in respect of the Offer (including, without limitation, its implementation) or the carrying on by any member of the Universal Salvage Group of its business having been obtained, in terms and in a form reasonably satisfactory to Copart for all appropriate third parties or from any persons or bodies with whom any member of the Universal Salvage Group has entered into contractual arrangements, in each case where the absence of such Authorisation from such a person might have a material adverse effect on the Universal Salvage Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, withdraw, withhold, suspend, restrict, modify, amend or not to renew any of the same;

(d) save as revealed:

(i) (save as between Universal Salvage and wholly-owned subsidiaries of Universal Salvage, or for options granted or the RBS Warrant, or on the exercise of rights to subscribe for Universal Salvage Shares pursuant to the exercise of options granted or the exercise of rights under the Universal Salvage Share Option Schemes on or prior to the date hereof or for the issue of any Universal Salvage Shares pursuant to the Scheme), issued, agreed to issue, authorised or proposed the issue or grant of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities or redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any part of its share capital;

(ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Universal Salvage or wholly-owned subsidiaries of Universal Salvage;

(iii) (save for transactions between Universal Salvage and wholly-owned subsidiaries of Universal Salvage) merged with or demerged any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any rights, title or interest in any asset (including shares and trade investments), or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or the creation of any security interest over the same (other than in the ordinary course of business);

(iv) (save as between Universal Salvage and wholly-owned subsidiaries of Universal Salvage) made, authorised or proposed, or announced an intention to propose, any change in its share or loan capital including the purchase of any of its own shares;

(v) issued, authorised or proposed the issue of or made any change in or to any debentures or incurred or increased any indebtedness or become subject to a liability (actual or contingent) which in any case is outside the ordinary course of business and material in the context of the Universal Salvage Group taken as a whole;

(vi) entered into, implemented, effected, varied, authorised or proposed or announced its intention to enter into or vary any contract, reconstruction, amalgamation, scheme, commitment, merger, demerger or other transaction or arrangement or waived or compromised any claim in respect of itself or another member of the Universal Salvage Group, in each case otherwise than in the ordinary course of business, which in any case is material in the context of the Universal Salvage Group taken as a whole;

(vii) terminated or varied the terms of any agreement or arrangement between any member of the Universal Salvage Group and any other person in a manner which is reasonably likely to have a material adverse effect on the financial position of the Universal Salvage Group taken as a whole;

(viii) proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Universal Salvage Group which, taken as a whole, are material in the context of the Universal Salvage Group taken as a whole;

(ix) entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A) differs to any extent material in the context of the particular agreement, transaction, arrangement or commitment from the terms set out in draft agreements or revealed heads of agreement relevant to such agreement, transaction, arrangement or commitment; or

(B) is other than in the ordinary course of business and which in any such case is material in the context of the Universal Salvage Group taken as a whole;

(x) entered into or changed the terms of any contract, agreement or arrangement with any director or senior executives of any member of the Universal Salvage Group which is (or in a market which is) material in the context of the whole of the Universal Salvage Group taken as a whole;

(xi) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it in writing or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of all or any material part of its assets and revenues or any analogous or equivalent steps or proceedings in or under the laws of any jurisdiction having occurred or there having been appointed any analogous person in any jurisdiction which in any case is material in the context of the Universal Salvage Group taken as a whole;

(xii) been unable, or admitted in writing that it is unable, to pay its debts generally or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any case which is or would be material in the context of the Universal Salvage Group taken as a whole;

(xiii) made any material alteration to its memorandum or articles of association or other incorporation documents (other than pursuant to the Scheme);

(xiv) entered into any agreement, contract, commitment or arrangement which consents to or results in the restriction of the scope of the business of any member of the Universal Salvage Group and which, in any such case, is material in the context of the Universal Salvage Group;

(xv) made or agreed or consented to any significant change to the terms of the trust deeds constituting pension schemes established for its directors and/or employees or their dependents or to the benefits which accrue or to the pensions which are payable thereunder or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a corporation which would be material in the context of the Universal Salvage Group taken as a whole;

(xvi) entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) to enter into any agreement, commitment or arrangement or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (d);

(e) save as revealed and to the extent material in any case in the context of the Universal Salvage Group taken as a whole:

(i) no material or adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Universal Salvage Group taken as a whole;

(ii) no claim being made, and no circumstance having arisen which is likely to lead to a claim being made, under the insurance of any member of the Universal Salvage Group which is or might have a material adverse effect on the Universal Salvage Group;

(iii) no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings or investigation having been instituted, announced, implemented or threatened in writing by or against or remaining outstanding against any member of the Universal Salvage Group or to which any member of the Universal Salvage Group is or is likely to become a party (whether as plaintiff, defendant or otherwise);

(iv) no contingent or other liability of any member of the Universal Salvage Group having arisen or become apparent or increased which in any such case is or might reasonably be expected materially or adversely to affect any member of the Universal Salvage Group;

(v) (other than as a result of the Offer) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Universal Salvage Group which in any such case is or might be material and adverse in the context of the Universal Salvage Group taken as a whole;

(f) except as fairly disclosed in writing by Universal Salvage to Copart in each case prior to 5 April 2007 Copart not having discovered that any financial or business or other information publicly announced at any time by or on behalf of any member of the Universal Salvage Group is misleading or contains a misrepresentation of any fact or omits to state a fact necessary to make the information contained therein not misleading (and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise fairly in writing to Copart) in each case to an extent that the effect of the inaccuracy or misrepresentation of fact or omission is material in the context of the Offer;

(g) except as revealed or fairly disclosed in writing by Universal Salvage to Copart in each case prior to 5 April 2007 and to the extent material in any case in the context of the Universal Salvage Group taken as a whole:

(i) any past or present member of the Universal Salvage Group has not received any notice from a Third Party to the effect that it has not complied with all applicable legislation or regulations of any applicable jurisdiction, all obligations in permits with regard to, and all contractual provisions relating to, the protection of the environment including relating to the storage, carriage, disposal, discharge, spillage or leak of waste or disposal or emission of any hazardous substance or any substance likely to impair the environment or harm human health which non-compliance would be likely to give rise to any material liability or cost (whether actual or contingent) on the part of any member of the Universal Salvage Group or Copart;

(ii) any past or present member of the Universal Salvage Group has not received any notice from a Third Party that there is or is likely to be any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Universal Salvage Group under any environmental legislation, regulation, notice or circular or under any Third Party in any jurisdiction and which is material in the context of the Universal Salvage Group taken as a whole.

1.3 Other terms of the Offer

Copart will reserve the right to waive, in whole or in part, all or any of the above conditions except condition 1.1.

Subject to the requirements of the Panel, the Scheme will not become effective and the Offer will not be completed unless the conditions set out above are fulfilled or satisfied or (if capable of waiver) waived by Copart or, where appropriate, have been determined by Copart in its reasonable opinion to be or to remain satisfied by the Scheme Court Hearing Date or such date as Universal Salvage and Copart may agree and the Court may approve.

Each of conditions 1.2 (a) to (g) shall be regarded as a separate condition and shall not be limited by reference to any other condition.

If Copart is required by the Panel to make an offer for Universal Salvage Shares under the provisions of Rule 9 of the Code, Copart may make such alterations to the conditions as are necessary to comply with the provisions of that Rule, including (without limitation) an acceptance condition of more than 50 per cent. of the Universal Salvage Shares to which the Takeover Offer relates.

If Copart elects to implement the Offer by making a Takeover Offer for Universal Salvage instead of or in substitution for the Scheme, Copart may, with the consent of the Panel, make such alterations to the conditions as are necessary to comply with the provisions of the Code.

The Offer and the Scheme will be governed by English law. The City Code applies to the Offer.

PART 4

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE                                                                                                           No.  2695 of 2007
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF UNIVERSAL SALVAGE PLC
and
IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT
(under Section 425 of the Companies Act 1985)
between
UNIVERSAL SALVAGE PLC
and
THE HOLDERS OF SCHEME SHARES
(as hereinafter defined)

PRELIMINARY

(A) In this Scheme the following expressions have the meanings stated, unless they are inconsistent with the subject or context:

“Business Day”

a day (excluding Saturday, Sundays and UK public holidays) on which banks are generally open for business in the City of London;

“Cash Consideration”

the cash consideration payable by Copart for the cancellation of the Scheme Shares under clause 3 of this Scheme;

“Companies Act”

the Companies Act 1985, as amended;

“Court”

the High Court of Justice in England and Wales;

“Court Meeting”

the meeting of the Scheme Shareholders (and any adjournment thereof) convened pursuant to an order of the Court under section 425 of the Companies Act, to be held at 10 a.m. on 21 May 2007, for the purpose of considering and, if thought fit, approving this Scheme (with or without amendment);

“Copart”

Copart, Inc., a corporation organised under the laws of the State of California USA;

“Copart (UK)

Copart (UK) Limited, a private company incorporated in England and Wales with registered number 6200876 being a wholly owned subsidiary of Copart;

“CREST”

the relevant system (as defined in the Regulations) operated by CRESTCo;

“CRESTCo”

CRESTCo Limited;

“CREST Manual”

the CREST Manual published by CRESTCo;

“Effective Date”

the date on which this Scheme becomes effective pursuant to clause 5.1 of this Scheme;

“EGM” or
“Extraordinary General Meeting”

the extraordinary general meeting of Universal Salvage Shareholders (and any adjournment thereof) convened in connection with the Scheme and to be held at 10.15 a.m. on 21 May 2007 (or as soon thereafter as the Court Meeting has been concluded or adjourned);

“Holder”

a registered holder including a person entitled by transmission;

“New Universal Salvage Shares”

the new ordinary shares of 10 pence each in the capital of Universal Salvage to be issued in accordance with clause 1.2.2 of this Scheme;

“Reduction Court Hearing”

the hearing by the Court of the petition to confirm the Reduction of Capital and to grant the Reduction Court Order;

“Reduction Court Order”

the order of the Court confirming the Reduction of Capital under section 137 of the Companies Act;

“Reduction of Capital”

the reduction of the share capital of Universal Salvage associated with the cancellation and extinguishing of the Scheme Shares provided for by this Scheme under section 135 of the Companies Act;

“Regulations”

the Uncertificated Securities Regulations 2001 (SI 2001 No.3755);

“RTGS payments mechanism”

the real time gross settlement payments mechanism as more particularly described in the CREST Manual;

“Scheme”

this scheme of arrangement under section 425 of the Companies Act between Universal Salvage and the Scheme Shareholders in its present form or with or subject to any modification, addition or condition agreed between Universal Salvage, Copart and Copart (UK) and approved or imposed by the Court;

“Scheme Circular”

the circular to Universal Salvage Shareholders and others of which this Scheme forms part;

“Scheme Court Hearing”

the hearing by the Court of the petition to sanction this Scheme and grant the Scheme Court Order;

“Scheme Court Order”

the Order of the Court sanctioning the Scheme under section 425 of the Companies Act;

“Scheme Record Time”

6.00 p.m. on the day which is two Business Days prior to the Reduction Court Hearing;

“Scheme Shares”

Universal Salvage Shares:

(i) in issue at the date of this document;

(ii) (if any) issued after the date of this document and prior to the Voting Record Time; and

(iii) (if any) issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original Holder or any subsequent Holder thereof shall be bound by this Scheme or in respect of which the Holder thereof shall have agreed in writing to be bound by this Scheme, save in each case for any Universal Salvage Share(s) registered in the name of Copart or Copart (UK);

“uncertificated” or “uncertificated form”

in relation to a share or other security, title to which is recorded on the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“Universal Salvage”

Universal Salvage plc, a public limited company incorporated in England and Wales under registered number 1464832;

“Universal Salvage Shareholders”

holders of Universal Salvage Shares;

“Universal Salvage Shares”

ordinary shares of 10p each in the capital of Universal Salvage;

“Voting Record Time”

6.00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the day of such adjourned Meeting.

(B) The authorised share capital of Universal Salvage as at the date of this document is £3,600,000 divided into 36,000,000 ordinary shares of 10 pence each of which 28,491,942 have been issued and are fully paid up, or credited as fully paid up, and the remainder are unissued.

(C) Copart and Copart (UK) have agreed to appear by counsel on the hearing of the petition to sanction the Scheme, to consent to the Scheme and to undertake to the Court to be bound thereby and to execute or do, or procure to be executed and done, all such documents acts or things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to the Scheme.

(D) As at the date of this document, neither Copart nor Copart (UK) own any Universal Salvage Shares. It is proposed that Copart or Copart (UK) acquire one Universal Salvage Share prior to the Scheme Court Hearing.

THE SCHEME

1. Cancellation of Scheme Shares and issue of New Universal Salvage Shares

1.1 The share capital of Universal Salvage shall be reduced by cancelling and extinguishing all of the Scheme Shares.

1.2 Forthwith and contingent upon the reduction of share capital referred to in clause 1.1 of this Scheme taking effect:

1.2.1 the share capital of Universal Salvage shall be increased to its former amount by the creation of such number of New Universal Salvage Shares as shall be equal to the number of Scheme Shares cancelled as aforesaid and having the same rights as the Scheme Shares so cancelled; and

1.2.2 Universal Salvage shall appropriate and apply the amount credited to the books of account of Universal Salvage arising as a result of such reduction of capital taking effect in paying up in full at par all of the New Universal Salvage Shares created pursuant to this Scheme, which shall be allotted and issued, credited as fully paid, to Copart (UK) and/or its nominee in consideration for the sums to be paid by Copart (UK) as set out in clause 2 of this Scheme.

2. Consideration for cancellation of the Scheme Shares

In consideration of the cancellation of the Scheme Shares and the issue to Copart (UK) and/or its nominee of the New Universal Salvage Shares as provided in clause 1 of this Scheme, Copart (UK) shall pay to, or for the account of, the Scheme Shareholders on the register of members at the Scheme Record Time the sum of 200 pence in respect of each Scheme Share then held by such persons in accordance with the provisions of clause 3 of this Scheme.

3. Payments

3.1 As soon as practicable after the Effective Date and in any event not more than 14 days thereafter, Copart (UK) shall issue and dispatch cheques to all Scheme Shareholders for the consideration due to them, save that persons holding such shares in uncertificated form at the Scheme Record Time shall, unless otherwise determined by Copart (UK), be paid within that period through the RTGS payments mechanism.

3.2 All cash payments required to be delivered under this Scheme shall be payable to the Scheme Shareholder or, in the case of joint Holders, to the joint Holder whose name stands first in the register of members of Universal Salvage at the Scheme Record Time. All such cash payments shall be made in pounds sterling by cheque drawn on a branch of a clearing bank in the United Kingdom. Encashment of any such cheques shall be a complete discharge to Copart (UK) for the money represented thereby. In respect of payments made through the CREST system, Copart (UK) shall ensure that a settlement bank payment obligation is created in accordance with RTGS payments mechanism. The creation of such a settlement bank payment obligation shall be a complete discharge of Copart (UK)’s obligation under this Scheme.

3.3 All cheques and certificates required to be dispatched under this Scheme shall be dispatched by first class post by Copart (UK) in postage-paid envelopes addressed to the Holders entitled thereto at their respective addresses as appearing in the register of members of Universal Salvage at the Scheme Record Time (or such other address as may be notified by the Holder to Universal Salvage before such time) or, in the case of joint holders, at the registered address of that one of the joint Holders whose name stands first in such register (except, in either case, as otherwise directed by the joint holders in writing).

3.4 None of Copart, Copart (UK) nor Universal Salvage nor their nominees shall be responsible for any loss or delay in the transmission of cheques or certificates sent in accordance with this Scheme which shall be sent at the risk of the addressee.

3.5 The provisions of this clause 3 shall take effect subject to any prohibition or condition imposed by law.

4. Certificates and cancellation

4.1 With effect from and including the Effective Date:

4.1.1 all certificates representing Scheme Shares shall cease to be valid for any purpose and each holder of Scheme Shares shall be bound at the request of Universal Salvage to deliver up the same to Universal Salvage or to any person nominated by Universal Salvage for cancellation; and

4.1.2 in respect of those Scheme Shareholders holding Scheme Shares in uncertificated form, CRESTCo shall be instructed to cancel such holders’ entitlements to such Scheme Shares.

4.2 As regards uncertificated Scheme Shares, appropriate entries will be made in Universal Salvage’s register of members with effect from the Effective Date to reflect their cancellation.

5. Operation of this Scheme

5.1 The provisions of this Scheme shall become effective as soon as an office copy of the Scheme Court Order and the Reduction Court Order have been delivered to the Registrar of Companies and the Reduction Court Order has been registered by him.

5.2 Unless this Scheme shall become effective on or before 31 July 2007 or such later date, if any, as Copart, Copart (UK) and Universal Salvage may agree and the Court may allow, this Scheme shall never become effective.

6. Modification

Copart, Copart (UK) and Universal Salvage may jointly consent, on behalf of all persons affected, to any modification of, or addition to, this Scheme or to any condition approved or imposed by the Court.

Dated: 20 April 2007

PART 5

FINANCIAL INFORMATION ON UNIVERSAL SALVAGE

Introduction

Part 5 includes the following:

Section 1: Historical financial information for the 52 weeks ended 29 April 2006 and 30 April 2005 prepared in accordance with IFRS.

Section 2: Historical financial information for the 52 weeks ended 30 April 2005 and 1 May 2004 prepared in accordance with UK GAAP.

Section 3: Unaudited financial information for the 26 weeks ended 28 October 2006 prepared in accordance with IFRS.

Basis of Information

The financial information contained in this Part 5 does not constitute statutory accounts within the meaning of section 240 of the Companies Act. Audited Statutory accounts for Universal Salvage have been delivered to the Registrar of Companies for each of the 52 weeks ended 1 May 2004, 30 April 2005 and 29 April 2006. Unqualified audit reports in accordance with the Companies Act for each of the 52 weeks ended 1 May 2004, 30 April 2005 and 29 April 2006 were given and none of such audit reports contained a statement under section 237 (2) or (3) of the Companies Act.

The financial information set out in Section 1 of this Part 5 for the 52 weeks ended 29 April 2006 and 30 April 2005 has been extracted, without material adjustment, from Universal Salvage’s audited financial statements for the 52 weeks ended 29 April 2006 in which the unaudited comparatives for the 52 weeks ended 30 April 2005 were restated to comply with IFRS following the transition from reporting under UK GAAP to reporting under IFRS from 1 May 2005.

The financial information set out in Section 2 of this Part 5 for the 52 weeks ended 30 April 2005 and 1 May 2004 has been extracted, without material adjustment, from Universal Salvage’s audited financial statements for the 52 weeks ended 30 April 2005 and 1 May 2004.

The audited financial information in Section 1 of this Part 5 has been prepared in accordance with IFRS. The audited financial information in Section 2 of this Part 5 has been prepared in accordance with UK GAAP. A reconciliation from UK GAAP to IFRS for the profit for the 52 weeks ended 30 April 2005 and for its net assets as at 2 May 2004 and 30 April 2005 is provided in Section 1 of this Part 5.

Section 3 contains financial information as prepared under IFRS, extracted from the unaudited interim statements for the 26 weeks ended 28 October 2006 which was released on 5 December 2006.

SECTION 1: HISTORICAL FINANCIAL INFORMATION FOR THE 52 WEEKS ENDED 29 APRIL 2006 AND 52 WEEKS ENDED 30 APRIL 2005 PREPARED IN ACCORDANCE WITH IFRS.

GROUP INCOME STATEMENT

for the 52 weeks ended 29 April/30 April

		2006	2006	2006		2005	2005	2005
	Note	Before exceptional items	Exceptional items (Note 3)	Total		Before exceptional items	Exceptional items (Note 3)	Total
		£m	£m’s	£m		£m	£m	£m
Revenue	2	56.4	—	56.4		49.7	—	49.7
Cost of sales		(45.6)	—	(45.6)		(39.6)	—	(39.6)
Gross profit		10.8	—	10.8		10.1	—	10.1
Administrative expenses		(9.9)	(0.2)	(10.1)		(11.0)	0.8	(10.2)
Operating profit/(loss)		0.9	(0.2)	0.7		(0.9)	0.8	(0.1)
Interest receivable	4	—	—	—		0.1	—	0.1
Interest payable and similar charges	4	(0.4)	(0.1)	(0.5)		(0.7)	(0.4)	(1.1)
Profit/(loss) before taxation	3	0.5	(0.3)	0.2		(1.5)	0.4	(1.1)
Taxation	5	0.6	(0.1)	0.5		—	(0.5)	(0.5)
Profit/(loss) after taxation		1.1	(0.4)	0.7		(1.5)	(0.1)	(1.6)
Earnings/(loss) per Ordinary share (pence)
—basic	6			2.4	p			(5.8	)p
—diluted	6			2.3	p			(5.8	)p

All operations of the Group are continuing throughout both periods and no material operations were acquired or discontinued.

STATEMENT OF RECOGNISED INCOME AND EXPENSE

	2006	2005
	£m	£m
Profit/(loss) after taxation for the period	0.7	(1.6)
Total recognised income/(expense) since the last annual report	0.7	(1.6)

The accompanying notes are an integral part of these statements of recognised income and expense.

BALANCE SHEET

as at 29 April/30 April

	Note	2006	2005
		£m	£m
ASSETS
Non current assets
Property, plant and equipment	10	21.2	22.7
Intangible assets	9	0.1	0.2
		21.3	22.9
Current assets
Inventories	11	3.3	2.8
Trade and other receivables	12	2.8	3.5
Cash and cash equivalents	13	1.8	—
		7.9	6.3
LIABILITIES
Current liabilities
Financial liabilities	16	(0.1)	—
Trade and other payables	14	(6.0)	(6.2)
Current tax liabilities	15	(0.2)	(0.7)
Provisions	17	(0.1)	—
		(6.4)	(6.9)
Net current assets/(liabilities)		1.5	(0.6)
Total assets less current liabilities		22.8	22.3
Non current assets
Trade and other receivables	12	0.1	0.1
Non current liabilities
Financial liabilities	16	(5.9)	(5.9)
Deferred tax liabilities	18	(1.0)	(1.7)
Other non current liabilities		(0.2)	—
		(7.1)	(7.6)
Net assets		15.8	14.8
Shareholders’ equity
Ordinary shares	20	2.8	2.8
Share premium account	23	1.3	1.2
Other reserves	22	3.0	3.1
Retained earnings	23	8.7	7.7
Total equity	23	15.8	14.8

CASH FLOW STATEMENT

for the 52 weeks ended 29 April/30 April

	Note	2006	2005
		£m	£m
Cash flows from operating activities
Cash generated from operations	26	2.5	(1.3)
Interest received		—	0.1
Interest paid		(0.4)	(0.6)
Bank facility fees paid		(0.1)	(0.2)
Corporation tax (paid)/received		(0.7)	0.3
Net cash from operating activities		1.3	(1.7)
Cash flows from investing activities
Purchase of property, plant and equipment		(0.6)	(0.6)
Receipt for potential sale of site		0.2	—
Proceeds from sale of property, plant and equipment		1.0	6.8
Net cash from investing activities		0.6	6.2
Cash flows from financing activities
Net proceeds from issue of Ordinary share capital		0.1	—
Repayment of borrowings		(0.2)	(4.5)
Net cash used in financing activities		(0.1)	(4.5)
Net increase in cash and cash equivalents		1.8	—
Opening cash and cash equivalents		—	—
Closing cash and cash equivalents	13	1.8	—

NOTES TO THE FINANCIAL STATEMENTS

1 Accounting policies

The Group has adopted International Financial Reporting Standards (“IFRS”) with effect from 2 May 2004. The accounting policies have, unless otherwise indicated, been applied consistently to all periods presented within the financial statements.

Basis of preparation

These financial statements have been prepared in accordance with IFRS and International Financial Reporting Interpretations Committee (‘IFRIC’) interpretations as adopted by the European Union and with those parts of the Companies Act 1985 (the ‘Act’) applicable to companies reporting under IFRS. The financial statements have been prepared under the historical cost convention as modified by the revaluation of certain freehold and leasehold land and buildings. A summary of the more important Group accounting policies is set out below, together with an explanation of where changes have been made to the previous policies on adoption of new accounting standards in the year.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. It is the management’s view that any adjustment to assets or liabilities arising due to the use of estimates and assumptions would not be material in the context of these financial statements.

The Group has adopted all accounting standards that require mandatory application for periods ending 29 April 2006 but has not early adopted any other accounting standards.

First time adoption of IFRS

The Group has taken advantage of the following exemptions available under IFRS1 “First-time adoption of International Financial Reporting Standards”:

• Share based payments—IFRS2 “Share based payments” has only been applied to awards of share options granted on or after 7 November 2002.

Revenue Recognition

Revenue represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales related taxes.

Vehicle sales at auction are recognised in the financial statements when the hammer drops, which under the terms and conditions of sale is the point at which the legally binding contract is formed between the Group and the buyer.

Where vehicles are sold on behalf of third parties, the vehicle handling fee is also recognised as revenue when the hammer drops following the completion of the service of disposal on behalf of the client. In a small number of cases, the contract is not completed. To account for these cases, both revenue and cost of sales are reduced by an amount based on the average level of cancelled sales over the last three months of the accounting period.

Scrap metal income from processing is recognised at the point, following the vehicle being crushed, the metal cubes have been collected and weighed by third party fragmentors.

Related service income such as delivery of vehicles and other services, including vehicle logistic activities for third party clients, is recognised only when the associated service has been performed.

Segmental reporting

The Group has determined from a review of its business activities that, due to the differing risks/rewards of its business streams, the primary reporting format in its financial statements shall be by business segment. The applicable business segments are:

• Salvage vehicles

These vehicles are sourced from insurance companies, accident-management companies, large fleet operators or motor manufacturers. They are usually vehicles that have been subject to a total loss insurance claim and are deemed beyond economic repair. The Group has a mix of contracts in this segment—some where the Group takes the proprietary risk on buying and selling these vehicles, others where the Group does not take this risk but instead earns a fee.

• Non-salvage fee-based vehicles

These are vehicles sourced from dealerships, finance houses, other vehicle retailers and members of the public. These vehicles tend to be lower value, which may not attract adequate returns at traditional vehicle auction houses. The Group earns a fee for providing a disposal service.

• End-of-Life Vehicles

These are abandoned or road tax default vehicles sourced from local authorities, housing associations, the Police Service or other businesses. The Group has contracts to either accept or collect vehicles within a geographical area, store them for a short period and then dispose of them. The Group earns a fee for this service and will obtain some value from recoverable parts and metal sales.

The secondary reporting format is geographical, although the Group operates only within the UK and the risks/rewards between regions are not materially different to require any regional segmentation.

Costs have been allocated between the reportable segments to the extent that it is appropriate to do so directly if applicable; if not, by either number of vehicles collected, number of vehicles disposed, or acres employed.

Property, plant and equipment

Property, plant and equipment are stated at cost or valuation, net of depreciation and any provisions for impairment. In the transition IFRS balance sheet as at 2 May 2004 and subsequently, the Group has adopted a policy of external revaluation for land and buildings every five years. Interim valuations will be carried out in intervening years only where there has been a material change in value. The freehold and leasehold land and buildings were revalued at 2 May 2004 on a fair value basis.

Interest incurred on borrowings to finance specific site developments is capitalised at its gross amount, before tax, using average interest rates in the relevant development period, up to the date the site becomes operational.

Depreciation

Depreciation is provided on a straight line basis on all property, plant and equipment, other than freehold land, at rates calculated to write off the cost or valuation of each asset down to its estimated residual value over its expected useful life, as follows:

Freehold buildings—over 10 to 30 years

Leasehold buildings—over the lease term

Site improvements—over 5 to 25 years

Plant, machinery and motor vehicles—over 3 to 10 years

Office and computer equipment—over 3 to 5 years

No depreciation is charged on assets under construction.

In arriving at estimates of residual values, the Group considers external market factors such as product demand and obsolescence, and internal factors such as expected time frame over which each asset will be utilised and the intensity at which the assets are expected to be used. Where appropriate the Group retains the services of independent valuation agents to assist in arriving at estimates of residual values. The residual value of an asset is the estimated amount that the Group would currently obtain from disposal of the asset, after deducting the estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life. Residual values are reviewed at least annually and more frequently should there be an indication that residual values have changed significantly since the last annual review.

Intangibles

The Group holds intangible assets in the form of externally purchased computer software and some internally developed software. These intangible assets are held at cost and amortised on a straight line basis over their useful economic lives. The Group does not hold any intangible assets with indefinite useful lives and therefore does not carry out annual impairment reviews unless there are indications that an asset or group of assets may have become impaired.

Investments

Fixed asset investments are shown at cost or valuation less any provision for impairment.

Property leased to customers

Property leased to customers under operating leases is capitalised in accordance with the fixed asset policy above. Operating lease income is accounted for on a straight line basis with any rental increases recognised during the period to which they relate. Operating lease income is shown as revenue in the Group income statement.

Grants

In accordance with IAS20 ‘Accounting for Government Grants and Disclosure of Government Assistance’, grants and contributions relating to the development of operating land have been deducted from the cost of fixed assets.

Impairment of property, plant and equipment and intangible assets

The carrying value of property, plant and equipment and intangible assets are reviewed for impairment in periods where changes in circumstances indicate the carrying value may not be recoverable. Impairment is deemed to have occurred when the carrying value exceeds the higher of fair value less costs to sell and value in use. Where an asset or group of assets has become impaired, the impairment loss is charged through the income statement. The Group calculates value in use by taking the post-tax weighted average cost of capital, and applying this to the expected future cash flows from relevant income generating units to arrive at net present value.

Where impairment occurs on a revalued asset, the impairment loss is charged initially to the revaluation reserve to reduce the asset to its depreciated historical cost, with any excess being charged to the income statement.

Inventories

Inventories are stated at the lower of cost incurred in bringing each vehicle or component to its present location and its net realisable value, as follows:

Work in progress—cost of direct materials and labour

Vehicles and components for resale—cost of vehicle/component plus direct costs incurred in relation to collection of the vehicle

Inventories are allocated for sale on a first in first out basis. Provision is made for slow-moving items where appropriate.

Provisions

In accordance with IAS37 ‘Provisions, Contingent Liabilities and Contingent Assets’, the Group recognises a provision when it has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Contingent liabilities and contingent assets are not recognised but are instead disclosed, if a flow of economic benefits is possible.

Where necessary, the Group applies the use of discounting to long-term provisions, using an appropriate discount rate to arrive at the present value of future expected cash flows.

Taxation

The charge for current tax is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using taxation rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of taxable profit. In principle, deferred tax liabilities are recognised for all taxable temporary differences. Deferred tax temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary differences arises from goodwill, negative goodwill nor from the acquisition of an asset, which does not affect either taxable or accounting income.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled. Deferred tax is charged or credited in the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Leasing and hire purchase commitments

Assets held under finance leases and hire purchase contracts, which are those where substantially all the risks and rewards of ownership of the asset have passed to the Group, are capitalised and depreciated over the shorter of their lease terms and their useful lives.

The interest element of the rental obligations is charged to the Group income statement over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to income on a straight-line basis over the lease term, even if the payments are not made on such a basis.

Pensions

The Group operates defined contribution pension schemes for certain Directors and employees. Contributions are charged to the Group income statement as they become payable in accordance with the rules of the schemes. Differences between contributions payable in the year and contributions actually paid are shown in either accruals or prepayments in the balance sheet. The assets of the scheme are held separately from those of the Group in independently administered funds.

Share-based payments

The Group has in place various Save As You Earn (“SAYE”) and Executive share option schemes. The Black-Scholes model is used to fair value each share option, which in turn is applied to the relevant number of options to arrive at a total cost. This cost is then charged to the Group income statement over the vesting period of the option. The variables used in this model and their sources are as follows:

Variable	Source
Share price at grant date	Historic closing mid-market share price

Exercise price	Option scheme

Volatility	Historic closing mid-market share price over period equal to vesting period of the option

Risk free rate	Yield on zero-coupon Government bonds with maturity equal to vesting period of the option

Dividend yield	Historic net dividend yield

Expected life	Historic time period between vesting and exercise

Proportion expected to vest	Historic data, plus estimates of future RPI and EPS

In respect of the Executive share option schemes, the Directors make assumptions on the likelihood of achieving the performance conditions by estimating the variables linked to those conditions. RPI is estimated using forecasts available from Government sources and EPS is estimated using available budgets and forecasts.

THE UNIVERSAL SALVAGE PLC 2000 EMPLOYEES’ SHARE TRUST (The ‘Trust’)

Shares purchased through the Trust are held at cost and are taken as a deduction in arriving at shareholders’ funds.

The net result of the Trust, including profits and losses on sale of shares and tax thereon, but excluding any dividend received and receivable from Universal Salvage plc (which has been waived), is included in the financial statements. The reserves of the Trust are accounted for as a separate non-distributable reserve. Costs associated with the Trust are written off in the Group financial statements within administrative costs as they are incurred.

Cash and cash equivalents

The Group holds small amounts of petty cash and, from time to time, short-term money market deposits which bear interest on maturity. These items are held at cost.

Financial instruments

The Group accounts for financial instruments in accordance with IAS32 ‘Financial Instruments: Disclosure and Presentation’ and IAS39 ‘Financial Instruments: Recognition and Measurement’ with effect from its transition to IFRS on 2 May 2004.

The Group recognises a debt instrument when it becomes party to the contractual provisions of the instrument and currently maintains a mixture of fixed and floating rate instruments to fund its operations. The interest rate structure of these debts is linked to the Bank of England base rate and London Inter Bank Offered Rate (“LIBOR”). No premiums or discounts are applicable on redemption.

The Group recognises a debtor when a contractual right to the cash flows exists. Derecognition of a debtor occurs when the contractual right to the cash flows ceases to exist, at which point the difference between the carrying amount and the consideration received is recognised as a profit or loss.

The Group recognises a financial liability when a contractual right to the cash flow exists. Derecognition of a financial liability occurs when the contractual right to the cash flow ceases to exist, at which point the difference between the carrying amount and the consideration paid is recognised as a profit or loss.

The Group does not hold or issue derivative financial instruments for speculative purposes.

For an interest rate swap to be treated as a hedge, the instrument must be related to actual assets or liabilities or a probable commitment and must change the nature of the interest rate by converting a fixed rate to a variable rate or vice versa. Interest differentials under these swaps are recognised by adjusting net interest payable over the periods of the contracts.

If an instrument ceases to be accounted for as a hedge, for example because the underlying hedged position is eliminated, the instrument is marked to market and any resulting profit or loss recognised at that time.

Financial risk management

Financial risk factors

The Group’s operations and debt financing expose it to a number of financial risks that include credit risk, liquidity and interest rates. Wherever possible, the Group seeks to limit the adverse effects caused by these risks on the financial performance of the Group.

(a) Interest rate risk

The Group has used an interest rate swap as a cash flow hedge of future interest payments, which has the effect of increasing the Group’s proportion of fixed rate debt. This was deemed necessary to protect the Group against adverse interest rate movements. The interest rate swap was for a five year period, becoming due for settlement in November 2006. The swap was settled early, in April 2006, as this was more cost effective than leaving the swap to terminate at its expiry.

(b) Credit risk

The Group has no significant concentrations of credit risk. Predominantly, cleared funds are required before vehicles disposed of at auction are permitted to be removed from site or delivered. There are exceptions, but in those instances appropriate credit checks are carried out on potential customers before vehicles are released.

(c) Liquidity risk

The Group maintains long-term committed facilities and short-term borrowings to ensure the Group has sufficient available funds for capital expenditure requirements and operations.

Derivatives are initially accounted and measured at fair value on the date a derivative contract is entered into and subsequently measured at fair value. The gain or loss on re-measurement is taken to the income statement except where the derivative is a designated cash flow hedging instrument. The accounting treatment of derivatives classified as hedges depend on their designation, which occurs on the date that the derivative contract is committed to. The Group designates derivatives as a hedge of the income/cost of a highly probable forecasted transaction or commitment (‘cash flow hedge’).

In order to qualify for hedge accounting, the Group is required to document in advance the relationship between the item being hedged and the hedging instrument. The Group is also required to document and demonstrate an assessment of the relationship between the hedged item and the hedging instrument, which shows that the hedge will be highly effective on an ongoing basis. This effectiveness testing is re-performed at each quarter end to ensure that the hedge remains highly effective.

Gains or losses on cash flow hedges that are regarded as highly effective are recognised in equity. Where the forecast transaction results in a financial asset or liability, only gains or losses previously recognised in equity are reclassified to profit or loss in the same period as the asset or liability affects profit or loss. Where the forecasted transaction or commitment results in a non-financial asset or a liability, any gains or losses previously deferred in equity are included in the cost of the related asset or liability. If the forecasted transaction or commitment results in future income or expenditure, gains or losses deferred in equity are transferred to the income statement in the same period as the underlying income or expenditure. The ineffective portions of the gain or loss on the hedging instrument are recognised in profit or loss.

For the portion of hedges deemed ineffective or transactions that do not qualify for hedge accounting under IAS39, any change in the fair value of assets or liabilities is recognised immediately in the income statement. Where a hedge no longer meets the effectiveness criteria, any gains or losses deferred in equity are only transferred to the income statement when the committed or forecasted transaction is recognised in the income statement. However, where the Group applied cash flow hedge accounting for a forecasted or committed transaction that is no longer expected to occur, then the cumulative gain or loss that has been recorded in equity is transferred to the income statement. When a hedging instrument expires or is sold, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement.

Fair value estimation

The fair value of short-term deposits, loans and overdrafts with a maturity of less than one year are assumed to approximate to their book values. In the case of bank loans and other loans due in more than one year, the fair values of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate available to the Group for similar financial instruments.

2 Segmental reporting

Primary reporting format—business segments

For the 52 weeks to 29 April 2006

	Salvage vehicles	Non- salvage fee-based vehicles	End of Life Vehicles (ELVs)	Unallocated	Total
	£m	£m	£m	£m	£m
Revenue	51.7	2.2	1.1	1.4	56.4
Operating profit before exceptional items	0.3	0.4	0.1	0.1	0.9
Exceptional items within operating profit	—	—	—	(0.2)	(0.2)
Segment result	0.3	0.4	0.1	(0.1)	0.7
Interest expense	—	—	—	(0.4)	(0.4)
Exceptional items—facility fee	—	—	—	(0.1)	(0.1)
Profit/(loss) before taxation	0.3	0.4	0.1	(0.6)	0.2
Taxation	—	—	—	0.5	0.5
Net profit/(loss) attributable to equity shareholders	0.3	0.4	0.1	(0.1)	0.7
Segment assets	19.4	3.2	1.5		24.1
Unallocated assets
—property, plant and equipment				5.2	5.2
Total assets	19.4	3.2	1.5	5.2	29.3
Segment liabilities	(4.4)	(0.8)	—		(5.2)
Unallocated liabilities
—accruals and deferred income				(1.3)	(1.3)
—financial liabilities				(6.0)	(6.0)
—deferred taxation				(1.0)	(1.0)
Total liabilities	(4.4)	(0.8)	—	(8.3)	(13.5)
Other segment items
Capital expenditure	0.5	0.1	0.1	0.2	0.9
Depreciation	1.1	0.2	0.2	0.1	1.6
Amortisation of intangible assets	0.1	—	—	—	0.1

Primary reporting format—business segments

For the 52 weeks to 30 April 2005

	Salvage vehicles	Non- salvage fee-based vehicles	End of Life Vehicles (ELVs)	Unallocated	Total
	£m	£m	£m	£m	£m
Revenue	43.8	2.7	1.4	1.8	49.7
Operating loss before exceptional items	(0.4)	(0.1)	(0.3)	(0.1)	(0.9)
Exceptional items within operating (loss)/profit	—	—	—	0.8	0.8
Segment result	(0.4)	(0.1)	(0.3)	0.7	(0.1)
Interest expense	—	—	—	(0.7)	(0.7)
Interest income	—	—	—	0.1	0.1
Exceptional items—facility fee	—	—	—	(0.4)	(0.4)
Loss before taxation	(0.4)	(0.1)	(0.3)	(0.3)	(1.1)
Taxation	—	—	—	(0.5)	(0.5)
Net loss attributable to equity shareholders	(0.4)	(0.1)	(0.3)	(0.8)	(1.6)
Segment assets	18.3	5.3	2.5		26.1
Unallocated assets
—property, plant and equipment				3.2	3.2
Total assets	18.3	5.3	2.5	3.2	29.3
Segment liabilities	(4.9)	(1.2)	—		(6.1)
Unallocated liabilities
—accruals and deferred income				(0.8)	(0.8)
—financial liabilities				(5.9)	(5.9)
—deferred taxation				(1.7)	(1.7)
Total liabilities	(4.9)	(1.2)	—	(8.4)	(14.5)
Other segment items
Capital expenditure	0.3	0.1	0.1	0.1	0.6
Depreciation	0.9	0.3	0.3	0.2	1.7
Amortisation of intangible assets	0.3	0.1	—	—	0.4

There are immaterial sales between the business segments. Unallocated costs represent corporate expenses. Segment assets include property, plant and equipment, inventories, receivables and operating cash. Segment liabilities comprise operating liabilities and exclude taxation and certain corporate borrowings. Capital expenditure comprises additions to property, plant and equipment.

Secondary format—geographical segments

The Group manages its business segments within the UK, and the Directors regard this as a single economic environment. Therefore, there only exists a single geographical segment.

3 Profit/(loss) before taxation

The following items have been included in arriving at the profit/(loss) before taxation:

	2006	2005
	£m	£m
Staff costs	8.8	8.7
Cost of inventories recognised as an expense (included in cost of sales)	36.8	31.1
Repairs and maintenance expenditure on property, plant and equipment	1.2	1.0
Trade receivables impairment	—	0.1
Depreciation of owned property, plant and equipment	1.6	1.7
Amortisation of intangibles	0.1	0.4
Operating lease rentals
—land and buildings	0.2	0.2
—plant, machinery and motor vehicles	—	0.1
Exceptional items:
Staff costs of reorganising continuing operations (note 17)	0.4	0.5
Third party costs of reorganising continuing operations	0.1	0.5
Profit on disposal of property, plant and equipment	(0.3)	(1.8)
Net exceptional costs/(income)	0.2	(0.8)
Rental receivable under operating leases	0.2	0.3

Services provided by the Group’s auditors and network firms

During the period the Group obtained the following services from the Group’s auditors at costs as detailed below:

	2006	2005
	£m	£m
Audit services
—statutory audit	0.1	0.1
Other advisory fees	—	0.1
	0.1	0.2

Other advisory fees include fees charged in connection with restructuring during the period and professional advice on the Group’s transition to IFRS.

4 Finance costs

Interest receivable:

	2006	2005
	£m	£m
Bank deposits	—	0.1
Interest payable and similar charges:
Bank loans and overdrafts	0.4	0.7
Exceptional bank facility fees	0.1	0.4
	0.5	1.1

The exceptional bank facility fees comprise the amortised ongoing facility fees. These costs have been categorised as exceptional costs as they arose due to a renegotiation of facilities in July 2004.

5 Taxation

The taxation credit/(charge) based on the profit/(loss) before tax comprises:

	2006	2005
	£m	£m
Current period:
Current tax	(0.1)	(0.5)
Deferred tax (note 18)	0.6	—
Total taxation	0.5	(0.5)

The taxation charge on exceptional items of £0.1 million in 2006 has arisen mainly due to the disposal of the Paddock Wood site during the period.

Tax on items charged to equity

Deferred tax on (revaluations)/disposal of revalued properties	0.1	(1.0)

The difference between the total taxation shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before taxation is as follows:

	2006	2005
	£m	£m
Profit/(loss) before taxation	0.2	(1.1)
Taxation credit/(charge) on (profit)/loss at standard rate of corporation tax in the UK of 30 per cent. (2005: 30 per cent.)	—	0.3

Effects of:
Expenses not deductible for tax purposes
(primarily profit on property disposals less disallowed expenses and depreciation on non-tax qualifying assets)	—	(0.1)
Difference between taxable gain and profit on disposal of properties	(0.1)	(0.7)
Utilisation of losses carried forward from prior periods	0.6	—
Total taxation credit/(charge)	0.5	(0.5)

The Group earns its profits solely in the UK. The tax rate used is a mixture of the standard rate for UK corporation tax, currently 30 per cent., and small companies rate dependent on the level of profits in each Group company.

6 Earnings/(loss) per share

Earnings/(loss) per share has been calculated by dividing the earnings attributable to Ordinary shareholders by the weighted average number of Ordinary shares, excluding shares held by the Universal Salvage plc 2000 Employees’ Share Trust which have been treated as cancelled.

For diluted earnings per share, the weighted average number of Ordinary shares in issue is adjusted to assume conversion of all dilutive potential Ordinary shares. The Group has three classes of dilutive potential Ordinary shares: those share options granted to employees where the exercise price is less than the average market price of the Company’s Ordinary shares during the year (‘SAYE options’), the contingently issuable shares under the Group’s executive share option plans, and the warrant granted to The Royal Bank of Scotland plc in July 2004.

	2006			2005
	Earnings	Weighted average number of shares	Per share amount	Earnings	Weighted average number of shares	Per share amount
	£’000	(‘000)	(pence)	£’000	(‘000)	(pence)
Basic earnings/(loss) per share
Earnings/(loss) attributable to Ordinary shareholders	679	28,051	2.4	(1,624)	28,008	(5.8)
Effect of dilutive securities
Executive/SAYE options	—	367	—	—	—	—
The Royal Bank of Scotland plc warrant	—	998	(0.1)	—	—	—
Diluted earnings/(loss) per share
Adjusted earnings/(loss)	679	29,416	2.3	(1,624)	28,008	(5.8)

7 Staff and Directors

	2006	2005
	£m	£m
Staff costs:
Wages and salaries	7.9	7.8
Social security costs	0.8	0.8
Other pension costs	0.1	0.1
	8.8	8.7

The average weekly number of employees during the period was as follows:

	2006	2005
	Number	Number
Site and transportation	164	163
Office and management	160	159
	324	322

Key management compensation

	2006	2005
	£m	£m
Salaries and short term benefits	0.9	0.9
Termination benefits	0.1	0.2
Share-based payments	—	—
	1.0	1.1

The key management figures above include Directors.

Directors’ remuneration in total:

	2006	2005
	£m	£m
Emoluments:
Fees and salaries	391	530
Benefits in kind	4	8
Bonus	124	73
Compensation for loss of office	—	214
	519	825
Pension contributions	26	37
	545	862

The Group made contributions during the period on behalf of one (2005: five) of the Directors to the Group Personal Pension Plan and on behalf of one (2005: one) of the Directors to a personal pension plan.

8 Pension and other post-retirement benefits

The Group makes contributions towards a Group Personal Pension Plan that is open to all employees after a qualifying period of employment. In addition, the Group makes contributions on behalf of certain Directors to specifically identified pension funds. These funds are of the defined contribution type with assets held in separate trustee administered funds.

Pension costs for defined benefit contribution schemes are as follows:

	2006	2005
	£m	£m
Defined contribution schemes	0.1	0.1

9 Intangible assets

	Computer software	Total
	£m	£m
Cost:
At 30 April 2005	5.0	5.0
At 29 April 2006	5.0	5.0
Amortisation:
At 30 April 2005	4.8	4.8
Charge for the year	0.1	0.1
At 29 April 2006	4.9	4.9
Net book amount:
At 29 April 2006	0.1	0.1

	Computer software	Total
	£m	£m
Cost:
At 1 May 2004	4.9	4.9
Additions	0.1	0.1
At 30 April 2005	5.0	5.0
Amortisation:
At 1 May 2004	4.4	4.4
Charge for the year	0.4	0.4
At 30 April 2005	4.8	4.8
Net book amount:
At 30 April 2005	0.2	0.2

All amortisation costs in the year have been charged to administrative expenses. The useful life of computer software has been estimated at three years.

10 Property, plant and equipment

	Land, building and site improvements	Plant, machinery and motor vehicles	Office and computer equipment	Assets in course of construction	Total
	£m	£m	£m	£m	£m
Cost or valuation:
At 30 April 2005	19.6	9.3	1.9	—	30.8
Additions	0.1	0.6	0.1	0.1	0.9
Disposals	(0.7)	(0.2)	(0.1)	—	(1.0)
At 29 April 2006	19.0	9.7	1.9	0.1	30.7
Depreciation:
At 30 April 2005	0.4	6.0	1.7	—	8.1
Provided during the period	0.5	1.0	0.1	—	1.6
Disposals	—	(0.1)	(0.1)	—	(0.2)
At 29 April 2006	0.9	6.9	1.7	—	9.5

Net book amount:
At 29 April 2006	18.1	2.8	0.2	0.1	21.2

	Land, buildings and site improvements	Plant, machinery and motor vehicles	Office and computer equipment	Assets in course of construction	Total
	£m	£m	£m	£m	£m
Cost or valuation:
At 1 May 2004	24.3	10.1	1.9	—	36.3
Additions	0.2	0.3	—	—	0.5
Transfers to current assets	(0.1)	—	—	—	(0.1)
Disposal	(4.8)	(1.1)	—	—	(5.9)
At 30 April 2005	19.6	9.3	1.9	—	30.8
Depreciation:
At 1 May 2004	—	6.0	1.4	—	7.4
Provided during the period	0.4	1.0	0.3	—	1.7
Disposal	—	(1.0)	—	—	(1.0)
At 30 April 2005	0.4	6.0	1.7	—	8.1
Net book amount:
At 30 April 2005	19.2	3.3	0.2	—	22.7

Assets held under finance leases have the following net book amount:

	2006	2005
	£m	£m
Cost	0.5	0.2
Aggregate depreciation	(0.2)	(0.2)
Net book amount	0.3	—

Included in assets held under finance leases are a number of car transporters and the main office building at our Westbury site. At the period end, the net book amount of the transporters was £0.3 million (2005: £nil), and the net book amount of the building was £nil (2005: £nil).

In accordance with IFRS1, “First time adoption of International Financial Reporting Standards” and IAS17, “Leases”, the Group has reviewed the classification of all leases at the opening balance sheet date of 2 May 2004. In reviewing leases of land and buildings in accordance with IAS17 the land and buildings elements of the lease need to be considered separately. On this basis, leases on one property entered into in March 1990 have been classified as a finance lease in these accounts. This has resulted in an increase in fixed assets of £nil at 2 May 2004 and a finance lease creditor of £0.1 million at the same date. Operating lease expense has been reduced by less than £1,000 in both periods.

No interest was capitalised into property, plant and equipment in the 52 weeks to 29 April 2006 (2005: £nil). The total amount of finance costs included in the cost of property, plant and equipment is £0.1 million (2005: £0.1 million).

The Group received a grant in prior years as a contribution towards the development of operating land. The total amount of grant deducted from the cost of land and buildings is £0.6 million (2005: £0.6 million).

The net book amount of land and buildings comprises

	2006	2005
	£m	£m
Revalued properties:
Freehold	17.9	18.5
Long leasehold	0.1	0.1
	18.0	18.6
Additions since the last revaluation:
Freehold	—	—
Site improvements	0.1	0.1
	18.1	18.7

The historical cost of freehold and leasehold land and buildings is as follows:

	2006	2005
	£m	£m
Cost	16.0	16.5
Cumulative depreciation based on cost	3.1	2.6

Included in land and buildings is land with a value of £13.8 million (2005: £13.6 million) which is not subject to depreciation.

The freehold and leasehold land and buildings were valued by DTZ Debenham Tie Leung, a firm of independent Chartered Surveyors, at 1 May 2004 based on a fair value basis. In the main, the values were based on active market prices.

11 Inventories

	2006	2005
	£m	£m

Vehicles or components for resale	3.3	2.8

Inventories of £3.3 million (2005: £2.8 million) are carried at the lower of net realisable value (being fair value less costs to sell) and purchase cost.

The Group consumed £36.8 million (2005: £31.1 million) of inventories during this period. During the period the Group charged £nil (2005: £nil) to cost of sales in relation to inventory write-downs.

12 Trade and other receivables

	2006	2005
	£m	£m

Amounts falling due within one year:
Trade receivables	2.2	2.9
Less provision for impairment of receivables	(0.1)	(0.1)
Trade receivables — net	2.1	2.8
Prepayments and accrued income	0.7	0.7
	2.8	3.5

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. Due to this, management believe there is no further credit risk provision required in excess of normal provision for impairment of receivables.

Amounts falling due after one year:

	2006	2005
	£m	£m

Corporation tax	0.1	0.1
Amounts owed by subsidiary undertakings	—	—
	0.1	0.1

13 Cash and cash equivalents

	2006	2005
	£m	£m

Bank current accounts	1.8	—

14 Trade and other payables — current

	2006	2005
	£m	£m

Trade payables	2.2	3.0
Other taxes and social security costs	1.1	0.8
Accruals	2.7	2.4
	6.0	6.2

15 Current tax liabilities

	2006	2005
	£m	£m

Corporation tax liabilities	0.2	0.7

16 Financial liabilities — borrowings

	2006	2005
	£m	£m

Current
Net obligations under finance lease and hire purchase contracts	0.1	—
Non current
Overdraft	—	0.2
Bank loans	5.6	5.6
Net obligations under finance lease and hire purchase contracts	0.3	0.1
	5.9	5.9

The overdraft and bank loans are secured by a debenture and fixed and floating charges over the assets of the Group.

The bank loan comprises a ten year facility of £5.6 million of which £5.6 million was drawn-down at 29 April 2006. It bears interest at 1.25 per cent. over LIBOR. The overdraft comprises a £3.0 million facility which bears interest at 1.25 per cent. over The Royal Bank of Scotland plc’s base rate.

The Group incurred issue costs of £0.7 million in renegotiating the bank loan facility. These costs, together with the interest expense, are allocated to the Group income statement over the term of the facility.

The effective interest rates at the balance sheet date were as follows:

	2006		2005
	Fixed	Floating	Fixed	Floating

Bank overdraft (%)	—	5.8%	—	6.0%
Bank borrowings (%)	—	5.9%	6.8%	6.2%
Finance lease (%)	8.8%	—	18.3%	—

17 Provisions

Restructuring
£m

At 30 April 2005	—
Charged/(credited) in the period	0.4
Utilised in the period	(0.3)
At 29 April 2006	0.1

The restructuring provision is in connection with internal reorganisation costs to which the Group is commercially obliged, and is expected to be paid during the first half of the 52 weeks to 28 April 2007.

18 Deferred tax

Deferred tax is calculated in full on temporary differences under the liability method using a tax rate of 30 per cent. (2005: 30 per cent.)

The movement on the deferred tax account is as shown below:

	2006	2005
	£m	£m

At 30 April/1 May	1.7	2.7
Disposal of revalued properties	(0.1)	(1.0)
Income statement credit	(0.6)	—
At 29 April/30 April	1.0	1.7

A deferred tax asset of £0.6 million (2005: £nil) has been recognised in respect of all tax losses and other temporary differences giving rise to deferred tax assets because it is probable that these assets will be recovered in the foreseeable future.

The movements in deferred tax assets and liabilities (prior to the offsetting of balances within the same jurisdiction as permitted by IAS12) during the period are shown below.

Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balances net.

Deferred tax liabilities

	Accelerated tax depreciation	Other	Total
	£m	£m	£m

At 30 April 2005	—	1.7	1.7
Disposal of revalued properties	—	(0.1)	(0.1)
At 29 April 2006	—	1.6	1.6

Deferred tax assets

	Tax losses	Other	Total
	£m	£m	£m

At 30 April 2005	—	—	—
Credited to income statement	0.4	0.2	0.6
At 29 April 2006	0.4	0.2	0.6
Net deferred tax liability
At 29 April 2006			1.0

At 30 April 2005			1.7

All of the deferred tax assets were available for offset against deferred tax liabilities and hence the net deferred tax provision at 29 April 2006 was £1.0 million (2005: £1.7 million).

The deferred tax liability due after more than one year is £1.0 million (2005: £1.7 million).

The deferred taxation asset/(liability) recognised in the financial statements is as follows:

	Amount Recognised		Amount Unrecognised

	2006	2005	2006	2005
	£m	£m	£m	£m

Tax effect of timing differences:
Accelerated capital allowances	0.2	—	—	0.3
Asset revaluations	(1.3)	(1.4)	—	—
Capital gains	(0.3)	(0.3)	—	—
Unrelieved tax losses carried forward to future periods	0.4	—	—	0.4
Asset/(liability)	(1.0)	(1.7)	—	0.7

Based on current capital investment plans, the Group expects that in future years capital allowances will be lower than depreciation.

Full provision has been made for deferred tax on gains recognised on revaluing property to its market value and on the sale of properties where potentially taxable gains have been rolled over into replacement assets. Such tax would become payable if the property were sold without it being possible to claim rollover relief.

19 Financial instruments

Numerical financial instruments disclosures are set out below. Additional disclosures are set out in the accounting policies relating to risk management.

	Assets	Liabilities
	£m	£m

At 29 April 2006
Interest rate swaps	—	—
Embedded derivatives	—	—
	—	—
At 30 April 2005
Interest rate swaps	—	(0.1)
Embedded derivatives	—	—
	—	(0.1)

In accordance with IAS39 “Financial Instruments: Recognition and Measurement”, the Group has reviewed all contracts for embedded derivatives that are required to be accounted for separately if they do not meet certain requirements as set out in the standard.

Net fair values of derivative financial instruments

The net fair value of the derivatives designated for cash flow hedges at the balance sheet date were:

	Book value		Fair value

	2006	2005	2006	2005
	£m	£m	£m	£m

Contracts with negative fair values
Interest rate swaps	—	(0.1)	—	(0.1)

The notional principal amount of the outstanding interest rate swap contracts at 29 April 2006 was £nil (2005: £4.0 million).

At 29 April 2006 the fixed interest rate is nil (2005: 6.84 per cent.) and floating rates are 5.9 per cent. (LIBOR plus 1.25 per cent.). The loss deferred in equity has reversed in the Group income statement in April 2006 (being the early termination of the swap).

Fair value of non-current borrowings

The Group held the following categories of financial instruments:

	Book value		Fair value

	2006	2005	2006	2005
	£m	£m	£m	£m

Long-term borrowings (note 16)	5.9	5.9	6.2	6.5

Fair value of other financial assets and liabilities

Financial instruments held to fund the Group’s operations

Short-term borrowings (note 16)	0.1	—	0.1	—
Trade and other payables (note 14)	6.0	6.2	6.0	6.2
Trade and other receivables (note 12)	2.8	3.5	2.8	3.5
Cash and cash equivalents (note 13)	1.8	—	1.8	—

The fair value of the long-term borrowings are based on cash flows discounted using a rate based on borrowings of 5.9 per cent. (2005: 5.9 per cent.). All interest on borrowings is tax deductible.

Maturity of financial liabilities

The maturity profile of the Group’s financial liabilities was as follows:

	2006			2005

	Debt	Finance leases	Total	Debt	Finance leases	Total
	£m	£m	£m	£m	£m	£m

Within one year	—	0.1	0.1	—	—	—
Between one and two years	1.9	0.1	2.0	1.0	—	1.0
Between two and five years	3.0	0.1	3.1	3.0	—	3.0
Over five years	0.7	0.1	0.8	1.8	0.1	1.9
	5.6	0.4	6.0	5.8	0.1	5.9

Borrowing facilities

The Group has the following undrawn borrowing facilities available in respect of which all conditions precedent relating to bank covenants had be met at that date.

	Floating	Fixed	2006 Total	2005 Total
	£m	£m	£m	£m

Expiring within one year	—	—	—	—
Expiring between one and two years	3.0	—	3.0	2.9
Expiring in more than two years	—	—	—	—
	3.0	—	3.0	2.9

The minimum lease payments under finance leases fall due as follows:

	2006	2005
	£m	£m

No later than one year	0.1	—
Between one and five years	0.2	—
More than five years	0.2	0.2
	0.5	0.2
Future finance charges on finance leases	(0.1)	(0.1)
Present value of finance lease liabilities	0.4	0.1

20 Share capital

	2006	2005
	£m	£m
Authorised:
36,000,000 Ordinary shares of 10 pence each	3.6	3.6
Issued and fully paid:
28,442,558 (2005: 28,258,098) Ordinary shares of 10 pence each	2.8	2.8

Potential issue of Ordinary shares

Certain Directors and senior managers hold options to subscribe for shares in the Company at prices ranging from 61.0 pence to 479.5 pence under the share option schemes detailed in the Report on Directors Remuneration. No options under these schemes were exercised in 2006 (2005: nil). The number of shares subject to options, the periods in which they are granted and the periods in which they may be exercised are given below:

Year of grant	Exercise price (pence)	Exercise period	2006 Number	2005 Number

52 weeks to 29 April 2000	247.5	2003 to 2010	75,557	100,607
52 weeks to 28 April 2001	310.0	2003 to 2010	15,322	15,322
52 weeks to 27 April 2002	479.5	2004 to 2008	26,329	45,620
53 weeks to 3 May 2003	210.0	2005 to 2009	25,000	50,000
53 weeks to 3 May 2003	127.0	2005 to 2009	20,000	40,000
53 weeks to 3 May 2003	101.0	2006 to 2013	50,000	50,000
52 weeks to 1 May 2004	97.0	2007 to 2014	—	100,000
52 weeks to 30 April 2005	61.0	2007 to 2011	50,000	150,000
52 weeks to 29 April 2006	94.0	2008 to 2015	340,000	—

			602,208	551,549

The mid-market price of the Company’s shares on 28 April 2006 was 125.0 pence. The highest price in the year was 139.0 pence and the lowest price was 74.5 pence.

At 29 April 2006, the following options granted under the Executive share option schemes and the SAYE share option schemes were outstanding with a total nominal amount of £0.1m (2005: £0.2m). 184,460 options were exercised during the year (2005: nil).

Scheme	Date of grant	Ordinary shares under option	Exercise price per share (pence)	Period during which option is exercisable

1995 Executive Scheme	06.04.2000	12,929	247.5	between 06.04.2003 and 06.04.2007
2000 Executive Scheme	06.04.2000	62,628	247.5	between 06.04.2003 and 05.04.2010
1995 Executive Scheme	11.07.2000	5,645	310.0	between 11.07.2003 and 11.07.2007
2000 Executive Scheme	11.07.2000	9,677	310.0	between 11.07.2003 and 10.07.2010
1995 Executive Scheme	18.07.2001	26,329	479.5	between 18.07.2004 and 18.07.2008
SAYE 11	21.12.2001	7,384	381.0	between 01.02.2007 and 31.07.2007
1995 Executive Scheme	05.07.2002	25,000	210.0	between 05.07.2005 and 05.07.2009
1995 Executive Scheme	10.12.2002	20,000	127.0	between 10.12.2005 and 10.12.2009
SAYE 13	20.12.2002	85,320	78.0	between 01.02.2008 and 31.07.2008
1995 Executive Scheme	09.04.2003	20,298	101.0	between 09.04.2006 and 09.04.2010
2000 Executive Scheme	09.04.2003	29,702	101.0	between 09.04.2006 and 08.04.2013
1995 Executive Scheme	29.07.2004	50,000	61.0	between 29.07.2007 and 28.07.2011
SAYE 14	01.01.2005	476,108	60.0	between 01.03.2008 and 31.08.2008
SAYE 15	01.01.2005	79,424	60.0	between 01.03.2010 and 31.08.2010
2004 Approved Executive Scheme	22.07.2005	71,914	94.0	between 22.07.2008 and 22.07.2015
2004 Unapproved Executive Scheme	22.07.2005	268,086	94.0	between 22.07.2008 and 22.07.2015
		1,250,444

21 Share-based payments

SAYE Scheme

The 1995 Savings-Related Share Option Scheme terminated in August 2005 and options can no longer be granted from this scheme.

Universal Salvage plc Inland Revenue Approved Company Share Plan 2004 (the “New Approved Plan”) and Universal Salvage plc Non-Inland Revenue Approved Share Option Plan 2004 (The “New Unapproved Plan”)

Under the New Approved Plan and New Unapproved Plan it is the intention of the Remuneration Committee to grant share options annually (subject to headroom availability) to Executive Directors to reward past performance and incentivise future performance. Options are granted with a fixed exercise price equal to the average mid-market price of the shares under option at the date of grant. Such options require that future performance targets are met before they can be exercised.

Universal Salvage 2000 Approved Executive Share Option Scheme and 1995 Executive Share Option Scheme

These schemes terminated in March 2005 and no further options can be granted from these schemes.

The weighted average share price during the period for options exercised over the year was 78.0 pence (2005: n/a). The total charge for the year relating to employee share-based payment plans was £0.1 million (2005: £0.1 million), all of which related to equity settled share-based payment transactions. After deferred tax, the total charge was £0.1 million (2005: £0.1 million).

Options were valued using the Black-Scholes option pricing model. No performance conditions were included in the fair value calculations. All options are equity settled. The fair value per option granted and the assumptions used in the calculation are as follows:

	SAYE scheme 12		SAYE scheme 13

	2006	2005	2006	2005

Grant date	—	20/12/2002	20/12/2002	20/12/2002
Share price at grant date (pence)	—	135.0	135.0	135.0
Exercise price (pence)	—	78.0	78.0	78.0
Number of employees	—	57	13	17
Shares under option	—	181,799	85,320	108,061
Vesting period (years)	—	3	5	5
Expected volatility	—	45%	45%	45%
Option life (years)	—	3.5	5.5	5.5
Expected life (years)	—	3.25	5.25	5.25
Risk free rate	—	4.07%	4.29%	4.29%
Expected dividends expressed as dividend yield	—	3.70%	3.70%	3.70%
Possibility of ceasing employment before vesting	—	20%	30%	30%
Fair value per option (pence)	—	61.5	63.3	63.3

	SAYE scheme 14		SAYE scheme 15

	2006	2005	2006	2005

Grant date	01/01/2005	01/01/2005	01/01/2005	01/01/2005
Share price at grant date (pence)	74.5	74.5	74.5	74.5
Exercise price (pence)	60.0	60.0	60.0	60.0
Number of employees	95	112	12	16
Shares under option	476,108	532,322	79,424	121,286
Vesting period (years)	3	3	5	5
Expected volatility	45%	45%	45%	45%
Option life (years)	3.5	3.5	5.5	5.5
Expected life (years)	3.25	3.25	5.25	5.25
Risk free rate	4.38%	4.38%	4.42%	4.42%
Expected dividends expressed as dividend yield	0.00%	0.00%	0.00%	0.00%
Possibility of ceasing employment before vesting	20%	20%	30%	30%
Fair value per option (pence)	33.0	33.0	39.5	39.5

	1995 Unapproved scheme Grant date 10 December 2002		1995 Unapproved scheme Grant date 9 April 2003		2000 Approved scheme Grant date 9 April 2003

	2006	2005	2006	2005	2006	2005

Grant date	10/12/2002	10/12/2002	09/04/2003	09/04/2003	09/04/2003	09/04/2003
Share price at grant date (pence)	137.5	137.5	101.0	101.0	101.0	101.0
Exercise price (pence)	127.0	127.0	101.0	101.0	101.0	101.0
Number of employees	1	2	1	1	1	1
Shares under option	20,000	40,000	20,298	20,298	29,702	29,702
Vesting period (years)	3	3	3	3	3	3
Expected volatility	45%	45%	45%	45%	45%	45%
Option life (years)	3 to 7	3 to 7	3 to 7	3 to 7	3 to 10	3 to 10
Expected life (years)	5	5	5	5	6.5	6.5
Risk free rate	4.36%	4.36%	4.14%	4.14%	4.30%	4.30%
Expected dividends expressed as dividend yield	3.80%	3.80%	5.00%	5.00%	5.00%	5.00%
Possibility of ceasing employment before vesting	0%	0%	0%	0%	0%	0%
Fair value per option (pence)	47.6	47.6	29.3	29.3	30.7	30.7

	1995 Unapproved scheme Grant date 29 July 2004		2004 New Approved scheme Grant date 22 July 2005		2004 New Unapproved scheme Grant date 22 July 2005

	2006	2005	2006	2005	2006	2005

Grant date	29/07/2004	29/07/2004	22/07/2005	—	22/07/2005	—
Share price at grant date (pence)	61.0	61.0	100.5	—	100.5	—
Exercise price (pence)	61.0	61.0	94.0	—	94.0	—
Number of employees	1	1	4	—	4	—
Shares under option	50,000	50,000	71,914	—	268,086	—
Vesting period (years)	3	3	3	—	3	—
Expected volatility	45%	45%	45%	—	45%	—
Option life (years)	3 to 7	3 to 7	3 to 10	—	3 to 10	—
Expected life (years)	5	5	6.5	—	6.5	—
Risk free rate	5.17%	5.17%	4.17%	—	4.17%	—
Expected dividends expressed as dividend yield	2.00%	2.00%	0.00%	—	0.00%	—
Possibility of ceasing employment before vesting	0%	0%	0%	—	0%	—
Fair value per option (pence)	24.0	24.0	53.2	—	53.2	—

Experienced volatility has been estimated at each grant data using prior period share price data. The expected life of each batch of options is based on an exercise date that falls on the median of the available exercise window. The risk free rate has been extracted from the Bank of England website using the yield from British Government Securities (nominal zero coupon) for a period matching the life of the relevant options.

Reconciliations of option movements are given below:

	2006		2005
	Number	Weighted average exercise price	Number	Weighted average exercise price
	(‘000)	(pence)	(‘000)	(pence)
Outstanding at 30 April 2005	1,539	106.0	1,319	182.9
Granted	340	94.0	819	60.2
Forfeited	(445)	121.7	(599)	212.5
Exercised	(184)	78.0	—	n/a
Outstanding at 29 April 2006	1,250	101.3	1,539	106.0
Exercisable at 29 April 2006	—	n/a	3	381.0

	2006
Range of exercise prices	Weighted average	Number of	Weighted average remaining life:
(pence)	exercise price	shares	Expected	Contractual
	(pence)		(years)	(years)
60.0 to 100.0	72.8	1,030,852	5.0	5.0
100.1 to 200.0	108.4	70,000	4.8	6.2
200.1 to 300.0	238.2	100,557	—	3.4
300.1 to 400.0	333.1	22,706	0.4	2.5
400.1 to 500.0	479.5	26,329	—	2.3

	2005
Range of exercise prices	Weighted average	Number of	Weighted average remaining life:
(pence)	exercise price	shares	Expected	Contractual
	(pence)		(years)	(years)
60.0 to 100.0	67.5	1,209,259	3.4	4.1
100.1 to 200.0	112.6	90,000	6.8	6.8
200.1 to 300.0	235.1	150,607	—	4.2
300.1 to 400.0	324.0	43,881	0.9	2.4
400.1 to 500.0	479.5	45,620	—	3.3

22 Other reserves

	Revaluation reserve	Hedging reserve	Total
	£m	£m	£m
At 1 May 2004	5.4	(0.1)	5.3
Realised revaluation on sale of properties	(3.2)	—	(3.2)
Deferred tax on revalued land and buildings	1.0	—	1.0
At 30 April 2005	3.2	(0.1)	3.1
Cash flow hedges
—fair values gained in period	—	0.1	0.1
Realised revaluation on sale of properties	(0.2)	—	(0.2)
Transfer of amount equivalent to additional depreciation on revalued assets	(0.1)	—	(0.1)
Deferred tax on revalued land and buildings	0.1	—	0.1
At 29 April 2006	3.0	—	3.0

23 Statement of changes in shareholders’ equity

	Share capital	Share premium account	Other reserves	Retained earnings	Shareholders’ funds
	£m	£m	£m	£m	£m
At 1 May 2004	2.8	1.2	5.3	6.0	15.3
Share options
—value of employee services	—	—	—	0.1	0.1
Realised revaluation on sale of properties	—	—	(3.2)	3.2	—
Deferred tax on revalued land and buildings	—	—	1.0	—	1.0
Loss after taxation	—	—	—	(1.6)	(1.6)
At 30 April 2005	2.8	1.2	3.1	7.7	14.8
Share options
—proceeds from issued shares	—	0.1	—	—	0.1
Realised revaluation on sale of properties	—	—	(0.2)	0.2	—
Transfer of amount equivalent to additional depreciation on revalued assets	—	—	(0.1)	0.1	—
Deferred tax on revalued land and buildings	—	—	0.1	—	0.1
Profit after taxation	—	—	—	0.7	0.7
Cash flow hedges
—fair value gains in period	—	—	0.1	—	0.1
At 29 April 2006	2.8	1.3	3.0	8.7	15.8

24 Capital commitments

Group	2006	2005
	£m’s	£m’s
Contracted not provided	0.3	0.1

25 Other financial commitments

At 29 April 2006 the Group had total commitments under non-cancellable operating leases as set out below:

	Land and buildings		Other
	2006	2005	2006	2005
	£m	£m	£m	£m
Operating leases which expire:
Not later than one year	—	—	—	—
Later than one year, not later than five years	0.2	0.2	—	—
Later than five years	5.6	5.7	—	—
	5.8	5.9	—	—

26 Reconciliation of operating profit/(loss) to cash generated from operations

	2006	2005
	£m	£m
Operating profit/(loss)	0.7	(0.1)
Depreciation of property, plant and equipment	1.6	1.7
Amortisation of intangibles	0.1	0.4
Profit on disposal of property, plant and equipment	(0.3)	(1.8)
Changes in working capital:
Increase in inventories	(0.4)	(0.6)
Decrease/(increase) in receivables	0.7	(0.3)
Increase/(decrease) in payables due within one year	0.1	(0.6)
Cash generated from operations	2.5	(1.3)

27 Post balance sheet events

In May 2006 the Group disposed of its site at Staughton Moor in Cambridgeshire. The Group received consideration of £0.25 million for this site and realised a book profit of £0.1 million excluding disposal costs.

In the prior year, Universal Salvage plc reported under UK GAAP for the 52 weeks to 30 April 2005. The analysis below shows a reconciliation of net assets and profit as reported under UK GAAP as at 30 April 2005 to the revised net assets and profit under IFRS as reported in these financial statements. In addition, there is a reconciliation of net assets under UK GAAP to IFRS at the transition date for the Group, being 2 May 2004.

Reconciliation of profit/(loss) before interest

	Note	Group 2005
		£m
Profit before interest as reported under UK GAAP		2.5
Property, plant and equipment—depreciation effects due to introduction of residual values	(f)	0.1
Property, plant and equipment—depreciation effects due to application of fair values	(e)	0.1
Share-based payments	(d)	(0.1)
Profit on disposal of property, plant and equipment	(e)	(2.7)
(Loss)/profit before interest as reported under IFRS		(0.1)

Reconciliation of profit/(loss) after taxation

	Note	Group 2005
		£m’s
Profit for the year as reported under UK GAAP		1.0
Property, plant and equipment—depreciation effects due to introduction of residual values	(f)	0.1
Property, plant and equipment—depreciation effects due to application of fair values	(e)	0.1
Share-based payments	(d)	(0.1)
Profit on disposal of property, plant and equipment	(e)	(2.7)
(Loss)/profit after tax as reported under IFRS		(1.6)

Reconciliation of profit/(loss) for the 52 weeks to 30 April 2005

	Note	UK GAAP	Effect of transition	IFRS
		£m	£m	£m
Revenue		49.7	—	49.7
Cost of sales.	(f)	(39.7)	0.1	(39.6)

Gross profit		10.0	0.1	10.1
Administrative costs
—before exceptional item		(11.0)	—	(11.0)
—exceptional items	(e)	3.5	(2.7)	0.8
Operating profit/(loss)		2.5	(2.6)	(0.1)
Finance costs—net		(1.0)	—	(1.0)
Taxation		(0.5)	—	(0.5)
Net profit/(loss)		1.0	(2.6)	(1.6)

Reconciliation of equity at date of transition — 2 May 2004

	Note	UK GAAP	Effect of transition	IFRS
		£m	£m	£m
Property, plant and equipment	(c),(e),(f)	26.3	2.6	28.9
Intangibles	(g)	—	0.5	0.5
Total non current assets		26.3	3.1	29.4
Inventories		2.1	—	2.1
Trade and other receivables		3.6	—	3.6
Total current assets		5.7	—	5.7
Total assets		32.0	3.1	35.1
Financial liabilities	(c)	(10.3)	(0.1)	(10.4)
Trade and other payables	(b),(h)	(6.2)	(0.1)	(6.3)
Provisions		(0.4)	—	(0.4)
Deferred tax liabilities	(a)	—	(2.7)	(2.7)
Total liabilities		(16.9)	(2.9)	(19.8)
Total assets less total liabilities		15.1	0.2	15.3
Share capital		2.8	—	2.8
Share premium		1.2	—	1.2
Other reserves	(b)	5.0	0.3	5.3
Retained earnings	(d)	6.1	(0.1)	6.0
Total shareholders’ equity		15.1	0.2	15.3

Reconciliation of equity at 30 April 2005

	Note	UK GAAP	Effect of transition	IFRS
		£m’s	£m	£m
Property, plant and equipment	(c),(e),(f)	22.3	0.4	22.7
Intangibles	(g)	—	0.2	0.2
Total non current assets		22.3	0.6	22.9
Inventories		2.8	—	2.8
Trade and other receivables		3.5	—	3.5
Total current assets		6.3	—	6.3
Non current assets
Trade and other receivables		0.1	—	0.1
Total assets		28.7	0.6	29.3
Financial liabilities		(5.9)	—	(5.9)
Trade and other payables	(b),(h)	(6.0)	(0.2)	(6.2)
Current tax liabilities		(0.7)	—	(0.7)
Deferred tax liabilities	(a)	—	(1.7)	(1.7)
Total liabilities		(12.6)	(1.9)	(14.5)
Total assets less total liabilities		16.1	(1.3)	14.8
Share capital		2.8	—	2.8
Share premium		1.2	—	1.2
Other reserves	(b)	4.3	(1.2)	3.1
Retained earnings	(d)	7.8	(0.1)	7.7
Total shareholders’ equity		16.1	(1.3)	14.8

Explanation of reconciling items between UK GAAP and IFRS

(a) In accordance with IAS12, provision has been made for deferred tax on revalued assets. This was not permitted under UK GAAP unless there was a binding commitment to sell the asset.

(b) In accordance with IAS39, derivatives held by the entity have to be carried at fair value with movements in the fair value being taken to the income statement or currency reserves dependent on instrument classification. In the case of the Group, the only derivative it held at 2 May 2004 and 30 April 2005 was a cash flow hedge and hence any movement in fair value was taken to the hedging reserve.

(c) As disclosed in note 11, the Group has identified one lease, that was classified as an operating lease for land and buildings under UK GAAP, which under IAS requires reclassification as a finance lease (in respect of the building element of the lease). The reclassification of this operating lease to a finance lease resulted in the recognition of buildings with a net book value of £nil at 2 May 2004. At the same date a finance lease liability of £0.1m was recognised.

(d) Under IFRS2, a charge is required for all share-based payments including share options. The charge in the income statement is based on the fair value of the options at grant date. Under UK GAAP, the income statement charge, if any, is based on the difference between the exercise price and the mid- market price on the date of issue. In the 52 weeks to 30 April 2005, a charge of £0.1m (£0.1m after taxation) was required under IFRS2. There is no impact on net assets.

(e) In accordance with IAS16, where entities have adopted a policy of revaluation for certain classes of assets, there is a requirement to value these assets on a fair value basis. The Group periodically revalues its freehold and leasehold land and buildings and was therefore required to employ the services of a firm of independent Chartered Surveyors to value this class of assets on a fair value basis. This resulted in an increase in the net book amount at 2 May 2004 of £3.0m and at 30 April 2005 of £0.4m. As a result of the increased valuation of these assets under IFRS, the net book amount of land and buildings disposed during the 52 weeks to 30 April 2005 was higher and therefore the profit recognised on these disposals was reduced by £2.7m.

(f) Under IAS16, entities are required to consider residual values when applying depreciation policy. The effect of applying this standard was to increase the net book amount of property, plant and equipment at 2 May 2004 by £0.1m and at 30 April 2005 by £0.1m. Depreciation charges were reduced in the 52 weeks to 30 April 2005 by £0.1m.

(g) Intangible assets were classified under Office and Computer Equipment within the fixed assets note under UK GAAP. These have now been reclassified as Intangible Assets. £0.5m was reclassified at 2 May 2004 (£0.2m at 30 April 2005).

(h) In accordance with IAS19, a liability for holiday pay has been recognised at 2 May 2004 of less than £0.1m and at 30 April 2005 of £0.1m.

SECTION 2: HISTORICAL FINANCIAL INFORMATION FOR THE 52 WEEKS ENDED 30 APRIL 2005 AND THE 52 WEEKS ENDED 1 MAY 2004 PREPARED IN ACCORDANCE WITH UK GAAP.

GROUP PROFIT AND LOSS ACCOUNT

for the 52 weeks ended 30 April/1 May

		2005	2005	2005		2004	2004	2004
	Note	Before exceptional items	Exceptional items (Note 2)	Total		Before exceptional items	Exceptional items (Note 2)	Total
		£’000	£’000	£’000		£’000	£’000	£’000

Turnover	1	49,695	—	49,695		48,370	—	48,370
Cost of sales		(39,653)	—	(39,653)		(39,467)	(69)	(39,536)
Gross profit		10,042	—	10,042		8,903	(69)	8,834
Administrative expenses		(11,094)	(969)	(12,063)		(12,867)	(5,085)	(17,952)
Operating loss	2	(1,052)	(969)	(2,021)		(3,964)	(5,154)	(9,118)
Profit on disposals of fixed assets		—	4,511	4,511		—	—	—
Profit/(loss) on ordinary activities before interest		(1,052)	3,542	2,490		(3,964)	(5,154)	(9,118)
Interest receivable	3	56	—	56		19	—	19
Interest payable	3	(602)	(397)	(999)		(521)	—	(521)
Profit/(loss) on ordinary activities before taxation		(1,598)	3,145	1,547		(4,466)	(5,154)	(9,620)
Tax on (profit)/loss on ordinary activities	4	—	(555)	(555)		1,493	—	1,493
Profit/(loss) on ordinary activities after taxation		(1,598)	2,590	992		(2,973)	(5,154)	(8,127)
Dividends	5			—				(336)
Retained profit/(deficit)				992				(8,463)
Earnings/(loss) per Ordinary share
—basic	6			3.5	p			(29.1	)p
—diluted	6			3.5	p			(29.1	)p
Dividends per Ordinary share				0.0	p			1.2	p

GROUP STATEMENT OF RECOGNISED INCOME AND EXPENSE

for the 52 weeks ended 30 April/1 May

	2005	2004
	£’000	£’000

Profit/(loss) on ordinary activities after taxation for the period	992	(8,127)
Unrealised surplus on revaluation of properties	—	199
Total recognised gains/(losses) since the last annual report	992	(7,928)

NOTE OF GROUP HISTORICAL PROFITS AND LOSSES

for the 52 weeks ended 30 April/1 May

	2005	2004
	£’000	£’000

Reported profit/(loss) on ordinary activities before taxation	1,547	(9,620)
Realisation of property revaluation gains of previous years	620	—
Difference between the historical cost depreciation charge and the actual depreciation charge for the period calculated on the revalued amount	30	49
Historical cost profit/(loss) on ordinary activities before taxation	2,197	(9,571)
Historical cost profit/(deficit) for the period retained after taxation, dividends and other appropriations	1,642	(8,414)

There is no material difference between the results as disclosed in the Group profit and loss account and the result on an unmodified historic cost basis.

GROUP BALANCE SHEET

for the 52 weeks ended 30 April/1 May

	Note	2005	2004
		£’000	£’000

Fixed assets
Tangible assets	8	22,339	26,296
Investments		—	—
		22,339	26,296
Current assets
Stock	9	2,785	2,100
Debtors	10	3,551	3,552
Cash at bank and in hand		13	12
		6,349	5,664
Creditors: amounts falling due within one year	11	(6,790)	(6,143)
Net current (liabilities)/assets		(441)	(479)
Total assets less current liabilities		21,898	25,817
Creditors: amounts falling due after more than one year	12	(5,795)	(10,327)
Provisions for liabilities and charges	13	—	(379)
Net assets		16,103	15,111
Capital and reserves
Called up share capital	15	2,826	2,826
Share premium account	16	1,216	1,216
Capital redemption reserve	16	30	30
Revaluation reserve	16	4,291	4,941
Profit and loss account	16	7,740	6,098
Equity shareholders’ funds	16	16,103	15,111

GROUP CASH FLOW STATEMENT

for the 52 weeks ended 30 April/ 1 May

	Note	2005	2004
		£’000	£’000

Net cash outflow from operating activities	20	(1,306)	(1,346)
Returns on investments and servicing of finance
Interest received		56	19
Interest paid		(604)	(501)
Bank facility fees paid		(194)	—
Net cash outflow from returns on investments and servicing of finance		(742)	(482)
Taxation
Corporation tax received/(paid)		350	(362)
Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(585)	(815)
Receipts from sales of tangible fixed assets		6,816	—
		6,231	(815)
Equity dividends paid		—	(698)
Net cash inflow/(outflow) before financing		4,533	(3,703)
Financing
Issue of share capital		—	80
Capital element of finance lease rental payments		—	(9)
Bank and other loans (repaid)/drawn-down		(4,532)	3,633
Net cash (outflow)/inflow from financing		(4,532)	3,704
Increase in cash	21, 22	1	1

NOTES TO THE FINANCIAL STATEMENTS

1 Accounting policies

The principal accounting policies are summarised below.

Basis of accounting

The financial statements are prepared under the historical cost convention modified to include the revaluation of certain freehold and leasehold land and buildings and investments.

The financial statements are prepared in accordance with the Companies Act 1985 (“the Act”) and applicable accounting standards, except for grants and contributions relating to the development of land, see below.

Basis of consolidation

The accounting reference date of all Group companies is 30 April and this year the financial statements of Universal Salvage plc and its subsidiary undertakings have been drawn up to 30 April 2005, being the nearest Saturday to 30 April 2005. Therefore the Group financial statements, which comprise the financial statements of Universal Salvage plc and all its subsidiary undertakings, cover the period 2 May 2004 to 30 April 2005.

Turnover

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales related taxes. The analysis of turnover, profit before tax and net assets by geographical market supplied has not been provided as substantially all of the Group’s activity is undertaken within the UK and solely relates to the Group’s principal activities.

Vehicle sales at auction are recognised in the financial statements when the hammer drops, which under the terms and conditions of sale is the point at which the legally binding contract is formed between the Group and the buyer. Where vehicles are sold on behalf of third parties, our vehicle handling fee is also recognised when the hammer drops following the completion of our service of disposal on behalf of our client.

Scrap metal income from processing is recognised at the point, following the vehicle being crushed, the metal cubes have been weighed by third party fragmentors.

Related service income such as delivery of vehicles and other services, including vehicle logistic activities for third party clients, is recognised only when the associated service has been performed.

Fixed assets

Tangible fixed assets are stated at cost or valuation, net of depreciation and any provisions for impairment. The Group has adopted a policy of external revaluation for land and buildings every five years and an interim valuation in the third year after the full valuation. Further interim valuations will be carried out in intervening years only where there has been a material change in value. The freehold and leasehold land and buildings were revalued at 1 May 2004 based on a market value for existing use basis.

Interest incurred on borrowings to finance specific site developments is capitalised at its gross amount, before tax, using average interest rates in the relevant development period, up to the date the site becomes operational.

Fixed asset investments are shown at cost or valuation less any provision for impairment.

Property leased to customers

Property leased to customers under operating leases is capitalised in accordance with the fixed asset policy above. Operating lease income is accounted for on a straight line basis with any rental increases recognised during the period to which they relate.

Grants

Grants and contributions relating to development of operating land have been deducted from the cost of fixed assets. This is not in accordance with Schedule 4 of the Act which requires fixed assets to be shown at their purchase price or production cost and hence grants and contributions would be presented as deferred income. This departure from the requirements of the Act is, in the opinion of the Directors, necessary for the financial statements to give a true and fair view as no provision is made for depreciation of land and any grants and contributions relating to such assets would not be taken to the Group profit and loss account. The financial effects of this accounting policy are set out in note 8, tangible fixed assets.

Depreciation

Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost or valuation of each asset over its expected useful life, as follows:

Freehold buildings — over 10 to 30 years

Leasehold buildings — over the lease term

Site improvements — over 5 to 25 years

Plant, machinery and motor vehicles — over 3 to 10 years

Office and computer equipment — over 3 to 5 years

No depreciation is charged on assets under construction.

Estimation of residual values and useful lives includes an assessment of the expected rate of technology development and the intensity at which the assets are expected to be used. The carrying value of tangible fixed assets are reviewed for impairment in periods where changes in circumstances indicate the carrying value may not be recoverable.

Universal Salvage plc 2000 Employees’ Share Trust — Employee Share Ownership Plan (ESOP)

In accordance with UITF 38, Accounting for ESOP Trusts, shares purchased through Employee Share Option Trusts are held at cost and are taken as a deduction in arriving at shareholders’ funds.

The net result of the Employees’ Share Trust, including profits and losses on sale of shares and tax thereon, but excluding any dividends received and receivable from Universal Salvage plc, (which has been waived), is included in the financial statements. The reserves of the Employees’ Share Trust are accounted for as a separate non- distributable reserve. Costs associated with the Employees’ Share Trust are written off in the Group financial statements within administrative costs as they are incurred.

Stocks

Stocks are stated at the lower of cost incurred in bringing each vehicle or component to its present location and its net realisable value, as follows:

Work in progress — cost of direct materials and labour

Vehicles and components for resale — cost of vehicle/component plus direct costs incurred in relation to collection of the vehicle

Provision is made for slow-moving items where appropriate.

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable, and therefore recognised, only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is not recognised when fixed assets are revalued unless by the balance sheet date there is a binding agreement to sell the revalued assets and the gain or loss expected to arise on sale has been recognised in the financial statements. Neither is deferred tax recognised when fixed assets are sold and it is more likely than not that the taxable gain will be rolled over, being charged to tax only if and when the replacement assets are sold.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Leasing and hire purchase commitments

Assets held under finance leases and hire purchase contracts, which are those where substantially all the risks and rewards of ownership of the asset have passed to the Group, are capitalised in the balance sheet and are depreciated over the shorter of the lease terms and their useful lives.

The interest element of the rental obligations is charged to the Group profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to income on a straight-line basis over the lease term, even if the payments are not made on such a basis.

Pensions

The Group operates defined contribution pension schemes for certain Directors and employees. Contributions are charged to the Group profit and loss account as they become payable in accordance with the rules of the schemes. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet. The assets of the schemes are held separately from those of the Group in independently administered funds.

Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

For an interest rate swap to be treated as a hedge, the instrument must be related to actual assets or liabilities or a probable commitment and must change the nature of the interest rate by converting a fixed rate to a variable rate or vice versa. Interest differentials under these swaps are recognised by adjusting net interest payable over the periods of the contracts.

If an instrument ceases to be accounted for as a hedge, for example because the underlying hedged position is eliminated, the instrument is marked to market and any resulting profit or loss recognised at that time.

2 Operating loss

	2005	2004
	£’000	£’000

Operating loss is stated after charging:
Depreciation of owned fixed assets	2,307	2,662
Depreciation of assets held under finance leases and hire purchase contracts	—	4
Operating lease rentals
—land and buildings	229	223
—plant, machinery and motor vehicles	95	162
	2,631	3,051
Exceptional items:
Impairment of owned fixed	—	3,626
Staff costs of reorganising continuing operations	453	596
Third party costs of reorganising continuing operations	516	—
Costs of renegotiating banking facilities	—	480
FSA	—	347
Legal costs in obtaining outline planning permission for Redbourn site	—	105
	969	5,154

During the prior period ending 1 May 2004, the Group was subject to an FSA investigation, and these costs comprised the professional fees incurred of £257,000 and a related fine of £90,000.

and after crediting:

Rental receivable under operating leases	266	138

Services provided by the Group’s auditors and network firms

During the period the Group obtained the following services from the Group’s auditors at costs as detailed below:

	2005	2004
	£’000	£’000

Audit services
—statutory audit	53	50
Tax services
—compliance services	8	8
—advisory services	23	16
Other advisory fees	161	395
	245	469

Other advisory fees include fees charged in connection with restructuring during the period and professional advice on the Group’s transition to IFRS

3 Interest

Interest receivable and similar income

	2005	2004
	£’000	£’000

Bank deposits	41	—
Staff loan interest	1	1
Corporation tax overpayments	14	10
Rates rebates	—	8
	56	19

Interest payable and similar charges:

	2005	2004
	£’000	£’000

Bank loans and overdrafts	602	521
Exceptional bank facility fees	397	—
	999	521

The exceptional bank facility fees comprise £151,000 of property related fees, £112,000 of fees related to the unutilised portion of the facility on draw-down, and £134,000 of amortised ongoing facility fees. These costs have been categorised as exceptional costs as they arose due to a renegotiation of facilities in July 2004.

4 Tax on profit/ (loss) on ordinary activities

The taxation (charge)/credit based on the profit/(loss) before tax comprises:

	2005	2004
	£’000	£’000

Current period:
UK corporation tax based on the profit before taxation	(556)	—
Tax carried back and offset against profits of prior periods	—	344
Prior years:
UK corporation tax	1	105
Total current tax (charge)/credit	(555)	449
Deferred taxation provision:
Origination and reversal of timing differences	—	1,044
Total tax (charge)/credit on profit/(loss) on ordinary activities	(555)	1,493

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before taxation is as follows:

The taxation (charge)/credit based on the profit/(loss) before tax comprises:

	2005	2004
	£’000	£’000

Profit/(loss) on ordinary activities before taxation	1,547	(9,620)
Tax (charge)/credit on (profit)/loss on ordinary activities at standard rate of corporation tax in the UK of 30 per cent. (2004: 30 per cent.)	(464)	2,886
Effects of:
Expenses not deductible for tax purposes
(primarily disallowed expenses and depreciation on non-tax qualifying assets)	(107)	(468)
Timing differences between capital allowances and depreciation on qualifying assets	33	(1,493)
Other timing differences	22	(11)
Difference between taxable gain and profit on disposal of properties	(46)	—
Reduced rates for Group companies gaining from small company rate	6	21
Unrelieved losses carried forward to future periods	—	(591)
Adjustment to tax charge in respect of previous periods	1	105
Total current tax (charge)/credit	(555)	449

The Group earns its profits solely in the UK. The tax rate used is a mixture of the standard rate for UK corporation tax, currently 30 per cent., and small companies rate dependant on the level of profits in each group company.

5 Dividends

Equity dividends on ordinary shares:

	2005	2004
	£’000	£’000

Interim paid nil pence (2004: 1.2 pence)	—	336
Final proposed nil pence (2004: nil pence)	—	—
	—	336

The Directors are not recommending the payment of a final dividend.

6 Earnings/(loss) per share

Earnings/(loss) per share has been calculated on the profit on ordinary activities after taxation for the period of £992,000 (2004: loss of £8,127,000) divided by the weighted average number of Ordinary shares, excluding shares held by the Universal Salvage plc 2000 Employees’ Share Trust:

	2005	2004
	Number	Number
	£’000	£’000

Weighted average number of Ordinary shares	28,008	27,931

The diluted earnings per share has been calculated on the profit on ordinary activities after taxation for the period of £992,000 (2004: loss of £8,127,000) divided by the weighted average number of Ordinary shares taking into account all dilutive Ordinary shares, calculated as follows:

	2005	2004
	Number	Number
	£’000	£’000

Weighted average number of Ordinary shares	28,008	27,931
Dilutive potential Ordinary shares:
Executive/SAYE share options	163	—
	28,171	27,931

7 Staff and Directors

	2005	2004
	£’000	£’000

Staff costs:
Wages and salaries	7,763	8,674
Social security costs	785	927
Other pension costs	160	181
	8,708	9,782

The average weekly number of employees during the period was as follows:

	2005	2004
	Number	Number

Site and transportation	163	178
Office and management	159	190
	322	368

	2005	2004
	£’000	£’000
Directors’ remuneration in total:
Emoluments:
Fees and salaries	530	758
Benefits in kind	8	16
Bonus	73	50
	611	824
Compensation for loss of office	214	—
	825	824
Pension contributions	37	59
	862	883

The Group made contributions during the period on behalf of five (2004: four) of the Directors to the Group’s money purchase pension scheme and on behalf of one (2004: one) of the Directors to a personal pension plan.

8 Tangible fixed assets

	Land,	Plant,	Office
	buildings	machinery	and	Assets in
	and site	and motor	computer	course of
	improvements	vehicles	equipment	construction	Total
	£’000	£’000	£’000	£’000	£’000
Cost or valuation:
At 1 May 2004	21,218	10,086	6,826	40	38,170
Additions	144	318	60	63	585
Transfers to current assets	(76)	(46)	—	—	(122)
Transfers from current assets	—	14	—	—	14
Disposal	(2,236)	(1,093)	(54)	—	(3,383)
Reclassification on completion of assets	14	18	42	(74)	—
At 30 April 2005	19,064	9,297	6,874	29	35,264
Depreciation:
At 1 May	—	6,094	5,780	—	11,874
Provided during the period	514	1,047	746	—	2,307
Transfers to current assets	(7)	(38)	—	—	(45)
Disposal	(191)	(971)	(49)	—	(1,211)
At 30 April 2005	316	6,132	6,477	—	12,925
Net book amount:
At 30 April 2005	18,748	3,165	397	29	22,339
At 1 May 2004	21,218	3,992	1,046	40	26,296

All freehold and leasehold land and buildings were valued by DTZ Debenham Tie Leung, a firm of independent Chartered Surveyors, at 1 May 2004, on the basis of existing use value in accordance with the Appraisal and Valuation Standards of The Royal Institution of Chartered Surveyors. The Directors are not aware of any material change in the valuation of these assets.

These revaluations have been incorporated into the financial statements and the resulting revaluation adjustments were taken to the revaluation reserve or Group profit and loss account as appropriate in accordance with FRS15.

Following a review by the Directors of the useful lives of certain IT assets, the estimated lives of these assets have been reduced. The effect of this change has been to increase the depreciation charge for the period by £192,000.

No interest was capitalised into fixed assets in the 52 weeks to 30 April 2005 (2004: £nil). The total amount of finance costs included in the cost of fixed assets is £134,000 (2004: £134,000).

The Group received a grant in prior years as a contribution towards the development of operating land. The total amount of grant deducted from the cost of land and buildings is £641,000 (2004: £641,000).

The net book amount of land and buildings comprises:

	2005	2004
	£’000	£’000

Revalued properties:
Freehold	18,494	21,068
Long leasehold	110	150

	18,604	21,218
Additions since the last revaluation:

Freehold	—	—
Site improvements	144	—
	18,748	21,218

The historical cost of freehold and leasehold land and buildings is as follows:

	2005	2004
	£’000	£’000

Cost	16,519	17,862
Cumulative depreciation based on cost	2,624	2,331

Included in land and buildings is land with a value of £13,634,000 (2004: £14,651,000) which is not subject to depreciation.

9 Stock

	2005	2004
	£’000	£’000

Vehicles or components for resale	2,785	2,100

Included within stock is £77,000 relating to the net book value of the Group’s site in Staughton Moor, Cambridgeshire, which is being held for resale.

10 Debtors

	2005	2004
	£’000	£’000

Trade debtors	2,680	2,351
Corporation tax	132	300
Prepayments and other debtors	739	901
	3,551	3,552

Included within Group debtors is a corporation tax debtor which is due after one year.

Of the Company debtors, £2,404,000 is due after one year (2004: £2,191,000).

11 Creditors: amounts falling due within one year

	2005	2004
	£’000	£’000

Trade creditors	2,953	3,018
Corporation tax	738	—
Other taxes and social security costs	805	704
Accruals and deferred income	2,294	2,421
	6,790	6,143

12 Creditors: amounts falling due after more than one year

	2005	2004
	£’000	£’000

Overdraft	148	3,327
Bank loans	5,647	7,000
	5,795	10,327

As at 30 April 2005 the bank loan comprised a ten- year facility of £5,647,000 of which £5,647,000 was drawn down at 30 April 2005. It bears interest at 1.25 per cent. over LIBOR. The overdraft comprises a £3,000,000 facility which bears interest at 1.25 per cent. over the Royal Bank of Scotland plc’s base rate.

The Group incurred issue costs of £710,000 in renegotiating the bank loan facility. These costs together with the interest expense are allocated to the Group profit and loss account over the term of the facility.

The maturity of the overdraft and bank loans are as follows:

	2005	2004
	£’000	£’000

Within one year	—	—
Between one and two years	981	3,327
Between two and five years	3,000	2,000
Over five years	1,814	5,000
	5,795	10,327

13 Provisions for liabilities and charges

Restructuring
£’000

At 1 May 2004	379
Charged/(credited) in the period	—
Utilised in the period	(379)
At 30 April 2005	—

The deferred taxation asset/(liability) recognised in the financial statements is as follows:

	Amount		Amount
	Recognised		Unrecognised
	2005	2004	2005	2004
	£’000	£’000	£’000	£’000

Tax effect of timing differences:
Accelerated capital allowances	—	—	320	354
Other timing differences	—	—	26	48
Unrelieved tax losses carried forward to future periods	—	—	570	591
Asset/(liability)	—	—	916	993

Based on current capital investment plans, the Group expects that in future years capital allowances will be lower than depreciation.

No provision has been made for deferred tax on gains recognised on revaluing property to its market value or on the sale of properties where potentially taxable gains have been rolled over into replacement assets. Such tax would become payable only if the property were sold without it being possible to claim rollover relief. The total amount unprovided is £929,000 (2004: £1,247,000), on the unindexed gain. At present it is not envisaged that any such tax will become payable in the foreseeable future.

14 Derivatives and other financial instruments

The numerical disclosures in this note deal with financial assets and financial liabilities as defined in Financial Reporting Standard 13 ‘Derivatives and other financial instruments: disclosures’ (‘FRS13’). Certain financial assets such as investments in subsidiary and associated companies are excluded from the scope of these disclosures.

As permitted by FRS13, the disclosure below excludes short-term debtors and creditors except for bank borrowings and finance leases.

The Group’s financial assets comprise small amounts of petty cash of £13,000 (2004: £12,000), which does not attract interest.

After taking into account interest rate swaps entered into by the Group, the interest rate risk profile of the financial liabilities of the Group at the year end was a follows:

	2005	2004
	£’000	£’000

Sterling denominated:
Fixed rate financial liabilities	4,000	4,000
Floating rate financial liabilities	1,795	6,327
	5,795	10,327

	2005	2004

Fixed rate financial liabilities:
Weighted average interest rate %	6.84%	6.84%
Weighted average period for which rate is fixed—years	1.6 years	2.6 years

The fixed rate financial liabilities comprise a £4,000,000 (2004: £4,000,000) swap at 5.59 per cent. against LIBOR (total rate of 6.84 per cent. including The Royal Bank of Scotland plc’s margin) hedging a portion of the sterling denominated loan facility, which matures on 30 November 2006.

The floating rate financial liabilities comprise a sterling denominated loan facility (the excess drawn-down amount above the fixed rate element) that currently bears interest at 1.25 per cent. above LIBOR, and an overdraft that bears interest at 1.25 per cent. above the Royal Bank of Scotland’s base rate

	2005	2004
	£’000	£’000

The maturity profile of the Group’s financial liabilities at the year end was as follows:
Within one year	—	—
Between one and two years	981	3,327
Between two and five years	3,000	2,000
Over five years	1,814	5,000
	5,795	10,327

The Group’s borrowings were renegotiated in July 2004. The revised terms are as follows:

•                  a bank loan comprising a ten year facility of £8,000,000 (reduced to £5,647,000 in January 2005 following property disposals during the year), bearing interest at 1.25 per cent. over LIBOR;

•                  an overdraft comprising a £3,000,000 18 month facility which bears interest at 1.25 per cent. over The Royal Bank of Scotland plc’s base rate; and

•                  a bridging loan of £4,000,000 for the period up to and including 30 June 2005 (repaid in full in December 2004 following property disposals during the year which bears interest at 1.25 per cent. over The Royal Bank of Scotland plc’s base rate

The Group had utilised £148,000 of its overdraft facility leaving undrawn overdraft facilities at 30 April 2005 of £2,852,000 (2004: £nil). The Group has a ten year term loan facility of £5,647,000. At 30 April 2005 £5,647,000 (2004: £7,000,000) of the facility was drawn-down, leaving undrawn loan facilities of £nil (2004: £5,000,000).

The bank loan included in these new facilities reduces by £83,333 per month commencing June 2006, with a final reduction in February 2012.

Set out below is a comparison by category of book values and fair values of the Group’s financial assets and liabilities at 30 April 2005:

	2005	2005	2004	2004
	Book value	Fair value	Book value	Fair value
	£’000	£’000	£’000	£’000

Primary financial instruments held or issued to finance the Group’s operations:
Financial assets	13	13	12	12
Short-term financial liabilities and current portion of long-term borrowings	—	—	—	—
Long-term borrowings	(5,795)	(5,795)	(10,327)	(10,327)
	(5,782)	(5,782)	(10,315)	(10,315)
Derivative financial instruments held to manage the interest rate:
Interest rate swap	—	(49)	—	(62)
	(5,782)	(5,831)	(10,315)	(10,377)

The fair value of the sterling interest rates swap has been estimated from third party valuations at the balance sheet date by calculating the present value of estimated future cash flows.

Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. The cumulative unrecognised loss on the interest rate swap was £49,000 (2004: £62,000) at the balance sheet date. Of this £49,000, £31,000 is expected to be recognised in the Group profit and loss account in the next financial period.

15 Share Capital

	2005	2004
	£’000	£’000

Authorised
36,000,000 Ordinary shares of 10 pence each	3,600	3,600
Allotted, issued and fully paid:
28,258,098 (2004: 28,258,098) Ordinary shares of 10 pence each	2,826	2,826

During the period, nil (2004: 146,225) Ordinary shares were issued in connection with the Company’s SAYE schemes. The nominal value of these shares was £nil (2004: £15,000) and the consideration received £nil (2004: £80,000).

The market value of shares at the date of allotment were as follows:

	Number	Market
	of shares	price (p)	Scheme

Date of allotment:
03 December 2003	108,244	123.5	SAYE
18 December 2003	31,651	115.0	SAYE
22 December 2003	6,330	110.0	SAYE
	146,225

On 19 July 2004 the company issued West Register (Investments) Limited, a subsidiary of The Royal Bank of Scotland plc (“RBS”), with warrants to subscribe at par for up to 1,095,469 Ordinary shares of 10 pence each in the capital of the Company, which represents 3.73 per cent. of the Company’s existing issued share capital and outstanding share options. The option is exercisable at any time during the ten year period commencing 19 July 2004. The total number of shares to be issued under the warrants will be the total number of shares adjusted pro rata to reflect any future increases in the issued share capital of the Company or options that may have been issued.

At 30 April 2005 the following options granted under the Executive share option schemes and the SAYE share option schemes were outstanding with a total nominal amount of £153,937 (2004: £131,935).

Scheme	Date of grant	Ordinary shares under option	Exercise price per share (p)	Period during which option is exercisable

1995 Executive Scheme	06.04.2000	25,858	247.5	between 06.04.2003 and 06.04.2007
2000 Executive Scheme	06.04.2000	74,749	247.5	between 06.04.2003 and 05.04.2010
1995 Executive Scheme	11.07.2000	5,645	310.0	between 11.07.2003 and 11.07.2007
2000 Executive Scheme	11.07.2000	9,677	310.0	between 11.07.2003 and 10.07.2010
SAYE 9	08.01.2001	18,584	305.0	between 01.02.2006 and 31.07.2006
1995 Executive Scheme	18.07.2001	45,620	479.5	between 18.07.2004 and 18.07.2008
SAYE 10	21.12.2001	2,591	381.0	between 01.02.2005 and 31.07.2005
SAYE 11	21.12.2001	7,384	381.0	between 01.02.2007 and 31.07.2007
1995 Executive Scheme	05.07.2002	50,000	210.0	between 05.07.2005 and 05.07.2009
1995 Executive Scheme	10.12.2002	40,000	127.0	between 10.12.2005 and 10.12.2009
SAYE 12	20.12.2002	181,799	78.0	between 01.02.2006 and 31.07.2006
SAYE 13	20.12.2002	108,061	78.0	between 01.02.2008 and 31.07.2008
1995 Executive Scheme	09.04.2003	20,298	101.0	between 09.04.2006 and 09.04.2010
2000 Executive Scheme	09.04.2003	29,702	101.0	between 09.04.2006 and 08.04.2013
1995 Executive Scheme	21.01.2004	69,073	97.0	between 21.01.2007 and 21.01.2011
2000 Executive Scheme	21.01.2004	30,927	97.0	between 21.01.2007 and 20.01.2014
1995 Executive Scheme	23.07.2004	100,000	61.0	between 23.07.2007 and 22.07.2011
1995 Executive Scheme	29.07.2004	50,000	61.0	between 29.07.2007 and 28.07.2011
SAYE 14	01.01.2005	548,113	60.0	between 01.03.2008 and 31.08.2008
SAYE 15	01.01.2005	121,286	60.0	between 01.03.2010 and 31.08.2010
		1,539,367

In accordance with Urgent Issue Task Force Abstract 17 “Employee Share Schemes”, the Company has taken advantage of the exemptions contained therein in respect of accounting for discounts arising on the grant of options in the Company’s Inland Revenue Sharesave Scheme.

16 Reconciliation of movement in equity shareholders’ funds and movements in reserves

	Share capital	Share premium account	Capital redemption reserve	Revaluation reserve	Profit and loss account	Shareholders’ funds 2005	Shareholders’ funds 2004
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
At 1 May 2004	2,826	1,216	30	4,941	6,098	15,111	23,295
Issue of Ordinary share capital	—	—	—	—	—	—	80
Realised revaluation on sale of properties	—	—	—	(620)	620	—	—
Transfer of amount equivalent to additional depreciation on revalued assets	—	—	—	(30)	30	—	—
Revaluation of properties	—	—	—	—	—	—	199
Profit after tax	—	—	—	—	992	992	(8,127)
Dividend	—	—	—	—	—	—	(336)
At 30 April 2005	2,826	1,216	30	4,291	7,740	16,103	15,111

Universal Salvage plc 2000 Employees’ share Trust — Employee Share Ownership Plan (‘ESOP’)

The shares held by the Universal Salvage plc 2000 Employees’ Share Trust represent Ordinary shares of 10 pence each. At the year-end the Trust owned 250,000 shares (2004: 250,000) at a cost of £651,000 (2004: £651,000), which has been taken as a deduction in arriving at shareholders’ funds.

The market value of shares owned by the Trust, based on the mid-market price at 30 April 2005 was £190,000 (2004: £185,000).

No shares are currently under option to employees.

17 Capital commitments

	2005	2004
	£’000	£’000

Contracted not provided	141	224

18 Other financial commitments

The Group had annual commitments under non-cancellable operating leases as set out below:

	Land and buildings		Other
	2005	2004	2005	2004
	£’000	£’000	£’000	£’000

Operating leases which expire:
Within one year	70	127	2	70
Between two and five years inclusive	72	—	—	46
Over five years	88	88	—	—
	230	215	2	116

19 Related party transactions

There were no material transactions with directors and their connected parties.

During the 52 weeks to 30 April 2005 the Group sold cars from stock to two Directors, M C Hynes for a value of £17,000 (net book amount £10,000) and E P Bruegger for a value of £37,000 (net book amount £34,000). The vehicles were sold at their market value and no amount was owed or owing at the year-end.

At 30 April 2005, the Group had entered into a commitment to purchase a property from Mrs J S Sandy, the wife of Mr N D A Sandy, for a value of £141,000, equal to the market value of the property at that date. The Group’s intention is to market and dispose of the property as soon as possible.

20 Reconciliation of operating profit/(loss) to net cash outflow from operating activities

	2005	2004
	£’000	£’000

Operating profit/(loss)	2,490	(9,118)
Depreciation of tangible fixed assets	2,307	2,666
Impairment of tangible fixed assets	—	3,626
(Profit)/loss on disposal of tangible fixed assets	(4,511)	6
(Increase)/decrease in stock (excluding transfers between fixed assets and stock)	(622)	118
Increase in debtors	(315)	(421)
(Decrease)/increase in creditors due within one year	(655)	1,777
Net cash outflow from operating activities	(1,306)	(1,346)

21 Analysis of changes in net debt

	At 1 May 2004	Cash flows	Other changes	At 30 April 2005
	£’000	£’000	£’000	£’000

Cash at bank and in hand	12	1	—	13
Bank loans and overdraft:
Debt due after one year	(10,327)	4,532	—	(5,795)
	(10,315)	4,533	—	(5,782)

22 Reconciliation of net cash flow to movements in net debt

	2005	2004
	£’000	£’000

Increase in cash in period	1	1
Cash outflow from decrease in lease and hire purchase financing	—	9
Cash outflow/(inflow) from decrease/(increase) in bank loans and committed overdraft	4,532	(3,633)
Movement in net debt in period	4,533	(3,623)
Net debt at 1 May 2004	(10,315)	(6,692)
Net debt at 30 April 2005	(5,782)	(10,315)

SECTION 3: UNAUDITED FINANCIAL INFORMATION ON UNIVERSAL SALVAGE FOR THE 26 WEEKS ENDED 28 OCTOBER 2006 PREPARED IN ACCORDANCE WITH IFRS.

INCOME STATEMENT

		26 weeks to 28 October 2006		26 weeks to 29 October 2005		52 weeks to 29 April 2006
		£m		£m		£m
Revenue		32.6		25.4		56.4
Cost of sales		(26.5)		(20.6)		(45.6)
Gross profit		6.1		4.8		10.8
Administrative expenses	2	(4.9)		(5.3)		(10.1)
Operating profit/(loss)		1.2		(0.5)		0.7
Finance Costs	2,3	(0.3)		(0.2)		(0.5)
Profit/(loss) before taxation		0.9		(0.7)		0.2
Taxation	2,4	(0.4)		—		0.5
Profit/(loss) after taxation attributable to Equity Shareholders		0.5		(0.7)		0.7
Earnings/(loss) per Ordinary share (pence)—basic	5	1.8	p	(2.6	)p	2.4	p
Earnings/(loss) per Ordinary share (pence)—diluted	5	1.8	p	(2.6	)p	2.3	p

BALANCE SHEET

as at 28 October 2006

	At 28 October 2006	At 29 October 2005	At 29 April 2006
	£m	£m	£m

ASSETS
Non current assets
Property, plant and equipment	21.0	22.1	21.2
Intangible assets	0.1	0.1	0.1
Trade and other receivables	0.1	0.1	0.1
	21.2	22.3	21.4
Current assets
Assets held for resale	—	0.2	—
Inventories	2.8	2.0	3.3
Trade and other receivables	3.5	3.4	2.8
Cash and cash equivalents	0.3	0.2	1.8
	6.6	5.8	7.9
LIABILITIES
Current liabilities
Financial liabilities	(0.1)	—	(0.1)
Trade and other payables	(6.5)	(5.6)	(6.0)
Current tax liabilities	(0.2)	(0.7)	(0.2)
Provisions	—	(0.1)	(0.1)
	(6.8)	(6.4)	(6.4)

Net current assets/(liabilities)	(0.2)	(0.6)	1.5
Total assets less current liabilities	21.0	21.7	22.9
Non current liabilities
Financial liabilities	(2.4)	(5.7)	(5.9)
Deferred tax liabilities	(1.3)	(1.7)	(1.0)
Other non current liabilities	(0.2)	(0.2)	(0.2)
	(3.9)	(7.6)	(7.1)

Net assets	17.1	14.1	15.8
Shareholders’ equity
Ordinary shares	2.8	2.8	2.8
Share premium account	1.4	1.2	1.3
Other reserves	3.1	3.2	3.0
Retained earnings	9.8	6.9	8.7
Total equity	17.1	14.1	15.8

CASH FLOW STATEMENT

for the 26 weeks to 28 October/29 October

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m

Cash flows from operating activities
Cash generated from operations	2.3	0.8	2.5
Interest paid	(0.1)	(0.3)	(0.5)
Corporation tax (paid)/received	—	—	(0.7)
Net cash from operating activities	2.2	0.5	1.3

Cash flows from investing activities
Purchase of property, plant and equipment	(0.4)	(0.4)	(0.6)
Receipt for potential sale of site	—	0.2	0.2
Proceeds from sale of property, plant and equipment	0.3	—	1.0
Net cash from investing activities	(0.1)	(0.2)	0.6

Cash flows from financing activities
Net proceeds from issue of Ordinary share capital	0.1	—	0.1
Finance lease principal payments	(0.1)	—	—
Repayment of borrowings	(3.6)	(0.1)	(0.2)
Net cash used in financing activities	(3.6)	(0.1)	(0.1)

Net increase in cash and cash equivalents	(1.5)	0.2	1.8
Opening cash and cash equivalents	1.8	—	—
Closing cash and cash equivalents	0.3	0.2	1.8

Notes to the Interim financial statements

1 Basis of Preparation

The interim financial statements have been prepared on the basis of the accounting policies set out in the Group’s statutory accounts for the 52 weeks to 29 April 2006.

The interim financial statements do not constitute full statutory accounts and are unaudited. Figures for the 52 weeks to 29 April 2006 have been extracted from the annual report and accounts for that period, which received an unqualified audit opinion, and have been filed with the registrar of Companies.

These interim financial statements have been prepared in accordance with the Listing Rules of the Financial Services Authority. They have not been prepared in accordance with IAS 34 ‘Interim Financial Reporting’.

IFRS currently in issue are subject to ongoing review and endorsement by the European Commission, as well as possible amendment by the IASB, and therefore are subject to possible change. Further standards or interpretations may also be issued that could be applicable for the full year consolidated financial statements. These potential changes could result in the need to change the basis of accounting or presentation of certain financial information from that presented in this document.

2 Exceptional Items

The following items were classified as exceptional during previous periods and were included within the figures shown on the face of the income statement:

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Administrative expenses	—	(0.1)	(0.2)
Interest payable	—	(0.1)	(0.1)
Taxation	—	—	(0.1)
Income statement charge	—	(0.2)	(0.4)

3 Finance Costs

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Bank loans and overdrafts	(0.1)	(0.1)	(0.4)
Bank facility fees	(0.2)	(0.1)	(0.1)
	(0.3)	(0.2)	(0.5)

4 Taxation

The taxation charge in the income statement comprises the following:

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Deferred tax charge on revalued land and buildings	—	—	(0.1)
Chargeable gain on disposal of site	(0.1)	—	—
Deferred tax on utilisation of brought forward tax losses and other temporary differences	(0.3)	—	0.6
	(0.4)	—	0.5

Of the taxation charge in the period, £0.3 million relates to movement in the deferred tax provision and is therefore not a cash cost to the group. A further £0.1 million of the taxation charge in the period relates to the chargeable gain on disposal of the Staughton Manor site which, under current tax legislation, is not eligible for offset against the Group’s available brought forward tax losses.

5 Earnings/ (Loss) per share

Basic earnings/(loss) per share has been calculated on the profit after taxation for the period of £0.5 million, compared to a loss after taxation for the 26 weeks ended 29 October 2005 of £0.7 million, divided by the weighted average number of Ordinary shares in issue during the period, excluding shares held by the Universal Salvage plc 2000 Employees’ Share Trust, which have been treated as cancelled.

The number of shares in issue at 28 October 2006, excluding shares held by the Universal Salvage plc 2000 Employees’ Share trust was 28,225,233 (2005: 28,008,098).

Diluted earnings/(loss) per share is based on the profit/ (loss) for the period and all dilutive potential Ordinary shares.

6 Reconciliation of Movement in Equity Shareholders’ Funds

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Opening equity shareholders’ funds	15.8	14.8	14.8

Share premium movement
Proceeds from issued shares	0.1	—	0.1

Other reserves movements
Deferred tax on revalued land and buildings	0.1	—	0.1
Cash flow hedges—fair value gains in period	—	—	0.1

Revenue reserves movement
Share options—value of employee services	0.2	—	—
Equity reserve—value of warrant issued to the Royal Bank of Scotland plc	0.4	—	—
Profit/(loss) after tax for the period	0.5	(0.7)	0.7
Closing equity shareholders funds	17.1	14.1	15.8

7 Reconciliation of operating profit/(loss) to cash generated from operations

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Operating profit/(loss)	1.2	(0.5)	0.7
Depreciation of property, plant and equipment	0.8	0.9	1.7
Profit on disposal of property, plant and equipment	—	—	(0.3)
Decrease/(increase) in inventories	0.5	0.7	(0.4)
(Increase)/decrease in receivables	(0.7)	0.1	0.7
Increase/(decrease) in trade and other payables	0.5	(0.4)	0.1
Cash generated from operations	2.3	0.8	2.5

8 Analysis of closing net debt

	26 weeks to 28 October 2006	26 weeks to 29 October 2005	52 weeks to 29 April 2006
	£m	£m	£m
Cash and cash equivalents	0.3	0.2	1.8
Finance leases	(0.5)	(0.1)	(0.4)
Bank loans	(2.0)	(5.6)	(5.6)
	(2.2)	(5.5)	(4.2)

PART 6

FINANCIAL INFORMATION ON COPART

Introduction

Part 6 includes the following:

Section 1: Historical financial information for the year ended 31 July 2006 extracted from the 10-K filed by Copart with the SEC on 31 October 2006.

Section 2: Historical financial information for the three month and six month periods ended 31 January 2006 and 31 January 2007 extracted from the 10-Q filed by Copart with the SEC on 12 March 2007.

SECTION 1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Section 1 includes the following information on Copart:

Consolidated Balance Sheets — as at July 31, 2006 and 2005.

Consolidated Statements of Income — years ended July 31, 2006, 2005 and 2004.

Consolidated Statement of Shareholders’ Equity and Comprehensive Income — years ended July 31, 2006, 2005 and 2004.

Consolidated Statements of Cash Flows — years ended July 31, 2006, 2005 and 2004.

Notes to Consolidated Financial Statements

The financial information contained in this Section 1 is derived from audited financials for the year ended 31 July 2006 and has been extracted from the 10-K filed by Copart with the SEC on 31 October 2006.

COPART, INC.

CONSOLIDATED BALANCE SHEETS

	July 31, 2006	July 31, 2005
	(in thousands, except share amounts)
ASSETS

Current assets:
Cash and cash equivalents	$126,590	$252,548
Short-term investments	148,725	—
Accounts receivable, net	99,959	89,002
Vehicle pooling costs	29,148	25,983
Income taxes receivable	2,064	—
Prepaid expenses and other assets	4,864	6,274
Total current assets	411,350	373,807
Property and equipment, net	341,943	295,270
Intangibles, net	1,874	1,938
Goodwill	112,291	116,375
Deferred income taxes	5,137	—
Land purchase options and other assets	22,110	6,138
Total assets	$894,705	$793,528

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$60,644	$56,965
Deferred revenue	15,372	12,477
Income taxes payable	—	7,248
Deferred income taxes	7,191	3,295
Other current liabilities	126	126
Total current liabilities	83,333	80,111
Deferred income taxes	—	2,878
Other liabilities	1,402	1,160
Total liabilities	84,735	84,149
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value—180,000,000 shares authorized; 90,445,208 and 90,337,643 shares issued and outstanding at July 31, 2006 and 2005, respectively	276,052	272,017
Accumulated other comprehensive income (loss)	(37)	354
Retained earnings	533,955	437,008
Total shareholders’ equity	809,970	709,379
Total liabilities and shareholders’ equity	$894,705	$793,528

COPART, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended July 31,
	2006	2005	2004
	(in thousands, except per share amounts)

Revenues	$528,571	$447,731	$391,014
Operating costs and expenses:
Yard operations	298,023	245,666	227,625
General and administrative	58,986	45,629	38,928
Total operating expenses	357,009	291,295	266,553
Operating income	171,562	156,436	124,461
Other income (expense):
Interest expense	(72)	(62)	(3)
Interest income	8,182	4,908	1,509
Gain (loss) on sale of fleet equipment	—	(57)	1,359
Other income	1,634	3,370	2,595
Equity in losses of unconsolidated investment	(6,784)	—	—
Total other income	2,960	8,159	5,460
Income from continuing operations before income taxes	174,522	164,595	129,921
Income taxes	61,862	62,772	50,929
Income from continuing operations	112,660	101,823	78,992
Discontinued operations:
Income (loss) from discontinued operations, net of income tax effects	(15,713)	293	228
Net income	$96,947	$102,116	$79,220
Earnings per share—basic
Income from continuing operations	$1.24	$1.13	$0.89
Income (loss) from discontinued operations	(0.17)	—	—
Basic net income per share	$1.07	$1.13	$0.89
Weighted average shares outstanding	90,372	90,162	89,457
Earnings per share—diluted
Income from continuing operations	$1.21	$1.10	$0.87
Income (loss) from discontinued operations	(0.17)	—	—
Diluted net income per share	$1.04	$1.10	$0.87
Weighted average shares and dilutive potential common shares outstanding	92,925	92,984	91,537

See accompanying notes to consolidated financial statements.

COPART, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(in thousands, except share amounts)

			Accumulated
	Common Stock		Other
	Outstanding		Comprehensive	Retained	Shareholders’
	Shares	Amount	Income	Earnings	Equity
Balances at July 31, 2003	89,883,412	$269,968	$—	$255,672	$525,640
Net income	—	—	—	79,220	79,220
Currency translation adjustment	—	—	95	—	95
Comprehensive income					79,315
Exercise of stock options and related tax benefit, net of repurchased shares	1,033,796	6,686	—	—	6,686
Shares issued for Employee Stock Purchase Plan	135,735	1,345	—	—	1,345
Shares repurchased	(977,100)	(10,723)	—	—	(10,723)
Balances at July 31, 2004	90,075,843	267,276	95	334,892	602,263
Net income	—	—	—	102,116	102,116
Currency translation adjustment	—	—	259	—	259
Comprehensive income					102,375
Exercise of stock options and related tax benefit, net of repurchased shares	193,167	3,297	—	—	3,297
Shares issued for Employee Stock Purchase Plan	68,633	1,444	—	—	1,444
Shares repurchased	—	—	—	—	—
Balances at July 31, 2005	90,337,643	272,017	354	437,008	709,379
Net income	—	—	—	96,947	96,947
Currency translation adjustment	—	—	(391)	—	(391)
Comprehensive income					96,556
Exercise of stock options and related tax benefit, net of repurchased shares	389,800	11,268	—	—	11,268
Shares issued for Employee Stock Purchase Plan	83,765	1,640	—	—	1,640
Shares repurchased	(366,000)	(8,873)	—	—	(8,873)
Balances at July 31, 2006	90,445,208	$276,052	$(37)	$533,955	$809,970

See accompanying notes to consolidated financial statements.

COPART, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2006	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income	$96,947	$102,116	$79,220
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	17,950	(474)	(376)
Depreciation and amortization	31,456	30,466	29,649
Allowance for doubtful accounts	548	(517)	760
Deferred rent	242	(13)	(74)
Stock-based compensation	3,530	411	—
Loss (gain) on sale of property and equipment	655	(756)	(1,247)
Deferred income taxes	(4,120)	(5,620)	(122)
Equity in loss of unconsolidated entity	6,784	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(10,865)	(8,764)	(10,542)
Vehicle pooling costs	(2,259)	(1,245)	(398)
Prepaid expenses and other current assets	1,463	(1,383)	394
Land purchase options and other assets	948	475	1,243
Accounts payable and accrued liabilities	4,371	12,837	5,455
Deferred revenue	2,918	2,775	15
Income taxes receivable	(2,064)	—	—
Income taxes payable	(7,248)	4,523	9,441
Net cash provided by operating activities from continuing operations	141,256	134,831	113,418
Net cash provided by operating activities from discontinued operations	688	1,160	1,692
Net cash provided by operating activities	141,944	135,991	115,110
Cash flows from investing activities:
Purchase of short-term investments	(717,120)	(755,420)	(140,180)
Sales of short-term investments	568,395	928,020	78,935
Purchase of property and equipment	(97,036)	(66,202)	(61,797)
Proceeds from sale of property and equipment	9,556	5,649	19,767
Purchase of net current assets in connection with acquisitions	(2,325)	(504)	(867)
Purchase of property and equipment in connection with acquisitions	(385)	(79)	(41)
Purchase of goodwill and intangible assets in connection with acquisitions	(20,266)	(3,960)	(3,825)
Other intangible asset changes	—	—	58
Investment in unconsolidated entity	(8,892)	—	—
Net cash (used in) provided by investing activities from continuing operations	(268,073)	107,504	(107,950)
Net cash provided (used in) by investing activities from discontinued operations	158	(56)	(2,630)
Net cash (used in) provided by investing activities	(267,915)	107,448	(110,580)
Cash flows from financing activities:
Proceeds from the exercise of stock options	5,421	1,791	5,082
Proceeds from the issuance of Employee Stock Purchase Plan shares	1,640	1,444	1,345
Repurchases of common stock	(8,873)	—	(10,723)
Excess tax benefit from stock-based payment arrangements	2,317	—	—
Net cash provided by (used in) financing activities from continuing operations	505	3,235	(4,296)
Net cash provided by financing activities from discontinued operations	—	—	—
Net cash (used in) provided by financing activities	505	3,235	(4,296)
Effect of foreign currency translation	(492)	154	95
Net (decrease) increase in cash and cash equivalents	(125,958)	246,828	329
Cash and cash equivalents at beginning of period	252,548	5,720	5,391
Cash and cash equivalents at end of period	$126,590	$252,548	$5,720
Supplemental disclosure of cash flow information:
Interest paid	$—	$62	$3
Cash paid for income taxes	$71,542	$64,670	$41,743
Non-cash notes receivable from sales of discontinued operations	$10,389	$—	$—

See accompanying notes to consolidated financial statements.

COPART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business and Basis of Presentation

Description of Business

Copart, Inc. and its subsidiaries (“the Company”) provide vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through the Company’s Virtual Bidding Second Generation (“VB2”) Internet auction-style sales technology. The Company sells principally to licensed vehicle dismantlers, rebuilders, repair licensees, used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company offers vehicle suppliers a full range of services that expedite each stage of the salvage vehicle sales process and minimize administrative and processing costs.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

(2) Summary of Significant Accounting Policies and Practices

Revenue Recognition

The Company provides a portfolio of services to its sellers and buyers that facilitate the sale and delivery of a vehicle from seller to buyer. These services include the ability to use its Internet sales technology and vehicle delivery, loading, title processing, preparation and storage. The Company evaluates multiple-element arrangements relative to the Company’s buyer and seller agreements in accordance with Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21), which addresses accounting for multiple-element arrangements, and Staff Accounting Bulletin No. 104 Revenue Recognition (SAB104), which addresses revenue recognition for units of accounting.

The services the Company provides to the seller of a vehicle involve disposing of a vehicle on the seller’s behalf and under most of the Company’s current contracts, collecting the proceeds from the buyer. The Company is not entitled to any seller fees until the Company has collected the sales proceeds from the buyer for the seller and, accordingly, the Company recognizes revenue for seller services after service delivery and cash collection.

In certain cases, seller fees are not contingent upon collection of the seller proceeds from the buyer. However, the Company determined that it is not able to separate the services into separate units of accounting because the Company does not have fair value for undelivered items. As a result, the Company does not recognize seller fees until the final seller service has been delivered, which occurs upon collection of the sales proceeds from the buyer for the seller.

The Company provides a number of services to the buyer of the vehicle, charging a separate fee for each service. Each of these services has been assessed under the criteria of EITF 00-21 to determine whether the Company has met the requirements to separate them into units of accounting within a multi-element arrangement. The Company has concluded that the auction service and the post-auction services are separate units of accounting. The fees for the auction service are recognized upon completion of the auction, and the fees for the post-auction services are recognized upon successful completion of those services using the residual method.

The Company also charges buyers an annual registration fee for the right to participate in its vehicle sales program, which is recognized ratably over the term of the arrangement, and relist and late-payment fees which are recognized upon receipt of payment by the buyer. No provision for returns has been established, as all sales are final with no right of return, although the Company provides for bad debt expense in the case of non-performance by its sellers.

Historically, the Company recorded revenue for most seller and buyer fees upon completion of a sale. During the fourth quarter of fiscal 2005, the Company recorded a correction of an error to account for its services in accordance with the policy above; the effect of which was to reduce revenue, net income and diluted earnings per share by $4.4 million, $1.5 million and $0.01, respectively for the fourth quarter and fiscal year ended July 31, 2005.

Yard Operations

Yard operations consist primarily of operating personnel (which includes yard management, clerical and yard employees), rent, contract vehicle towing, insurance, fuel and equipment maintenance and repair.

General and Administrative Expenses

General and administrative expenses consist primarily of executive, accounting and data processing, sales personnel, professional services, system maintenance and enhancements and marketing expenses.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments purchased with original maturities of three months or less at the time of purchase to be cash equivalents. Short-term investments consist primarily of AAA rated auction rate securities with readily determinable fair market values and with original maturities in excess of three months. Auction rate securities are principally variable rate securities tied to short-term interest rates. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short- term intervals, usually every 7, 28 or 35 days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction. Although these instruments are issued and rated as long-term securities, they are priced and traded as short-term securities because of the liquidity provided through the interest rate reset.

Vehicle Pooling Costs

The Company defers, in vehicle pooling costs, certain yard operation costs associated with vehicles consigned to and received by the Company but not sold as of the balance sheet date. The Company quantifies the deferred costs using a calculation that includes the number of vehicles at its facilities at the beginning and end of the period, the number of vehicles sold during the period and an allocation of certain yard operation costs of the period. The primary expenses allocated and deferred are certain facility costs, labor, transportation, and vehicle processing. If the allocation factors change, then yard operation costs could increase or decrease correspondingly in the future. These costs are expensed as vehicles are sold in the subsequent periods on an average cost basis.

The operating results for the year ended July 31, 2006 were adversely affected by incremental costs, characterized as “abnormal” in Statement of Financial Accounting Standards (“SFAS”) 151: “Inventory Costs,” incurred as a result of hurricanes Katrina and Rita. These additional inventory-type costs, characterized as “abnormal” and charged to yard operations costs, are approximately $14.1 million for the year ended July 31, 2006. These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes and will continue. These costs do not include normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the units and are recognized as vehicle pooling costs on the balance sheet. As of July 31, 2006, approximately 28% of the incremental salvage vehicles received as a result of the hurricanes remained unsold and in inventory. The Company expects the majority of these vehicles will be sold primarily in the next two quarters, provided that the Gulf Coast region does not experience additional hurricanes or severe weather. The processing of the hurricane vehicles has had and may continue to have a negative impact on gross and operating margin percentages.

Accounts Receivable

Accounts receivable, which consist primarily of advance charges due from insurance companies and the gross sales price of the vehicle due from buyers, are recorded when billed, advanced or accrued and represent claims against third parties that will be settled in cash. The Company estimates its allowances for doubtful accounts based on historical collection trends, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances and the allowance is adjusted accordingly. Past-due account balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due. The Company does not have off-balance sheet credit exposure related to its customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or the useful lives of the respective assets.

Depreciation is computed on a straight-line basis over the estimated useful lives of: 3 to 7 years for transportation and other equipment; 5 to 10 years for office furniture and equipment; and 15 to 40 years or life of lease, whichever is shorter, for buildings and leasehold improvements.

Intangible Assets

Intangible assets consist of covenants not to compete. Amortization is provided on the straight-line basis over the life of the covenant, which ranges from 5 to 7 years.

Fair Value of Financial Instruments

The amounts recorded for financial instruments in the Company’s consolidated financial statements, which include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values as of July 31, 2006 and 2005.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income Per Share

Basic net income per share amounts were computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share amounts were computed by dividing net income by the weighted average number of common shares outstanding plus dilutive potential common shares calculated for stock options outstanding using the treasury stock method.

Stock-Based Compensation

The Company has two stock-based compensation plans, which are described more fully in Note 11.

Prior to August 1, 2005, the Company accounted for these plans under the recognition and measurement provisions of Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (“FASB”) Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized for employee options granted in the Consolidated Statements of Income for the year ended July 31, 2005 and 2004, as all such options granted under those plans has an exercise price equal to the market value of the underlying common stock on the date of grant. Effective August 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123(R)”), requiring it to recognize expense related to the fair value of its stock-based compensation awards. The Company elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore has not restated its financial results for prior periods. Under this transition method, stock-based compensation expense for the year ended July 31, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of August 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 “Accounting for Stock-Based Compensation”, net of estimated forfeitures. Stock-based compensation expense for all stock-based compensation awards granted subsequent to August 1, 2005 was based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). For options issued subsequent to August 1, 2005, the Company recognizes compensation expense for stock option awards on a straight-line basis over the requisite service period of the award. For options issued prior to August 1, 2005, the Company recognizes compensation expense for stock option awards on a graded vesting basis over the requisite service period of the award.

As a result of adopting SFAS 123(R) on August 1, 2005, the Company’s income from continuing operations before income taxes, income from continuing operations, and net income for the year ended July 31, 2006 were approximately $3.5 million, $2.3 million and $2.3 million lower respectively, than if it had continued to account for stock-based compensation under APB 25. Basic and diluted earnings per share were approximately $.03 and $.03 lower, respectively, than if the Company had continued to account for stock- based compensation under Opinion 25. The allocation of stock-based compensation of approximately $2.3 million included in the Company’s Consolidated Statements of Income is approximately $1.6 million to general and administrative expenses and approximately $0.7 million to yard operations.

Prior to the adoption of SFAS 123(R), we applied SFAS 123, amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148), which allowed companies to apply the existing accounting rules under APB 25 and related interpretations. In general, as the exercise price of options granted under these plans was equal to the market price of the underlying common stock on the grant date, no share-based employee compensation cost was recognized in its net income. As required by SFAS 148 prior to the adoption of SFAS 123(R), we provided pro forma net income and pro forma net income per common share disclosures for share-based awards, as if the fair-value-based method defined in SFAS 123 had been applied.

The following table illustrates the effect on net income after tax and net income per common share as if we had applied the fair value recognition provisions of SFAS 123 to stock-based compensation during the fiscal year ended July 31, 2005 and 2004, respectively:

	July 31, 2005	July 31, 2004
	(in thousands, except per share amounts)

Net income as reported	$102,116	$79,220
Add: total employee stock-based compensation expense included in net income as reported, net of related tax effects	411	—
Deduct: total employee stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(2,034)	(2,206)
Pro forma net income	$100,493	$77,014
Pro forma net income per share:
Basic—as reported	$1.13	$0.89
Basic—pro forma	$1.11	$0.86
Diluted—as reported	$1.10	$0.87
Diluted—pro forma	$1.08	$0.84

The fair value of stock-based awards was estimated using the Black-Scholes model with the following assumptions for the year ended July 31, 2006, 2005 and 2004, respectively:

	July 31, 2006	July 31, 2005	July 31, 2004

Expected life (in years)	4.9 - 6.5	5.0	5.0
Interest rate	4.2 - 5.0%	3.7%	3.3%
Volatility	36% - 42%	40%	41%
Dividend yield	0%	0%	0%
Weighted-average fair value at grant date	$10.74	$5.13	$3.57

Expected Term—The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its share-based awards.

Expected Volatility—The Company uses the trading history and implied volatility of its common stock in determining an estimated volatility factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Expected Dividend—The Company has not declared dividends. Therefore, the Company uses a zero value for the expected dividend value factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with the same or substantially equivalent remaining term.

Estimated Forfeitures—When estimating forfeitures, the Company considers voluntary and involuntary termination behavior as well as analysis of actual option forfeitures.

Net cash proceeds from the exercise of stock options were approximately $5.4 million, $1.8 million and $5.1 million for the years ended July 31, 2006, 2005 and 2004, respectively. The Company realized an income tax benefit of approximately $2.3 million, $1.1 million and $1.6 million from stock option exercises during the years ended July 31, 2006, 2005 and 2004, respectively. In accordance with SFAS 123(R), the Company presents excess tax benefits from disqualifying dispositions of the exercise of incentive stock options, vested prior to August 1, 2005, if any, as financing cash flows rather than operating cash flows.

Comprehensive Income

Comprehensive income includes all changes in shareholders’ equity during a period from non-shareholder sources.

Segment Reporting

The Company operates in a single segment providing vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through its Virtual Bidding Second Generation (“VB2”) Internet auction-style sales technology.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported consolidated results of operations during the reporting period. Estimates are used for, but not limited to, vehicle pooling costs, self-insured reserves, allowance for doubtful accounts, goodwill, income taxes, revenue recognition, share-based compensation and long-lived assets. Actual results could differ from those estimates.

Business Combinations and Goodwill

The Company accounts for business combinations and goodwill according to SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations and that certain acquired intangible assets be recognized as assets apart from goodwill. SFAS No. 142 provides that goodwill should not be amortized but instead should be tested for impairment annually at the reporting unit level. The Company’s annual impairment test was performed in the fourth quarter of fiscal 2006. The results of this test indicated that goodwill was not impaired. Refer to Note 3 for additional discussion.

The change in carrying amount of goodwill is as follows:

(in thousands)

Balance as of July 31, 2004	$112,691
Goodwill relating to acquisitions during the period	3,684
Balance as of July 31, 2005	116,375
Goodwill relating to acquisitions during the period	19,015
Goodwill impairment	(21,800)
Divestitures	(1,299)
Balance as of July 31, 2006	$112,291

Impairment of Long-Lived Assets

The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

Advertising

All advertising costs are expensed as incurred. Advertising expenses were $1.8 million, $2.8 million and $2.0 million in fiscal 2006, 2005 and 2004, respectively.

Retained Insurance Liabilities

The Company is partially self-insured for certain losses related to medical, general liability, workers’ compensation and auto liability. The Company’s liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet date. The estimated liability is not discounted and is established based upon analysis of historical data and actuarial estimates. While the Company believes these estimates are reasonable based on the information currently available, if actual trends, including the severity of claims and medical cost inflation, differ from the Company’s estimates, the Company’s financial position, results of operations or cash flows could be impacted.

Reclassifications

Certain previous year amounts have been reclassified to conform to the current year presentation.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. The Company will assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties will be recorded on the date of adoption. The Company has not yet determined the exact impact the adoption of FIN 48 will have on our results of operations and financial position when adopted on August 1, 2007.

(3) Discontinued Operations and Goodwill Impairment

During fiscal 2006, the Company adopted a formal plan to discontinue the operations of its public auction business Motors Auction Group (“MAG”) and dispose of or convert the related assets. The MAG yards to be converted into salvage facilities will continue to be included in the results of continuing operations on the income statements.

Under SFAS No 142, “Goodwill and Other Intangible Assets,” goodwill is subject to at least an annual assessment for impairment by applying a fair value-based test or on an interim basis if certain indicators are present. The discontinuation of an operating segment is one of those indicators. Accordingly, goodwill was tested for impairment in accordance with the provisions of SFAS No. 142 during the second quarter of 2006. The Company used a combination of valuation techniques, which included consideration of market-based approaches and an income approach, in determining the fair value of the Company’s applicable reporting unit in the interim impairment test of goodwill.

The impairment test indicated that the carrying value of the MAG goodwill exceeded its implied fair value. The corresponding write-down of goodwill of $21.8 million to its fair value was reported as a component of discontinued operations in the accompanying consolidated statements of income. The Company also determined that the value of the remaining MAG covenants not to compete was impaired and recorded an impairment expense in the amount of $0.5 million. This write-down of covenants not to compete is also reported as a component of discontinued operations in the accompanying consolidated statements of income.

During the second quarter of fiscal 2006, the Company sold the business and related assets of one of the MAG locations for approximately $0.1 million. During the third quarter, the Company sold the business and related assets including the real estate of one of the MAG locations. The Company received a $12 million promissory note from the buyer as purchase consideration. The promissory note bears interest at 7% per annum. Interest only payments on the note are due monthly until maturity on May 28, 2011, at which time the balance of the note is due in full. The note receivable is collateralized by the real estate and is personally guaranteed by the buyer. The consideration was allocated to the real estate, based on an appraisal, and to the business in proportion to their estimated fair values. The portion of the consideration allocated to the real estate sale totaled $7.1 million. The Company deferred a gain on the sale of the real estate of approximately $2.5 million that will be recognized upon payment of the principal balance of the note receivable. The remaining consideration of $4.9 million is allocated to the sale of the business. The Company recognized a gain on the sale of the business of approximately $3.0 million, which is included in the results of the discontinued operations. During the fourth quarter of fiscal 2006, the Company sold the business and related assets excluding the real estate of another MAG location. The Company received a $1.2 million promissory note and $0.2 million in cash from the buyer as purchase consideration. The Company recognized a gain on the sale of the business of approximately $1.3 million which is included in the results of discontinued operations. As of July 31, 2006, no MAG locations remain. Three of the original six MAG locations were sold and three are being converted into salvage facilities.

Summarized results of operations for MAG is set forth below:

	July 31,
	2006	2005	2004
	(in thousands)

Net revenue	$6,351	$9,380	$9,782
Income (loss) before income taxes	(17,950)	474	376
Income tax (expense) benefit	2,237	(181)	(148)
Net income (loss) from discontinued operations	$(15,713)	$293	$228

The net carrying values of the assets that were sold, and the related goodwill and other intangibles that were impaired, during fiscal 2006 totaled approximately $28.7 million as of July 31, 2005. This balance consisted of approximately $23.1 million of goodwill, $5.0 million of property and equipment and $0.6 million of intangibles.

(4) Acquisitions

Fiscal 2006 Transactions

During fiscal 2006, the Company made the following three acquisitions: Auto Auction Associates of Montana, Inc.; Heartland Insurance Pool, Inc. and Central Penn Sales, LLC. These three companies consisted of seven separate facilities. The consideration paid for these acquisitions consisted of $23.0 million in cash. The acquired net assets consisted of accounts and advances receivable, vehicle pooling costs, fixed assets, land, buildings, goodwill, and covenants not to compete. The acquisitions were accounted for using the purchase method of accounting, and the operating results subsequent to the acquisition dates are included in the Company’s consolidated statements of income. These new facilities contributed $6.9 million of revenues during fiscal 2006. The excess of the purchase price over the fair market value of the net identifiable assets acquired of $19.0 million has been recorded as goodwill. The Company estimates the entire goodwill balance relating to these acquisitions will be deductible for tax purposes. In addition, the Company paid $1.3 million for covenants not to compete relating to these acquisitions, which are being amortized over five to seven years. In conjunction with the Central Penn Sales acquisition, the Company entered into leases for the use of these facilities at fair value.

Fiscal 2005 Transactions

During fiscal 2005, the Company made the following two acquisitions: Kentucky Auto Salvage Pool, Inc. (“KASP”) of Lexington, Kentucky and Insurance Auctions of Missouri, Inc. of Columbia, Missouri. The consideration paid for these acquisitions consisted of $4.5 million in cash. The acquired net assets consisted of accounts and advances receivable, vehicle pooling costs, fixed assets, land, buildings, goodwill, and covenants not to compete. The acquisitions were accounted for using the purchase method of accounting, and the operating results subsequent to the acquisition dates are included in the Company’s consolidated statements of income. These new facilities contributed $0.7 million of revenues during fiscal 2005. The excess of the purchase price over the fair market value of the net identifiable assets acquired of $3.7 million has been recorded as goodwill. The Company estimates the entire goodwill balance relating to these acquisitions will be deductible for tax purposes. In addition, the Company paid $0.3 million for covenants not to compete relating to these acquisitions, which are being amortized over five to seven years. In conjunction with the Lexington, Kentucky and Columbia, Missouri, acquisitions, the Company entered into leases for the use of these facilities at fair value.

Fiscal 2004 Transactions

During fiscal 2004, the Company made the following four acquisitions: Brasher’s Northwest Auto Auction, Inc. of Eugene, Oregon; Spooner Enterprises, Inc. d/b/a Insured Salvage Pool, of Reno, Nevada; Joe Horisk Salvage Pool Systems of Ohio, of Cleveland, Ohio and Alaska Towing and Wrecking of Anchorage, Alaska. The consideration paid for these acquisitions consisted of $4.7 million in cash. The acquired net assets consisted of accounts and advances receivable, vehicle pooling costs, fixed assets, land, buildings, goodwill, and covenants not to compete. The acquisitions were accounted for using the purchase method of accounting, and the operating results subsequent to the acquisition dates are included in the Company’s consolidated statements of income. These new facilities contributed $1.4 million of revenues during fiscal 2004. The excess of the purchase price over the fair market value of the net identifiable assets acquired of $3.6 million has been recorded as goodwill. The Company estimates the entire goodwill balance relating to these acquisitions will be deductible for tax purposes. In addition, the Company paid $0.2 million for covenants not to compete relating to these acquisitions, which are being amortized over five years. In conjunction with the Eugene, Oregon; Reno, Nevada and Anchorage, Alaska acquisitions, the Company entered into leases for the use of these facilities at fair value.

Pro forma financial information for the 2006, 2005 and 2004 acquisitions does not result in a significant change from actual results.

(5) Short-term Investments

Short-term investments consist primarily of AAA rated auction rate securities with readily determinable fair market values and with original maturities in excess of three months. Auction rate securities are principally variable rate securities tied to short-term interest rates. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28 or 35 days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction. Although these instruments are issued and rated as long-term securities, they are priced and traded as short-term securities because of the liquidity provided through the interest rate reset.

The Company has classified its entire investment portfolio as available-for-sale. The Company views its available-for-sale securities as available for use in its current operations. Accordingly, the Company has classified all investments as short-term, even though the stated maturity may be one year or more beyond the current balance sheet date. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported as a component of Shareholders’ Equity and Comprehensive Income. Unrealized losses are charged against income when a decline in the fair market value of an individual security is determined to be other than temporary. Realized gains and losses on investments are included in interest income.

Short-term investments consist of the following:

	July 31,
	2006	2005
	(in thousands)

Available-for-sale securities:
Auction rate securities	$148,725	$—
Total short-term investments	$148,725	$—

(6) Accounts Receivable

Accounts receivable consists of the following:

	July 31,
	2006	2005
	(in thousands)

Advance charges receivable	$66,704	$59,121
Trade accounts receivable	33,454	31,110
Other receivables	1,621	43
	101,779	90,274
Less allowance for doubtful accounts	(1,820)	(1,272)
	$99,959	$89,002

Advance charges receivable represents amounts paid to third parties on behalf of insurance companies for which the Company will be reimbursed when the vehicle is sold. Trade accounts receivable includes fees and gross proceeds to be collected from insurance companies and buyers.

Movements in allowance for doubtful accounts:

Description and Fiscal Year	Balance at Beginning of Year	Charged to Costs And Expenses	Deductions Applications to Bad Debt	Balance at End of Year
	(in thousands)

Allowance for doubtful accounts:
July 31, 2006	$1,272	$1,555	$(1,007)	$1,820
July 31, 2005	$1,789	$247	$(764)	$1,272
July 31, 2004	$1,028	$1,945	$(1,184)	$1,789

(7) Property and Equipment, Net

Property and equipment consists of the following:

	July 31,
	2006	2005
	(in thousands)

Transportation and other equipment	$17,059	$9,929
Office furniture and equipment	38,734	44,650
Land	155,323	125,168
Buildings and leasehold improvements	263,707	233,407
	474,823	413,154
Less accumulated depreciation and amortization	(132,880)	(117,884)
	$341,943	$295,270

Depreciation and amortization expense on property and equipment was approximately $30.8 million, $29.5 million and $28.4 million for the fiscal years ended July 31, 2006, 2005 and 2004 respectively.

(8) Intangibles, Net

Intangible assets consist of the following:

	July 31,
	2006	2005
	(in thousands)

Covenants not to compete	$10,071	$11,753
Less accumulated amortization	(8,197)	(9,815)
	$1,874	$1,938

Aggregate amortization expense on intangible assets was approximately $0.7 million, $1.0 million and $1.3 million for the fiscal years ended July 31, 2006, 2005, and 2004, respectively. Estimated amortization expense for each of the five succeeding fiscal years is as follows:

(in thousands)
2007	$689
2008	418
2009	336
2010	299
2011	112

(9) Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (in thousands):

	July 31,
	2006	2005

Trade accounts payable	$8,716	$9,733
Accounts payable to insurance companies	28,748	26,652
Accrued insurance	3,235	5,179
Accrued compensation and benefits	13,697	11,142
Other accrued liabilities	6,248	4,259
	$60,644	$56,965

The Company is partially self-insured for certain losses related to general liability, workers’ compensation and auto liability. Accrued insurance liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet date. The estimated liability is not discounted and is established based upon analysis of historical data, including the severity of or frequency of claims, actuarial estimates and is reviewed periodically by management to ensure that the liability is appropriate.

(10) Long-Term Debt

On February 23, 2001, the Company entered into a credit facility with its existing banking syndicate. The facility provided by Wells Fargo Bank, Fleet National Bank and U.S. Bank National Association consisted of an unsecured revolving reducing line of credit in the amount of approximately $10.6 million. On May 8, 2006, the line of credit was reduced to zero and the line of credit was terminated in accordance with its terms.

(11) Shareholders’ Equity

General

The Company has authorized the issuance of 180 million shares of common stock, no par value of which approximately 90.4 million shares are issued and outstanding at July 31, 2006. The Company has authorized the issuance of 5 million shares of preferred stock, no par value, none of which are issued or outstanding at July 31, 2006.

Stock Repurchase

In February 2003, the Company’s Board of Directors authorized the Company to repurchase up to 9 million shares of its common stock. The repurchases may be effected through solicited or unsolicited transactions in the open market or in privately negotiated transactions. No time limit has been placed on the duration of the share repurchase program. The repurchases will be made at such times and in such amounts as the Company deems appropriate and may be discontinued at any time. For the year ended July 31, 2006, the Company repurchased 366,000 shares at a weighted average price of $24.24. For the year ended July 31, 2005, the Company did not repurchase any shares. For the year ended July 31, 2004, the Company repurchased a total of 977,100 shares at a weighted average price of $10.97 per share. The total number of shares repurchased under the program as of July 31, 2006 is approximately 4.0 million, leaving approximately 5.0 million available under the repurchase program.

Employee Stock Purchase Plan

The Copart, Inc. Employee Stock Purchase Plan (“ESPP”) provides for the purchase of up to an aggregate of 1.5 million shares of common stock of the Company by employees pursuant to the terms of the ESPP. The Company’s ESPP was adopted by the Board of Directors and approved by the shareholders in 1994. The ESPP was amended and restated in 2003 and again approved by the shareholders. Under the ESPP, employees of the Company who elect to participate have the right to purchase common stock at a 15 percent discount from the lower of the market value of the common stock at the beginning or the end of each six month offering period. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock by having withheld from their salary an amount up to 10 percent of their compensation (which amount may be increased from time to time by the Company but may not exceed 15% of compensation). No employee may purchase more than $25,000 worth of common stock (calculated at the time the purchase right is granted) in any calendar year. The Compensation Committee of the Board of Directors administers the ESPP. The number of shares of common stock issued pursuant to the ESPP during each of fiscal 2006, 2005 and 2004 was 83,765, 68,633 and 135,735, respectively.

Stock Options

In December 2001, the Company adopted the Copart, Inc. 2001 Stock Option Plan (“Plan”), presently covering an aggregate of 4.5 million shares of the Company’s common stock. The Plan provides for the grant of incentive stock options to employees and non-qualified stock options to employees, officers, directors and consultants at prices not less than 100% and 85% of the fair market value for incentive and non- qualified stock options, respectively, as determined by the Board of Directors at the grant date. Incentive and non-qualified stock options may have terms of up to ten years and vest over periods determined by the Board of Directors. Options generally vest ratably over a five-year period. The Plan replaced the Company’s 1992 Stock Option Plan (“1992 Plan”), which expired in August 2002.

As required by SFAS 123(R), the Company made an estimate of expected forfeitures and is recognizing compensation cost only for those equity awards expected to vest.

As of July 31, 2006, the total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock option plans but not yet recognized was $8.3 million, net of estimated forfeitures. This cost will be amortized on straight-line basis over a weighted average term of 3.1 years and will be adjusted for subsequent changes in estimated forfeitures.

The Company issues new shares of common stock upon exercise of stock options. Summary stock option activity for the year ended July 31, 2006, is as follows:

	Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)			(in thousands)

Outstanding at July 31, 2005	5,461	$11.09
Grants of options	909	$24.16
Exercises	(390)	$14.10
Forfeitures or expirations	(102)	$17.97
Outstanding at July 31, 2006	5,878	$12.80	5.35	$81,389
Exercisable at July 31, 2006	4,263	$10.20	4.24	$70,104

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between the Company’s closing stock price on the last trading day of the year ended July 31, 2006 and the exercise price, times the number of shares) that would have been received by the option holders had all option holders exercised their options on July 31, 2006. This amount changes based on the fair market value of the Company’s common stock. Total intrinsic value of options exercised was approximately $4.9 million, $2.9 million and $17.9 million for the fiscal years ended July 31, 2006, 2005 and 2004, respectively.

A summary of stock options outstanding and exercisable at July 31, 2006 follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at July 31, 2006	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at July 31,2006	Weighted-Average Exercise Price
	(in thousands)			(in thousands)
$2.90 -5.70	1,505	2.09	$3.55	1,505	$3.55
7.75 -10.99	1,102	6.68	9.81	736	9.91
11.02 -16.93	1,546	4.31	13.91	1,539	13.91
17.16 -27.28	1,725	8.29	21.78	483	19.50
	5,878	5.35	$12.80	4,263	$10.20

(12) Income Taxes

Income (loss) from continuing operations before taxes consists of the following for the years ended July 31:

	2006	2005	2004
	(in thousands)
U.S.	$174,636	$165,073	$130,702
Non U.S.	(114)	(478)	(781)
Total income before taxes	$174,522	$164,595	$129,921

The Company’s income tax expense (benefit) from continuing operations consists of:

	Years Ended July 31,
	2006	2005	2004
	(in thousands)
Federal:
Current	$62,754	$59,242	$43,109
Deferred	(4,264)	(5,233)	172
	58,490	54,009	43,281
State:
Current	3,895	9,290	8,010
Deferred	(523)	(527)	(362)
	3,372	8,763	7,648
	$61,862	$62,772	$50,929

A reconciliation by year of the expected U.S. statutory tax rate (35% of income before income taxes) to the actual effective income tax rate is as follows:

	Years Ended July 31,
	2006	2005	2004
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.9	3.5	4.4
Compensation and fringe benefits	0.3	0.2	—
Other differences	(1.8)	(0.6)	(0.2)
Effective tax rate	35.4%	38.1%	39.2%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below, as of July 31:

	2006	2005
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$691	$488
Accrued compensation and benefits	1,444	1,084
State taxes	42	2,993
Accrued other	789	966
Deferred revenue	1,852	938
Property and equipment	16,431	9,517
State net operating losses	378	229
Foreign net operating loss	455	455
Total gross deferred tax assets	22,082	16,670
Less valuation allowance	(786)	(630)
Net deferred tax assets	21,296	16,040
Deferred tax liabilities:
Vehicle pooling costs	(10,694)	(9,764)
Prepaid insurance	(645)	—
Intangibles and goodwill	(12,011)	(12,449)
Total gross deferred tax liabilities	(23,350)	(22,213)
Net deferred tax liability	$(2,054)	$(6,173)

The above net deferred tax liability as of July 31 has been reflected in the accompanying balance sheets as follows:

	2006	2005
	(in thousands)
Current liabilities	$7,191	$3,295
Non-current liabilities (assets)	(5,137)	2,878
Net deferred tax liability	$2,054	$6,173

The Company’s ability to realize deferred tax assets is dependent on its ability to generate future taxable income. Accordingly, the Company has established a valuation allowance in taxable jurisdictions where the utilization of the tax assets are uncertain. Additional timing differences or future tax losses may occur which could warrant a need for establishing additional valuation allowances against certain deferred tax assets.

The Company is under routine income tax audits in two states for tax years between 2001 and 2005. Management believes that adequate amounts have been provided for any adjustments that may ultimately result from these examinations.

In fiscal 2006, 2005 and 2004, the Company recognized a tax benefit of approximately $2.3 million, $1.1 million and $1.6 million, respectively, upon the exercise of certain stock options which is reflected in shareholders’ equity.

The valuation allowance for the years ended July 31, 2006 and 2005 was approximately $0.8 million and $0.6 million, respectively, which is a net increase of $0.2 million.

The Company has a Canadian net operating loss of approximately $1.4 million, most of which expires between 2010 and 2013. In addition, the Company also has various state net operating losses of $12.0 million, which expire between 2016 and 2026.

(13) Net Income Per Share

There were no adjustments to net income in calculating diluted net income per share. The table below reconciles weighted average shares outstanding to weighted average shares and dilutive potential share outstanding:

	Years Ended July 31,
	2006	2005	2004
	(in thousands)
Weighted average shares outstanding	90,372	90,162	89,457
Effect of dilutive securities-stock options	2,553	2,822	2,080
Weighted average shares and dilutive potential shares outstanding	92,925	92,984	91,537

Options to purchase approximately 42,000, 82,500 and 1.4 million shares of common stock at an average price of $27.22, $24.14 and $17.91 per share were outstanding at July 31, 2006, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

(14) Major Customers

In fiscal 2006, 2005 and 2004 one customer accounted for 14%, 12% and 12%, respectively of the Company’s revenues. At July 31, 2006 one customer accounted for 12% of accounts receivable. At July 31, 2005 two customers accounted for 13% and 10% of accounts receivable, respectively.

(15) Commitments and Contingencies

Leases

The Company leases certain facilities under noncancelable operating leases and in some cases has either a right of first refusal to acquire or option to purchase certain facilities at fair value. The Company recognizes rent expense on a straight-line basis over the lease term and has accrued for rent expense incurred but not paid. Facilities rental expense for the fiscal years ended July 31, 2006, 2005 and 2004 aggregated approximately $18.0 million, $17.2 million and $18.1 million, respectively.

Yard operations equipment rental expense for the fiscal years ended July 31, 2006, 2005 and 2004 aggregated approximately $4.4 million, $4.0 million and $6.3 million, respectively.

Noncancelable future minimum lease payments under operating leases with initial or remaining lease terms in excess of one year at July 31, 2006 are as follows:

Years Ending July 31,	Operating Leases
2007	$22,281
2008	18,741
2009	15,863
2010	14,111
2011	11,928
Thereafter	36,701
$119,625

Commitments

The Company had outstanding letters of credit of $10.6 million at July 31, 2006. These letters of credit secure certain insurance obligations.

Contingencies

The Company is involved in litigation and damage claims arising in the ordinary course of business, such as actions related to injuries, property damage, and handling or disposal of vehicles. This litigation includes the following matters:

Ciano Dessources filed a lawsuit on May 21, 2003, in the Commonwealth of Massachusetts, Superior Court Department against Copart of Connecticut, Inc. and Copart, Inc. which purported to be a class action on behalf of persons whose vehicles were disposed of by the Company as abandoned vehicles, which the named plaintiff contends were disposed of without complying with state laws. Relief sought includes class certification, declaratory, remedial and/or injunctive relief, including the ordering of a compliance program that will essentially protect consumers, as well as damages, fees, and costs. Copart’s Motion for Summary Judgment was granted on December 8, 2004, dismissing the class claim element of the lawsuit. On August 9, 2006, Plaintiff’s motion for summary judgment was denied. A trial date has not been set. The Company believes the claim is without merit, and the Company intends to continue to defend this lawsuit vigorously.

On September 16, 2005, Richard M. Gray filed suit against Copart and A. Safrin, in the State Court for the County of Chatham, State of Georgia, alleging a class action for unreasonable amounts claimed for storage liens by the Company, and related claims. Relief sought included class certification, damages, fees, costs and expenses. The Company has filed a motion for summary judgment, the hearing for which has not been scheduled. The Company believes the claim is without merit, and intends to continue to defend the lawsuit vigorously.

On July 28, 2006, Foreign Car Sales and Service LLC filed suit against Copart in the United States District Court for the Middle District of Louisiana alleging antitrust violations and unfair trade practices. Relief sought is class certification, damages, fees, costs and expenses. Plaintiff is in pro per and is demanding a total award of the now current value of 51% of Copart issued stock. The Company believes the claim is without merit, and intends to defend the lawsuit vigorously.

On August 7, 2006, Kimberly and Jason Green filed suit against Copart in the Superior Court of the State of California, County of Sacramento, making allegations pursuant to a California consumer protection statute similar to a class action for unreasonable amounts claimed for storage liens by the Company, and related claims. Relief sought included class certification, damages, fees, costs and expenses. The Company filed an answer on September 1, 2006 denying the claim. The Company believes the claim is without merit, and the Company intends to continue to defend this lawsuit vigorously.

On June 10, 2005, Manheim Services Corp. filed suit against Copart, Inc. in the United States District Court for the Northern District of Georgia, Atlanta Division, alleging infringement of Manheim’s assigned patent (U.S. Patent No. 5,774,873). Relief sought included a patent infringement judgment, an injunction prohibiting the Company from using any infringing product or service (including VB2), damages, fees, costs and expenses. On August 3, 2005, the Company denied the claim and asserted counterclaims based on violations of antitrust laws and common-law tortuous interference (the “Competition Claims”). On February 10, 2006, the District Court denied Manheim’s motion to bifurcate the Competition Claims and stayed discovery on the Competition Claims through April 13, 2006. Additionally, on February 6, 2006, Manheim requested the Court to grant it leave to assert its additional alleged claims of infringement by the Company of Manheim’s assigned U.S. Patent No. 6,006,201, The Court denied this request on May 30, 2006. On June 27, 2006, Manheim Services Corp dismissed all claims against the Company alleging patent infringement and the Company dismissed all of its counterclaims against Manheim Services Corp alleging antitrust violations. The matter was resolved amicably with express denials of liability from both parties.

The Company provides for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Company’s future results of operations cannot be predicted because any such effect depends on future results of operations, the amount and timing of the resolution of such matters. The Company believes that any ultimate liability will not have a material effect on its financial position, results of operations or cash flows. However, the amount of the liabilities associated with these claims, if any, cannot be determined with certainty.

(16) Related Party Transactions

The Company leases certain of its facilities from officers and/or directors of the Company under various lease agreements. Rental payments under these leases aggregated approximately $0.5 million for the fiscal years ended July 31, 2006, 2005 and 2004, and expire on various dates through 2009. The Company leases certain of its facilities from other employees of the Company under various lease agreements. Rental payments under these leases aggregated approximately $0.3 million, $0.4 million and $0.4 million for the fiscal years ended July 31, 2006, 2005 and 2004, respectively.

(17) Employee Benefit Plan

The Company sponsors a 401(k) defined contribution plan covering its eligible employees. The plan is available to all employees who meet minimum age and service requirements and provides employees with tax deferred salary deductions and alternative investment options. The Company matches 10% of employee contributions up to 15% of employee salary deferral. The Company recognized an expense of approximately $0.3 million, $0.2 million and $0.2 million for each of the years ended July 31, 2006, 2005 and 2004 related to this plan.

(18) Investment in Unconsolidated Entity

During the year ended July 31, 2006, the Company invested approximately $8.9 million for a 50% equity interest in a limited liability corporation (the “LLC”) of which approximately $3.0 million was contributed during the three months ended October 31, 2005 and approximately $5.9 million was contributed during the three months ended January 31, 2006. The Company has no further contractual funding commitment. Based on the Company’s evaluation of the LLC and related agreements, management believes the LLC does not constitute a Variable Interest Entity as defined in FASB Interpretation No.46, “Consolidation of Variable Interest Entities”. As a result, the Company’s investment has been accounted for under the equity method prescribed by Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

(19) Noncash Financing and Investing Activities

In fiscal 2006, 2005 and 2004, the Company received 4,378, 42,071 and 983 shares of common stock, respectively as payment for the exercise of 8,678, 95,106 and 9,000 shares of common stock under the 1992 Stock Option Plan, respectively. The Company retired these shares upon receipt.

(20) Quarterly Information (in thousands, except per share data) (Unaudited)(1)

	Fiscal Quarter

Fiscal Year 2006	First	Second	Third	Fourth

Revenues:
2006 as reported	$119,025	$125,099	$149,513	$137,220
2006 as restated	$116,739	N/A	N/A	N/A
Operating income:
2006 as reported	$34,226	$37,015	$53,351	$47,197
2006 as restated	$33,999	N/A	N/A	N/A
Income from continuing operations:
2006 as reported	N/A	$26,118	$33,180	$30,788
2006 as restated	$22,574	N/A	N/A	N/A
Income (loss) from discontinued operations:
2006 as reported	N/A	$(18,265)	$1,530	$785
2006 as restated	$237	N/A	N/A	N/A
Net income:
2006 as reported	$22,813	$7,852	$34,710	$31,573
2006 as restated	$22,813	N/A	N/A	N/A
Basic income per share from continuing operations
2006 as reported	$0.25	$0.29	$0.37	$0.34
2006 as restated	$0.25	N/A	N/A	N/A
Basic net income per share
2006 as reported	$0.25	$0.09	$0.38	$0.35
2006 as restated	$0.25	N/A	N/A	N/A
Diluted income per share from continuing operations
2006 as reported	$0.25	$0.28	$0.37	$0.33
2006 as restated	$0.25	N/A	N/A	N/A
Diluted net income per share
2006 as reported	$0.25	$0.08	$0.37	$0.34
2006 as restated	$0.25	N/A	N/A	N/A

(1) Earnings per share were computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

	Fiscal Quarter

Fiscal Year 2005	First	Second	Third	Fourth

Revenues:
2005 as reported	$104,110	$110,015	$130,425	$112,561
2005 as restated	$101,683	$107,701	$127,772	$110,575
Operating income:
2005 as reported	$35,068	$36,624	$47,752	$37,415
2005 as restated	$34,878	$36,500	$47,457	$37,601
Income from continuing operations:
2005 as reported	$22,670	$23,553	$30,905	$24,988
2005 as restated	$22,545	$23,466	$30,713	$25,099
Income (loss) from discontinued operations:
2005 as reported	N/A	N/A	N/A	N/A
2005 as restated	$124	$87	$192	$(110)
Net income:
2005 as reported	$22,670	$23,553	$30,905	$24,988
2005 as restated	$22,670	$23,553	$30,905	$24,988
Basic income per share from continuing operations
2005 as reported	$0.25	$0.26	$0.34	$0.28
2005 as restated	$0.25	$0.26	$0.34	$0.28
Basic net income per share
2005 as reported	$0.25	$0.26	$0.34	$0.28
2005 as restated	$0.25	$0.26	$0.34	$0.28
Diluted income per share from continuing operations
2005 as reported	$0.24	$0.25	$0.33	$0.27
2005 as restated	$0.24	$0.25	$0.33	$0.27
Diluted net income per share
2005 as reported	$0.24	$0.25	$0.33	$0.27
2005 as restated	$0.24	$0.25	$0.33	$0.27

The tables above restate all periods presented for the effect of the discontinued operations in fiscal 2006 (See Note 3).

SECTION 2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Section 2 includes the following information on Copart:

Consolidated Balance Sheets — as at January 31, 2007 and July 31, 2006

Consolidated Statements of Income — for the three and six months ended January 31, 2007

Consolidated Statements of Cash Flows — for the six months ended January 31, 2007 and 2006

Notes to Consolidated Financial Statements

The financial information contained in this Section 2 includes unaudited financial statements for the period ended 31 January 2007 and has been derived from the 10-Q filed by Copart with the SEC on 12 March 2007.

COPART, INC.

CONSOLIDATED BALANCE SHEETS

	January 31, 2007	July 31, 2006

	(in thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$124,053	$126,590
Short-term investments	195,885	148,725
Accounts receivable, net	112,174	99,959
Vehicle pooling costs	31,171	29,148
Income taxes receivable	5,340	2,064
Prepaid expenses and other assets	3,999	4,864
Total current assets	472,622	411,350
Property and equipment, net	352,385	341,943
Intangibles, net	1,507	1,874
Goodwill	112,291	112,291
Deferred income taxes	7,184	5,137
Land purchase options and other assets	23,038	22,110
Total assets	$969,027	$894,705
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$58,787	$60,770
Deferred revenue	14,728	15,372
Deferred income taxes	7,225	7,191
Total current liabilities	80,740	83,333
Other liabilities	1,502	1,402
Total liabilities	82,242	84,735
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value — 180,000 shares authorized; 91,232 and 90,445 shares issued and outstanding at January 31, 2007 and July 31, 2006, respectively	292,200	276,052
Accumulated other comprehensive loss	(105)	(37)
Retained earnings	594,690	533,955
Total shareholders’ equity	886,785	809,970
Total liabilities and shareholders’ equity	$969,027	$894,705

See accompanying notes to consolidated financial statements.

COPART, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended January 31,		Six Months Ended January 31,

	2007	2006	2007	2006

	(in thousands except per share amounts) (Unaudited)

Revenues	$128,925	$125,099	$261,046	$241,839
Operating costs and expenses:
Yard operations	68,536	74,524	138,767	143,731
General and administrative	15,225	13,560	30,223	27,093
Total operating expenses	83,761	88,084	168,990	170,824
Operating income	45,164	37,015	92,056	71,015
Other income (expense):
Interest income, net	3,283	1,805	6,310	3,581
Other income	245	753	895	1,388
Equity in losses of unconsolidated entity	—	(849)	(2,216)	(849)
Total other income	3,528	1,709	4,989	4,120
Income from continuing operations before income taxes	48,692	38,724	97,045	75,135
Income taxes	18,300	12,606	36,310	26,441
Income from continuing operations	30,392	26,118	60,735	48,694
Discontinued operations:
Loss from discontinued operations, net of income tax effects	—	(18,265)	—	(18,027)
Net Income	$30,392	$7,853	$60,735	$30,667

Earnings per share-basic
Income from continuing operations	$0.33	$0.29	$0.67	$0.54
Loss from discontinued operations	—	(0.20)	—	(0.20)
Basic net income per share	$0.33	$0.09	$0.67	$0.34
Weighted average shares outstanding	90,752	90,401	90,625	90,393
Earnings per share-diluted
Income from continuing operations	$0.32	$0.28	$0.65	$0.53
Loss from discontinued operations	—	(0.20)	—	(0.20)
Diluted net income per share	$0.32	$0.08	$0.65	$0.33
Weighted average shares and dilutive potential common shares outstanding	93,682	92,636	93,523	92,248

See accompanying notes to consolidated financial statements.

COPART, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended January 31,

	2007	2006

	(in thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$60,735	$30,667
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	22,327
Depreciation and amortization	17,539	14,817
Allowance for doubtful accounts	(249)	—
Deferred rent	101	13
Share-based compensation	1,685	1,621
(Gain) loss on sale of property and equipment	416	(8)
Deferred income taxes	(2,014)	(4,952)
Equity in loss of unconsolidated entity	2,216	849
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(11,965)	(33,713)
Vehicle pooling costs	(2,023)	(11,906)
Prepaid expenses and other current assets	931	1,294
Land purchase options and other assets	147	(775)
Accounts payable and accrued liabilities	(1,984)	1,620
Deferred revenue	(645)	10,742
Income taxes	(3,276)	(6,696)
Net cash provided by operating activities from continuing operations	61,614	25,900
Net cash provided by operating activities from discontinued operations	—	124
Net cash provided by operating activities	61,614	26,024
Cash flows from investing activities:
Purchases of short-term investments	(428,055)	(372,100)
Sales of short-term investments	380,895	266,600
Purchases of property and equipment	(37,355)	(41,068)
Proceeds from sale of property and equipment	5,826	379
Purchases of goodwill, intangibles, property, equipment and net current assets in connection with acquisitions	—	(22,429)
Investment in unconsolidated entity	—	(8,976)
Net cash used in investing activities from continuing operations	(78,689)	(177,594)
Net cash used in investing activities from discontinued operations	—	(14)
Net cash used in investing activities	(78,689)	(177,608)
Cash flows from financing activities:
Proceeds from the exercise of stock options	9,275	3,122
Proceeds from the issuance of Employee Stock Purchase Plan shares	779	817
Repurchase of common stock	—	(8,873)
Excess tax benefit from share-based payment arrangements	4,409	857
Net cash provided by (used in) financing activities from continuing operations	14,463	(4,077)
Net cash provided by financing activities from discontinued operations	—	—
Net cash provided by (used in) financing activities	14,463	(4,077)
Effect of foreign currency translation	75	(59)
Net decrease in cash and cash equivalents	(2,537)	(155,720)
Cash and cash equivalents at beginning of period	126,590	252,548
Cash and cash equivalents at end of period	$124,053	$96,828
Supplemental disclosure of cash flow information:
Income taxes paid	$37,192	$33,318

See accompanying notes to consolidated financial statements.

COPART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — Business and Basis of Presentation

Description of Business

Copart, Inc. and its subsidiaries (collectively, the “Company”) provide vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through the Company’s Virtual Bidding Second Generation (“VB2”) Internet auction-style sales technology. The Company sells principally to licensed vehicle dismantlers, rebuilders, repair licensees, used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company offers vehicle suppliers a full range of services that expedite each stage of the salvage vehicle sales process and minimize administrative and processing costs.

Principles of Consolidation

In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (which are normal recurring accruals) necessary to present fairly its financial position as of January 31, 2007 and July 31, 2006, and its consolidated statements of income and cash flows for the three and six months ended January 31, 2007 and January 31, 2006. Interim results for the six months ended January 31, 2007 are not necessarily indicative of the results that may be expected for the year ending July 31, 2007. The interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported consolidated results of operations during the reporting period. Estimates are used for, but not limited to, vehicle pooling costs, self-insured reserves, allowance for doubtful accounts, goodwill, income taxes, revenue recognition, share-based compensation and long-lived assets. Actual results could differ from those estimates.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 — Vehicle Pooling Costs

The Company defers, in vehicle pooling costs, certain yard and fleet expenses associated with vehicles consigned to and received by us but not sold as of the balance sheet date. The Company quantifies the deferred costs using a calculation that includes the number of vehicles at its facilities at the beginning and end of the period, the number of vehicles sold during the period and an allocation of certain yard and fleet expenses of the period. The primary expenses allocated and deferred are certain facility costs, labor, transportation, and vehicle processing. If its allocation factors change, then yard and fleet expenses could increase or decrease correspondingly in the future. These costs are expensed as vehicles are sold in the subsequent periods on an average cost basis.

The operating results for the first and second quarters of fiscal 2007 and 2006 were adversely affected by incremental costs, characterized as “abnormal” in Statement of Financial Accounting Standards (“SFAS”) No. 151: Inventory Costs, incurred as a result of Hurricanes Katrina and Rita. These additional inventory-type costs, characterized as “abnormal” and charged to yard operations costs, are approximately $0.2 million and $4.9 million for the three-month periods ended January 31, 2007 and

January 31, 2006, respectively and $0.5 million and $9.5 million for the six-month periods ended January 31, 2007 and January 31, 2006, respectively. These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes. These costs do not include normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the units and are recognized as vehicle pooling costs on the balance sheet. As of January 31, 2007, virtually all of the incremental salvage vehicles received as a result of the hurricanes have been sold.

NOTE 3—Net Income Per Share

There were no adjustments to net income in calculating diluted net income per share. The table below reconciles basic weighted shares outstanding to diluted weighted average shares outstanding:

	Three Months Ended January 31,		Six Months Ended January 31,
	2007	2006	2007	2006
	(in thousands)
Basic weighted average shares outstanding	90,752	90,401	90,625	90,393
Effect of dilutive securities—stock options	2,930	2,235	2,898	1,855
Diluted weighted average shares outstanding	93,682	92,636	93,523	92,248

Options to purchase 51,500 shares of common stock at a weighted average price of $24.25 per share were outstanding during the three months ended January 31, 2006 (none during the three months ended January 31, 2007), and options to purchase 110,000 and 833,500 shares of common stock at a weighted average price of $29.76 and $24.06 were outstanding during the six months ended January 31, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares during the respective periods.

NOTE 4—Short-term Investments

Short-term investments consist primarily of AAA-rated auction rate securities with readily determinable fair market values and with original maturities in excess of three months. Auction rate securities are principally variable rate securities tied to short-term interest rates. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28 or 35 days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction. Although these instruments are issued and rated as long-term securities, they are priced and traded as short-term securities because of the liquidity provided through the interest rate reset.

The Company has classified its entire investment portfolio as available-for-sale. The Company views its available-for-sale securities as available for use in its current operations. Accordingly, the Company has classified all investments as short-term, even though the stated maturity may be one year or more beyond the current balance sheet date. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported as a component of Shareholders’ Equity and Comprehensive Income. Unrealized losses are charged against income when a decline in the fair market value of an individual security is determined to be other than temporary. Realized gains and losses on investments are included in interest income.

Short-term investments consist of the following:

	January 31, 2007	July 31, 2006
	(in thousands)
Available-for-sale securities:
Auction rate securities	$195,885	$148,725
Total short-term investments	$195,885	$148,725

NOTE 5—Discontinued Operations and Goodwill Impairment

In the second quarter of fiscal 2006, the Company adopted a formal plan to discontinue the operations of its public auction business Motors Auction Group (“MAG”) and dispose of or convert the related assets.

As of July 31, 2006, no MAG locations remained. The three and six month periods ending January 31, 2006, have been restated to present the results of these operations as discontinued operations.

Summarized results of operations for MAG is set forth below:

	Three months ended January 31, 2006	Six months ended January 31, 2006
	(in thousands)
Net revenue	$1,900	$4,200
Loss before income taxes	(22,565)	(22,327)
Income tax benefit	4,300	4,300
Net loss from discontinued operations	(18,265)	(18,027)

NOTE 6—Goodwill and Intangible Assets

The following table sets forth intangible assets by major asset class as of the dates indicated (in thousands):

	January 31, 2007	July 31, 2006
	(in thousands)
Amortized intangibles:
Covenants not to compete	$10,071	$10,071
Accumulated amortization	(8,564)	(8,197)
Net intangibles	$1,507	$1,874

Aggregate amortization expense on intangible assets was $0.2 million and $0.3 million for the three months ended January 31, 2007 and 2006, respectively and $0.4 million and $0.5 million for the six months ended January 31, 2007 and 2006, respectively. The average life of the covenants not to compete is approximately five years. Estimated amortization expense for each of the five succeeding fiscal years is as follows:

(in thousands)
2007 (six months remaining)	$322
2008	418
2009	336
2010	300
2011	112
Thereafter	19
Total	$1,507

The change in the carrying amount of goodwill is as follows:

(in thousands)
Balance as of July 31, 2006	$112,291
Goodwill acquired during the period	—
Balance as of January 31, 2007	$112,291

NOTE 7—Share-Based Compensation

Effective August 1, 2005, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), requiring it to recognize expense related to the fair value of its share-based compensation awards. The Company elected to use the modified prospective transition method as permitted by SFAS 123(R). Under this transition method, share-based compensation expense for the three- and six- month periods ended January 31, 2007 and January 31, 2006, include compensation expense for all share- based compensation awards granted prior to, but not yet vested as of August 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 Accounting for Stock-Based Compensation, net of estimated forfeitures. Share-based compensation expense for all stock-based compensation awards granted subsequent to August 1, 2005 was based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). For options issued subsequent to August 1, 2005, the Company recognizes compensation expense for stock option awards on a straight-line basis over the requisite service period of the award. For options issued prior to August 1, 2005, the Company recognizes compensation expense for stock option awards on a graded vesting basis over the requisite service period of the award.

The following is a summary of option activity for the Company’s stock option plans:

	Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding at July 31, 2006	5,879	$12.76
Grants of options	216	$28.64
Exercises	(755)	$13.21
Forfeitures or expirations	(18)	$23.47
Outstanding at January 31, 2007	5,322	$13.29	5.02	$85,969
Exercisable at January 31, 2007	3,926	$10.49	3.91	$74,411

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for the options that were in-the-money at January 31, 2007.

NOTE 8—Common Stock Repurchases

In February 2003, the Company’s Board of Directors authorized the Company to repurchase up to 9.0 million shares of its common stock. The repurchases may be effected through solicited or unsolicited transactions in the open market or in privately negotiated transactions. No time limit has been placed on the duration of the share repurchase program. The repurchases will be made at such times and in such amounts as the Company deems appropriate and may be discontinued at any time. The Company repurchased 366,000 shares at a weighted average price of $24.24 during the six months ended January 31, 2006. The Company did not repurchase any shares during the six months ended January 31, 2007. The total number of shares repurchased under the program as of January 31, 2007 is approximately 4.0 million, leaving approximately 5.0 million available under the repurchase program.

NOTE 9—Segment Reporting

The Company operates in a single segment providing vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through its Virtual Bidding Second Generation (“VB2”) Internet auction-style sales technology.

NOTE 10—Comprehensive Income

The following table reconciles net income to comprehensive income:

	Three months ended January 31,		Six months ended January 31,
	2007	2006	2007	2006
	(in thousands)
Net income, as reported	$30,392	$7,853	$60,735	$30,667
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	427	18	(68)	28
Total other comprehensive income	$30,819	$7,871	$60,667	$30,695

NOTE 11—Recent Accounting Pronouncements

In September 2006, the SEC issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Under SAB 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that existed in prior years existing in the current year’s ending balance sheet. SAB 108 will become effective for the Company in its fiscal year ending July 31, 2007. The Company is currently evaluating the impact of the provisions of SAB 108 on its financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the potential impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by- instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by Copart in the first quarter of fiscal 2009. Copart currently is determining whether fair value accounting is appropriate for any of its eligible items and cannot estimate the impact, if any, which SFAS 159 will have on its consolidated results of operations and financial condition.

NOTE 12—Equity Investment and Related Party Transaction

During the three months ended October 31, 2005, the Company committed to invest $9.0 million for a 50 per cent. equity interest in Lanelogic, LLC, a Delaware limited liability company (“Lanelogic”), of which $3.0 million was contributed during the three months ended October 31, 2005 and $6.0 million was contributed during the three months ended January 31, 2006. The Company has no further contractual funding commitment. Based on the Company’s evaluation of Lanelogic and related agreements, management believes Lanelogic does not constitute a Variable Interest Entity as defined in FASB Interpretation No.46, Consolidation of Variable Interest Entities. As a result, the Company’s investment has been accounted for under the equity method prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.

During the quarter ended January 31, 2007, the Company’s Chairman and CEO, made a personal unsecured loan to Lanelogic to prevent a restriction of working capital from disrupting its business as Lanelogic sought additional equity financing. The loan was also repaid during the quarter. The Company has concluded that the personal unsecured loan did not cause a change in the accounting of Lanelogic as an equity method investment. During the three months ended January 31, 2007, Lanelogic received a strategic equity investment totaling approximately $10 million from two new investment groups as well as Lanelogic’s founder. The Company did not participate in this additional equity financing into Lanelogic, which reduced the Company’s ownership percentage from 50 per cent. to 37 per cent. In addition, Lanelogic converted from a limited liability company to a Delaware Corporation, of which the Company is now a stockholder.

NOTE 13—Legal Proceedings

The Company is involved in litigation and damage claims arising in the ordinary course of business, such as actions related to injuries, property damage, and handling or disposal of vehicles. This litigation includes the following matters:

Ciano Dessources filed a lawsuit on May 21, 2003 in the Commonwealth of Massachusetts Superior Court against Copart of Connecticut, Inc. and Copart, Inc., which suit purported to be a class action on behalf of persons whose vehicles were disposed of by the Company as abandoned vehicles and which the named plaintiff contended were disposed of without complying with state laws. On February 14, 2007, the parties entered into a settlement agreement terminating the lawsuit.

On September 16, 2005, Richard M. Gray filed suit against Copart of Connecticut, Inc. and A. Safrin in the State Court of the County of Chatham, State of Georgia, alleging a class action for unreasonable amounts claimed for storage liens by the Company, and related claims. Relief sought includes class certification, damages, fees, costs and expenses. The Company’s motion for summary judgment was heard on January 31, 2007 and no decision has yet been made. The Company believes the claim is without merit, and is defending the lawsuit vigorously.

On July 28, 2006, Foreign Car Sales and Service LLC (“FCS”) filed suit against Copart in the United States District Court for the Middle District of Louisiana, originally alleging antitrust violations and unfair trade practices. Relief sought originally included class certification based on both unfair trade practices and Sherman Act violations, damages, fees, costs and expenses. On January 5, 2007 the Magistrate required FCS to amend its complaint. A First Amended Complaint was rejected, and a Second Amended Complaint was submitted February 16, 2007, in which FCS abandoned its unfair trade practices claims, and now relies simply on breach of contract claims. FCS continues to seek certification of a class based upon violations of the Sherman Act. Plaintiff is pro se and is demanding a total award of 51 per cent. of the Company’s issued stock, as well as approximately $97,000 in damages arising from damage to vehicles. The Magistrate has yet to rule on whether it will grant leave to FCS to file the Second Amended Complaint, or dismiss all or part of the claim. The Company believes the claims are without merit, and is defending the lawsuit vigorously.

On August 7, 2006, Kimberly and Jason Green filed suit against Copart in the Superior Court of the State of California, County of Sacramento, making allegations pursuant to a California consumer protection statute similar to a class action for unreasonable amounts claimed for storage liens by the Company, and related claims. Relief sought includes class certification, damages, fees, costs and expenses. The Company filed an answer on September 1, 2006 denying the claim. The Company believes the claim is without merit, and is defending the lawsuit vigorously.

The Company provides for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Company’s future results of operations cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. The Company believes that any ultimate liability will not have a material effect on its financial position, results of operations or cash flows. However, the amount of the liabilities associated with these claims, if any, cannot be determined with certainty.

PART 7

INFORMATION ON COPART (UK)

1. Directors

The directors of Copart (UK) Limited are as follows:

(a) A. Jayson Adair;

(b) Paul A. Styer; and

(c) Willis J. Johnson.

2. Incorporation and share capital

Copart (UK) Limited was incorporated with the name Copart (UK) Limited as a limited company in England and Wales on 3 April 2007 with registered number 6200876. The authorised share capital of Copart (UK) Limited as at the date of this document is £1,000 divided into 1,000 ordinary shares of £1 each, of which 1 share has been issued fully paid up in the name of Copart Holdings LLC.

3. Registered offices

The registered office of Copart (UK) Limited is 110 Cannon Street, London, EC4N 6AR.

4. Activities

Copart (UK) Limited had not carried out any business prior to the public announcement of the Offer on 5 April 2007.

5. Financing

Copart (UK) Limited will be financed using equity provided by Copart, Inc.

PART 8

UNIVERSAL SALVAGE PROFIT FORECAST

1. Profit forecast for Universal Salvage for the 52 weeks ending 28 April 2007

A trading update provided to the market by Universal Salvage on 22 February 2007 contained the following statement:

“Universal Salvage plc (‘Universal’), the vehicle salvage and auction services group, is pleased to report that trading since Christmas has exceeded expectations, with both pricing at auctions and scrap pricing remaining firm. As a result, the Directors expect that the profit before tax for the year to 28 April 2007 will be slightly above the upper end of the range of market expectations.”

The above statement represents a profit forecast for the purposes of the City Code. At that time, the Directors understood market expectations of Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007 to be in the range £2.0 million to £2.4 million, based on equity research published by several brokers covering Universal Salvage.

The Directors have considered this statement and also the current brokers’ forecasts for Universal Salvage’s profit before tax for the 52 weeks ending 28 April 2007, which they understand to be in the range of £2.5 million to £2.7 million. The Directors believe that Universal Salvage will achieve profit before tax for the 52 weeks ending 28 April 2007 of not less than £2.7 million, not taking into account any costs relating to the Offer.

2. Basis of preparation and principal assumptions

The profit forecast is based on Universal Salvage Group’s unaudited interim financial results for the 26 weeks ended 28 October 2006, the unaudited management accounts for the 21 weeks ended 24 March 2007, and a forecast for the 5 weeks ending 28 April 2007.

The forecast for the 5 weeks ending 28 April 2007 has been prepared using various items of management information prepared on a weekly basis and includes a detailed estimate of actual gross margin achieved during the first 2 weeks of the 5 weeks ending 28 April 2007.

The principal assumptions upon which the profit forecast is based are set out below:

The assumptions that are within Universal Salvage’s control are:

•  there will be no acquisitions or disposals by the Universal Salvage Group prior to 28 April 2007 which will have a material impact on profit; and

•  there will be no material further restructurings announced by the Universal Salvage Group prior to 28 April 2007.

The assumptions that are not within Universal Salvage’s control are:

•  there will be no deterioration in the auctions market, such that the levels of sales prices and gross profit achieved at auction continue in April at levels which are consistent with recent experience;

•  there will be no deterioration in the scrap metal prices that will be achieved in April;

•  there are no material changes envisaged in yard, transport or overhead costs, except where such costs vary with volume;

•  vehicle clearance rates by insurance companies continue in April in line with current average rates;

•  total costs which are not covered by insurance relating to the heating oil leak at the Westbury site remain below £100,000;

•  there will be no business interruptions that materially affect the Universal Salvage Group, its key customers or key suppliers; and

•  there will be no fundamental changes in the political and/or economic environment or natural disasters that would materially affect the Universal Salvage Group.

The Board confirms that the profit forecast has been properly compiled on the basis of the assumptions stated above and on a basis consistent with the accounting policies of the Universal Salvage Group which are based on the IFRS adopted by the European Union and which will be applicable for the 52 weeks ending 28 April 2007.

3. Letters relating to the profit forecast

The Directors, who are solely responsible for the profit forecast, have received the following letters from PricewaterhouseCoopers LLP and Panmure Gordon relating to the profit forecast.

PricewaterhouseCoopers LLP
Cornwall Court
19 Cornwall Street
Birmingham B3 2DT

The Directors Universal Salvage plc Acrey Fields Woburn Rd Wootton Bedfordshire MK43 9EJ

Panmure Gordon (UK) Ltd 155 Moorgate London EC2M 6XB

20 April 2007

Dear Sirs

UNIVERSAL SALVAGE PLC

We report on the profit forecast comprising the statement by Universal Salvage plc (the “Company”) and its subsidiaries (together the “Group”) for the 52 weeks ending 28 April 2007 (the “Profit Forecast”). The Profit Forecast and the material assumptions upon which it is based, are set out on pages 123 to 124 of the scheme document issued by the Company dated 20 April 2007 (the “Scheme Document”).

This report is required by Rule 28.3(b) of the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers (the “City Code”) and is given for the purpose of complying with that rule and for no other purpose.

Accordingly, we assume no responsibility in respect of this report to Copart Inc (the “Offerer”) or any other person connected to, or acting in concert with, the Offeror or to any other person who is seeking or may in future seek to acquire control of the Company (an “Alternative Offeror”) or to any other person connected to or acting in concert with an Alternative Offeror.

Responsibilities

It is the responsibility of the directors of the Company (the “Directors”) to prepare the Profit Forecast in accordance with the requirements of the City Code.

It is our responsibility to form an opinion as required by Rule 28.3(b) of the City Code as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility under Rule 28.3(b) of the City Code to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the City Code, consenting to its inclusion in the Document.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated on page 123 of the Scheme Document and is based on the unaudited interim financial results for the 26 weeks ended 28 October 2006, the unaudited management accounts for the 21 weeks ended 24 March 2007 and a forecast for the 5 weeks ending 28 April 2007. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Opinion

In our opinion, the Profit Forecast has been properly compiled on the basis of the assumptions made by the Directors and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully

PricewaterhouseCoopers LLP
Chartered Accountants

PANMURE GORDON (UK) LIMITED
155 Moorgate
London
EC2M 6XB

Registered in England under
number 04915201
Authorised and regulated by the
Financial Services Authority

The Directors
Universal Salvage plc
Acrey Fields
Woburn Road
Wootton
Bedfordshire
MK43 9EL

20 April 2007

Dear Sirs,

We refer to the profit forecast of profit before tax of Universal Salvage plc (“the “Company”) and its subsidiaries (together the “Group”) for the 52 weeks ending 28 April 2007 (the “Profit Forecast”). The Profit Forecast and the material assumptions upon which it is based, are set out on pages 123 to 124 of the Scheme Document issued by the Company dated 20 April 2007 (the “Scheme Document”).

We have discussed the Profit Forecast, together with the bases and assumptions upon which it is made, with you and with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s auditors.

We have also considered the letter dated 20 April 2007 addressed to you and us from PricewaterhouseCoopers regarding the accounting policies and calculations upon which the Profit Forecast is based. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and assumed such accuracy and completeness for the purposes of providing this letter.

This letter is provided in compliance with Rule 28.3 of The City Code on Takeovers and Mergers and may be included in the Scheme Document solely for the purposes of that Rule.

On the basis of the foregoing, we considered that the Profit Forecast, for which you as directors are solely responsible, has been made with due care and consideration and after due and careful enquiry by the Company.

Yours faithfully

/s/ Hugh Morgan
Hugh Morgan
Executive Director

For and on behalf of
Panmure Gordon (UK) Limited

PART 9

ADDITIONAL INFORMATION

1. Responsibility statements

(a) The Directors, whose names are set out in paragraph 2(a) below, each accept responsibility for the information contained in this document other than the information for which responsibility is accepted by others pursuant to paragraphs 1(b) and (c) below. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The Copart Responsible Persons, whose names are set out in paragraph 2(b) below, each accept responsibility for the information contained in this document relating to Copart, the Copart Responsible Persons and members of their immediate families, related trusts and persons connected with them, the background to and reasons for the Offer and Copart’s intentions regarding the business of Universal Salvage, the information on Copart, the financing of the Offer and the first two paragraphs and the last sentence of the final paragraph on management and employees set out in paragraphs 5, 7, 10 and 11 of Part 2 of this document respectively and the first two paragraphs and the last sentence of the final paragraph on management and employees set out in paragraph 4 of Part 1 of this document. To the best of the knowledge and belief of the Copart Responsible Persons (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) The Copart (UK) Directors, whose names are set out in paragraph 2(d) below, each accept responsibility for the information contained in this document relating to the Copart (UK) Directors and members of their immediate families, related trusts and persons connected with them and the information relating to Copart (UK) set out in Part 7 of this document. To the best of the knowledge and belief of Copart (UK) Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. The Directors, the Copart Responsible Persons, the Copart Board and the Copart (UK) Directors

(a) The Directors, and their respective functions, are as follows:

Alexander Foster (Chairman)
Avril Palmer-Baunack (Chief Executive)
Andrew Somerville (Group Finance Director)
Richard Mead (Non-Executive Director)
Nigel Stead (Non-Executive Director)
Nigel Terry (Non-Executive Director)

Universal Salvage, whose registered number is 1464832, has its registered office at Acrey Fields, Woburn Road, Wootton, Bedfordshire MK43 9EJ.

(b) The Copart Responsible Persons, and their respective functions, are as follows:

Willis J. Johnson (Chairman of the Board of Directors & Chief Executive Officer)
A. Jayson Adair (President & Director)
James E. Meeks (Executive Vice President & Chief Operating Officer & Director)
Harold Blumenstein (Director)
James Grosfeld (Director)
Steven D. Cohan (Director)
Daniel Englander (Director)
William E. Franklin (Senior Vice President & Chief Financial Officer)
Paul A. Styer (Senior Vice President & General Counsel & Secretary)

(c) The Copart Board, and their respective functions, are as follows:

Willis J. Johnson (Chairman of the Board of Directors)
A. Jayson Adair (President & Director)
James E. Meeks (Executive Vice President & Chief Operating Officer & Director)

Harold Blumenstein (Director)
James Grosfeld (Director)
Steven D. Cohan (Director)
Daniel Englander (Director)

Copart, a corporation organised under the laws of the State of California, has its principal executive office at 4665 Business Center Drive, Fairfield, California 94534.

(d) The Copart (UK) Directors are as follows:

A. Jayson Adair
Paul A. Styer
Willis Johnson

Copart (UK), whose registered number is 6200876, has its registered office at 110 Cannon Street, London, EC4N 6AR.

3. Market quotations

The following table shows the Closing Price in respect of Universal Salvage Shares on:

(a) the first Business Day in each of the six months immediately prior to the date of this document;

(b) 1 February 2007 (the last Business Day prior to the commencement of the Initial Offer Period);

(c) 4 April 2007 (the last Business Day prior to the commencement of the Offer Period and announcement of the Offer); and

(d) 19 April 2007 (the last practical Business Day prior to the posting of this document):

Date	Universal Salvage Share Price (pence)
1 November 2006	143.00
1 December 2006	135.00
1 January 2007	165.00
1 February 2007	190.00
1 March 2007	181.75
2 April 2007	192.50
4 April 2007	188.00
19 April 2007	195.50

4. Shareholdings and dealings

(a) Definitions

For the purposes of this paragraph 4:

(i) “acting in concert” means persons who, pursuant to an agreement or understanding (whether formal or informal), cooperate to obtain or consolidate control of Universal Salvage or to frustrate the successful outcome of the offer by Copart for Universal Salvage;

(ii) “arrangement” includes indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or to refrain from dealing;

(iii) references to an “associate” are to:

(a) subsidiaries and associated companies of Universal Salvage and companies of which any such subsidiaries or associated companies are associated companies (each a “relevant company”). (For this purpose, ownership or control of 20 per cent. or more of the equity share capital of a company is the test of associated company status);

(b) a connected adviser and persons controlling, controlled by or under the same control as a connected adviser;

(c) the Universal Salvage directors and the directors of any relevant company (together in each case with their close relatives and related trusts); and

(d) the pension funds or employee share trust of Universal Salvage, or any relevant company, all of which are deemed to be acting in concert with Universal Salvage in relation to the Offer for the purposes of Rule 24.2(d)(iii) of the City Code;

(iv) references to a “bank” do not apply to a bank whose sole relationship with Universal Salvage, or a company covered in (i) above, is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

(v) a “connected adviser” means, in relation to any person, an organisation which is advising that person in relation to the Offer, and includes the corporate broker to Universal Salvage;

(vi) “control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether such interest or interests gives de facto control;

(vii) “dealings” include:

(a) the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities;

(b) the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities;

(c) subscribing or agreeing to subscribe for securities;

(d) the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(e) the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

(f) entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(g) any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position.

(viii) “derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

(ix) “disclosure period” means the period commencing on 5 April 2006 (being the date 12 months prior to the commencement of the Offer Period) and ending on 19 April 2007 (being the last Business Day prior to posting of this document);

(x) “interested” shall be interpreted in the manner described in Parts VI and X of the Companies Act and interests shall be construed accordingly; and a person will be treated as having an interest in securities if:

(1) he owns them;

(2) he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(3) by virtue of any agreement to purchase, option or derivative he:

(a) has the right or option to acquire them or call for their delivery; or

(b) is under an obligation to take delivery of them,

whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(4) he is party to any derivative:

(a) whose value is determined by reference to their price; and

(b) which results, or may result, in his having a long position in them;

(xi) “relevant securities of Universal Salvage” means Universal Salvage Shares and securities convertible into or exchangeable for, rights to subscribe for or options in respect of, and derivatives referenced to, Universal Salvage Shares; and

(xii) “relevant securities of Copart or Copart (UK)” means the shares of Copart and Copart (UK) and securities convertible into or exchangeable for, rights to subscribe for or options in respect of, and derivatives referenced to, any shares of Copart or Copart (UK).

(b) Shareholdings and dealings in Universal Salvage

(i) As at the last day of the disclosure period, Copart was not interested in any relevant securities of Universal Salvage and did not hold any short positions. As at the last day of the disclosure period, Copart (UK) was not interested in any relevant securities of Universal Salvage and did not hold any short positions

(ii) The interests of the Directors and members of their immediate families and related trusts in relevant securities of Universal Salvage, all of which unless otherwise stated are beneficial, as shown in the register required to be kept under the provisions of section 325 of the Companies Act or which have been notified to Universal Salvage pursuant to sections 324 and 328 of the Companies Act, as at the last day of the disclosure period were as follows:

Name	Number of Universal Salvage Shares
Alexander Foster	187,500	*
Avril Palmer-Baunack**	9,000
Andrew Somerville**	Nil
Richard Mead	16,680
Nigel Stead	6,650
Nigel Terry	50,000

*                    Includes 14,500 shares beneficially owned by the Hiscox 1987 settlement.

**             In addition as beneficiaries of the Universal Salvage plc Employees’ Share Trust, Avril Palmer-Baunack and Andrew Somerville have a potential interest in the 250,000 Universal Salvage Shares held by that Trust.

(iii) As at the last day of the disclosure period, the following options and awards over Universal Salvage Shares had been granted to the Directors and remained outstanding:

Name	Scheme	Number of Universal Salvage Shares under option	Date of Grant	Exercise price per Universal Salvage Share (pence)	Exercise Period
Avril Palmer-Baunack	Universal Salvage Revenue Approved Company Share Option Plan 2004	31,914	22/07/05	94	22/07/08-22/07/15

Avril Palmer-Baunack	Universal Salvage Non-Inland Revenue Approved Company Share Option Plan 2004	218,086	22/07/05	94	22/07/08-22/07/15

Avril Palmer-Baunack	Share Award Agreement	25,000	06/12/06	Nil	One year from 6 December 2006

Avril Palmer-Baunack	Share Award Agreement	50,000	06/12/06	Nil	One year from announcement of results to 28 April 2007

Avril Palmer-Baunack	Share Award Agreement	50,000	06/12/06	Nil	One year from announcement of results to 3 May 2008

Avril Palmer-Baunack	Share Award Agreement	25,000	06/12/06	Nil	One year from announcement of results to 2 May 2009

Andrew Somerville	Universal Salvage 1995 Share Option Scheme	20,298	09/04/03	101	09/04/06-09/04/10

Andrew Somerville	Universal Salvage 1995 Savings-Related Share Option Scheme	15,791	01/01/05	60	01/03/08-31/08/08

Andrew Somerville	Universal Salvage Non- Inland Revenue Approved Company Share Option Plan 2004	50,000	22/07/05	94	22/07/08-22/07/15

Andrew Somerville	Share Award Agreement	16,666	06/12/06	Nil	One year from 6 December 2006

Andrew Somerville	Share Award Agreement	33,333	06/12/06	Nil	One year from announcement of results to 28 April 2007

Andrew Somerville	Share Award Agreement	33,333	06/12/06	Nil	One year from announcement of results to 3 May 2008

Andrew Somerville	Share Award Agreement	16,668	06/12/06	Nil	One year from announcement of results to 2 May 2009

(iv) During the disclosure period, there were no dealings for value in relevant securities of Universal Salvage by Copart or Copart (UK).

(v) During the disclosure period, there were no dealings for value in relevant securities of Universal Salvage by Universal Salvage.

(vi) The following dealings for value in Universal Salvage Shares by Directors, their immediate families and related trusts have taken place during the disclosure period:

Date	Party	Transaction	Number of Universal Salvage Shares	Universal Salvage Share Price £
5 December 2006	Richard Mead	Acquisition	16,680	1.50
5 December 2006	Nigel Stead	Acquisition	6,650	1.50
5 December 2006	Sinjul Nominees Limited*	Acquisition	25,000	1.50

* As nominee for the SAPP of Alexander Foster.

(vii) During the period starting on the first day of the Offer Period and ending on the last day of the disclosure period, there were no dealings for value by Panmure Gordon group companies in Universal Salvage Shares.

(viii) As at the last day of the disclosure period, the Universal Salvage plc 2000 Employers’ Share Trust owned or controlled 250,000 Universal Salvage Shares.

(c) General

(i) Save as disclosed in this paragraph 4, as at the last day of the disclosure period neither Copart, nor Copart (UK) nor any of its subsidiaries, nor any of the Copart Directors or Copart (UK) Directors, nor any member of their respective immediate families, nor any other person acting in concert with Copart has an interest or a right to subscribe in respect of or has held any short positions directly or indirectly, any relevant securities of Universal Salvage, nor has any such person dealt for value in any relevant securities of Universal Salvage during the disclosure period.

(ii) Save as disclosed in this paragraph 4, (i) neither Universal Salvage nor any of its subsidiaries or persons falling within the categories specified in paragraphs (a), (b) and (d) of the definition of ‘associate’ in paragraph 4(a)(iii) above, nor any of the Universal Salvage Directors, nor any member of their immediate families has an interest or a right to subscribe in respect of or has held any short positions directly or indirectly, any relevant securities of Universal Salvage, nor has any such person dealt for value in any relevant securities of Universal Salvage since the start of the Offer Period and no pension fund or any employee benefit trust of Universal Salvage or any of its subsidiaries nor any connected adviser to Universal Salvage or to any of its subsidiaries or to a person acting in concert with Universal Salvage or any person controlling, controlled by or under the same control as any such connected adviser (except for an exempt principal trader or an exempt fund manager), nor any person who has an arrangement of the kind referred to in note 6 of Rule 8 of the Code with Universal Salvage or with any person falling within categories (a) to (d) of the definition of associate in paragraph 4 (a) (iii) above directly or indirectly, any relevant securities of Universal Salvage nor has any such person dealt for value therein since the start of the Offer Period and (ii) neither Universal Salvage nor any of the Universal Salvage Directors, nor any member of their immediate families has an interest or a right to subscribe in respect of or has held any short positions directly or indirectly, any relevant securities of Copart or Copart (UK) nor has any such person dealt for value in any relevant securities of Copart or Copart (UK) since the start of the Offer Period.

(iii) Neither Universal Salvage nor any person acting in concert with it nor Copart nor Copart (UK) nor any person acting in concert with either of them has borrowed or lent any relevant securities of Universal Salvage, save for any borrowed shares which have been either on-lent or sold.

(iv) None of (i) Copart or Copart (UK) or any person acting in concert with Copart or Copart (UK), or (ii) Universal Salvage or any associate of Universal Salvage, has any arrangement of the kind referred to in Note 6(b) on Rule 8 of the City Code in relation to relevant securities of Universal Salvage. For the purposes of this paragraph 4, ‘arrangement’ includes an indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing.

(v) No agreement, arrangement or understanding (including any compensation arrangement) exists between Copart or Copart (UK) or any person acting in concert with it and any of the Universal Salvage Directors or the recent directors, shareholders or recent shareholders of Universal Salvage or any person interested or recently interested in Universal Salvage Shares having any connection with or dependence upon the Offer.

(vi) There is no agreement, arrangement or understanding whereby the beneficial ownership of any Universal Salvage Shares to be acquired by Copart or Copart (UK) pursuant to the Scheme will be transferred to any other person, save that Copart or Copart (UK) reserves the right to transfer any such shares to any other member of the Copart Group. No relevant securities of Universal Salvage have been redeemed or purchased by Universal Salvage during the disclosure period.

(vii) The following persons have an interest of 5 per cent. or more in the relevant securities of Copart:

Name	% of Copart Share Capital as at 12 April 2007
Willis J. Johnson	13.49
Neuberger Berman LLC	7.40
Wasatch Advisors, Inc	6.26
James J. Grosfeld	6.02

5. Service contracts and other arrangements with Directors

(a) Executive Directors’ Service Contracts

Universal Salvage has entered into service contracts with the following Directors each of which is terminable by the Director concerned by the giving to Universal Salvage of not less than six months’ notice in writing:

Director	Service agreement commencement date	Current annual Salary
Avril Palmer-Baunack	1 March 2005	£225,000	*
Andrew Somerville	24 March 2003	£150,000	**

* Increased pursuant to a decision of the remuneration committee of the Board on 8 March 2007 from £160,000 with effect from 1 April 2007

**Increased pursuant to a decision of the remuneration committee of the Board on 8 March 2007 from £130,000 with effect from 1 April 2007

Universal Salvage is obliged to give the above Directors not less than twelve months’ written notice of termination. Under the terms of the above service agreements the principal benefits which each Director is entitled to are a car allowance, medical insurance, permanent health insurance and twenty-four hour personal accident cover. In addition Universal Salvage contributes 10 per cent. of each Director’s basic salary to nominated pension schemes. Bonuses are payable at the discretion of Universal Salvage’s remuneration committee.

(b) Non-Executive Letters of Appointment

Universal Salvage has entered into agreements with the following Non Executive Directors, each of which is terminable on the giving by either party of not less than three months’ notice in writing:

Non-Executive Director	Annual Fee
Alexander Foster	£45,000
Richard Mead	£35,000
Nigel Stead	£35,000
Nigel Terry	£30,000

(c) Save as stated in this paragraph 5 no service contracts with any of the Directors have been entered into or amended within the six months prior to the date of this document.

6. Universal Salvage Share Option Schemes

Participants in the Universal Salvage Share Option Schemes will shortly be advised of the effect of the Scheme on the share options granted under those plans. A general summary of the effect of the Scheme on the Universal Salvage Share Option Schemes is set out below.

The Universal Salvage 1995 Share Option Scheme (the “1995 Scheme”)

All outstanding options granted under the 1995 Scheme will already be exercisable in advance of the Scheme being sanctioned by the Court (in the case of options granted in 2004, this will be subject to satisfaction of performance conditions that apply up to 28 April 2007). To the extent that these options are exercised up to the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participant and these Universal Salvage Shares will be included in the Scheme. To the extent that these options are exercised after the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participant but these Universal Salvage Shares will be transferred under the terms of the amended Articles of Association of Universal Salvage for a cash consideration of 200 pence per Universal Salvage Share.

The Universal Salvage 2000 Approved Executive Share Option Scheme (the “2000 Scheme”)

All outstanding options granted under the 2000 Scheme are already exercisable. However, the option price in respect of these options is in all cases above 200 pence. It is therefore assumed that these options will not be exercised. If any of these options are exercised, the effect of the Scheme will be the same as is described above in respect of the 1995 Scheme.

The Universal Salvage 1995 Savings-Related Share Option Scheme (the “SAYE Scheme”)

The Board considers that the options granted under the SAYE Scheme will become exercisable when the Scheme is sanctioned by the Court. However, due to the drafting of the rules of the SAYE Scheme, it is not certain that HMRC will agree that this is the case. If HMRC agree with the Board’s interpretation, participants will be able to exercise their options after the Scheme is sanctioned using the funds accumulated in the savings account associated with their options together with interest on that account. To the extent that these options are exercised up to the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participant and these Universal Salvage Shares will be included in the Scheme. To the extent that these options are exercised after the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participants but these Universal Salvage Shares will be transferred under the terms of the amended Articles of Association of Universal Salvage for a cash consideration of 200 pence per Universal Salvage Share.

If HMRC disagree with the Board’s interpretation, the participants may still be permitted to exercise their options, but without the benefit of HMRC approved status. In this eventuality, Copart will in any case offer participants the opportunity to surrender their options in return for a cash payment equal to the profit they would have made had they exercised their options following the Scheme Court Hearing.

The Universal Salvage Inland Revenue Approved Company Share Option Plan 2004 and the Universal Salvage Non-Inland Revenue Approved Company Share Option Plan 2004 (the “2004 Plans”)

Options granted under the 2004 Plans may be exercised conditionally on the Scheme being sanctioned by the Court. The performance conditions to which these options are subject will be applied up the date of the Court Meeting, although it is anticipated that the conditions will be fully satisfied. The number of Universal Salvage Shares in respect of which these options may be exercised will be reduced on a pro rata basis according to the length of time between the date of grant of the option and the date of the Court Meeting.

To the extent that these options are exercised up to the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participant and these Universal Salvage Shares will be included in the Scheme. To the extent that these options are exercised after the Scheme Record Time, Universal Salvage will issue Universal Salvage Shares to the participants but these Universal Salvage Shares will be transferred under the terms of the amended Articles of Association of Universal Salvage for a cash consideration of 200 pence per Universal Salvage Share.

The Share Award Agreements

These awards were granted in the form of nil-cost options. These options may be exercised conditionally on the Scheme being sanctioned by the Court. It is anticipated that the awards will be exercised conditionally on the Scheme sanction and that following the Scheme being sanctioned the appropriate number of Universal Salvage Shares held in the Universal Salvage 2000 Employees’ Share Trust will be released to the participants who will then receive (after appropriate deductions) the value of those Universal Salvage Shares when the Scheme takes effect.

The awards will only be exercisable on the Scheme being sanctioned to the extent that they have vested as set out below:

•              The first tranche of the awards (comprising one sixth of the Universal Salvage Shares in the award) vested on the date of grant of the awards.

•              The second tranche of the awards (comprising one third of the Universal Salvage Shares in the award) will have vested depending on the satisfaction of performance conditions to 28 April 2007.

•              The third tranche of the awards (comprising one third of the Universal Salvage Shares in the award) will vest on sanction of the Scheme.

•              The final tranche of the awards (comprising remaining one sixth of the Universal Salvage Shares in the award) will not vest and will not become exercisable.

However, in the light of the performance of Universal Salvage to date, the remuneration committee of the Board has recommended to the trustee of the Universal Salvage 2000 Employees’ Share Trust that the surplus assets remaining in the trust after the Scheme has been implemented, representing the value of the 41,668 Universal Salvage Shares comprised in these awards that will not vest, should be given to the award holders in proportion to the numbers of Universal Salvage Shares comprised in their respective awards. The trustee has accepted such recommendation in principle.

7. Material Contracts

7.1 Universal Salvage Group

Save as set out below, no contracts have been entered into by any member of the Universal Salvage Group otherwise than in the ordinary course of business since 5 April 2005 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(a) The Implementation Agreement described at 7.2(a) below.

(b) The Confidentiality Agreement described at 7.2(b) below.

(c) A lease dated 23 August 2005 between Userve Limited and Greatline Developments Limited relating to land and buildings lying to the south east of Grettonbrook Road, Corby. The term of the lease is 10 years, with an initial annual return of £256,000. Under the lease, Greatline Developments Limited has a right of first refusal to purchase the property for £3.2 million plus an adjustment to reflect any rise in the retail price index since the date of the lease to the date of purchase. This right of first refusal is exercisable at any time during the five year period following the date of the lease.

(d) An Option Agreement made between Userve Limited and Greatline Developments Limited relating to land lying to the south east of Grettonbrook Road, Corby dated 23 August 2005 under which Greatline Developments Limited has the option to require Userve Limited to sell the Grettonbrook Road property for the price of £3.2 million, plus an adjustment to reflect any rise in the retail price index since the date of the lease referred to in paragraph 7(c) above. The option is exercisable at any time during the two year period from 23 August 2010.

(e) An agreement dated 31 March 2006 for the sale of property and assets located at Longfield Farm, Old Hay, Brenchley, near Tonbridge, Kent and made between (1) Userve Limited and (2) Charles Trent Limited for total consideration of £800,000 excluding VAT.

(f) An agreement dated 27 January 2006 for the sale of property and assets located at Staughton Moor, Huntingdon, Cambridgeshire and made between (1) Userve Limited, (2) Staughton Moor Properties Limited and (3) Beauchamp Group Limited for total consideration of £250,000 excluding VAT as varied by a Deed of Rectification dated 10 May 2006 and made between (1) Userve Limited, (2) Staughton Moor Properties Limited and (3) Simon James Warren.

(g) An agreement dated 7 June 2005 and made between (1) Universal Salvage and (2) Mrs Jill Susan Sandy relating to the purchase by the company of a flat at 72 Crown Quay, Bedford MK40 1BN for the sum of £141,000. The acquisition was from a related party of Nigel Sandy, a previous chief executive of Universal Salvage.

(h) An agreement dated 20 January 2006 and made between (1) Universal Salvage and (2) Bherat Pravin Mehta and Neeta Bhara Mehta pursuant to which the flat at 72 Crown Quay was sold for £142,000.

(i) A facility agreement dated 13 November 2006 made between (1) Universal Salvage (2) Userve Limited (3) Comville Limited and (4) The Royal Bank of Scotland plc acting as agent for National Westminster Bank plc (the “Agent”) in respect of the making of an uncommitted multi-option facility of £4,000,000 which can be utilised by Universal Salvage, Userve Limited and Comville Limited by way of overdraft, short term fixtures and bonds.

(j) A facility agreement date 13 November 2006 made between (1) Universal Salvage (2) Userve Limited and (3) the Royal Bank of Scotland plc acting as agent for National Westminster Bank plc (“RBS”) pursuant to which RBS has made available to Universal Salvage and Userve Limited a revolving advance facility of £3,000,000 to be utilised to assist with the costs involved with an acquisition of any target company and to fund investment in their businesses.

(k) A facility agreement dated 13 November 2006 made between (1) Universal Salvage (2) Userve Limited and (3) the Royal Bank of Scotland plc acting as agent for National Westminster Bank plc (the “Bank”) pursuant to which the Bank has made available to Universal Salvage and Userve Limited for the purpose of their business a revolving advance facility of £5,000,000 under the terms of which the Bank will make advances to Universal and Userve Limited to be utilised to refinance existing indebtedness to the Bank, to assist with the costs involved with the acquisitions of target companies and for general business purposes.

(l) A lease purchase facility dated 13 November 2006 pursuant to which Lombard North Central plc has made available a £3,000,000 credit line to Universal Salvage and Userve Limited (including a maximum balance under the facility of £250,000 for the financing of tractors) until 30 June 2007.

(m) A warrant instrument executed by Universal Salvage on 19 July 2004, pursuant to which Universal Salvage has granted West Register (Investments) Limited (a nominee of The Royal Bank of Scotland plc) a warrant (the “RBS Warrant”) to subscribe for 3.6% of the fully diluted ordinary share capital of Universal Salvage (to include such number of Universal Salvage Shares as would be in issue if: (i) all outstanding options, warrants or rights to subscribe; and (ii) the RBS Warrant, had each been exercised). The exercise price payable per Universal Salvage Share is the nominal value of a Universal Salvage Share at the date of exercise. The RBS Warrant is exercisable by the holder in tranches of no less than 250,000 Universal Salvage Shares at any time up to 30 June 2014.

7.2 Copart Group

Save as set out below, no contracts have been entered into by any member of the Copart Group otherwise than in the ordinary course of business since 5 April 2005 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(a) Implementation Agreement

On 4 April 2007 Copart, Copart (UK) and Universal Salvage entered into the Implementation Agreement, which sets out the arrangements for the implementation of the Scheme and governs their relationship in relation to the acquisition of Universal Salvage by Copart (UK) until the Scheme becomes effective. Among other things, the parties have agreed in the Implementation Agreement:

(i) to procure that their respective Boards will use all reasonable endeavours to implement the Scheme and the other matters to be considered at the Court Meeting and the EGM;

(ii) to have due regard to and to take due account of all reasonable requests from the other in relation to such matters;

(iii) that the parties will cooperate with a view to obtaining and complying with all statutory or regulatory approvals, consents and/or waivers and any regulatory clearances or approvals necessary or desirable in connection with the Scheme; and

(iv) that neither party will make any announcement without the prior written consent of the other (save as required by law or regulatory body).

Implementation of the Scheme is subject to the Conditions being satisfied prior to 31 July 2007.

Pending satisfaction of the Conditions, Universal Salvage has agreed (among other things):

(i) to carry on business in the same manner as prior to the date of the Implementation Agreement and not amend the service agreements or other arrangements with any director of Universal Salvage;

(ii) not to pay any dividend save for obligations in respect of existing options or to satisfy any share warrants existing at the date of the Implementation Agreement, not to alter the authorised or issued share capital of Universal Salvage or any member of the Universal Salvage Group and (save as contemplated by the Scheme) not to amend the memorandum and articles of association of Universal Salvage or any member of the Universal Salvage Group;

(iii) not to take any action which would amount to an action requiring the approval of the Universal Salvage shareholders in general meeting under Rule 21.1 of the City Code or enter into any transaction that would require the approval of Universal Salvage Shareholders under the Listing Rules; and

(iv) that if a higher competing offer is made Universal Salvage will be entitled to withdraw from the Scheme.

The Implementation Agreement will terminate with immediate effect if any required shareholder approval is not obtained, the Conditions become incapable of being satisfied or are not satisfied or waived, the Scheme has not become effective by 31 July 2007 or if the Scheme lapses or is withdrawn. Subject to the City Code and any requirements of the Panel, Copart may terminate the Implementation Agreement if Universal Salvage breaches its terms.

(b) Confidentiality Agreement

On 23 March 2007 Copart and Universal Salvage entered into the Confidentiality Agreement. Under the Confidentiality Agreement it was agreed, among other things, that:

(i) all information relating to the Universal Salvage Group disclosed by Universal Salvage or acquired in any way by Copart is to be treated by Copart as secret and strictly private and confidential and used only in relation to the Offer. Should the Offer terminate all documents must be returned to Universal Salvage. Universal Salvage agreed to treat all information relating to Copart as secret and strictly private;

(ii) neither Universal Salvage nor any of its directors, officers, employees, agents and advisors would prior to 31 May 2007 solicit or initiate any discussions or negotiations regarding an alternative offer for Universal Salvage and Universal Salvage would notify Copart immediately of any approach by a third party. These obligations were stated as being subject to the duties and obligations of Universal Salvage and its directors under law, the City Code, Listing Rules and directors’ fiduciary duties;

(iii) Copart would not, and would not induce any other person to, acquire or offer to acquire any interest of any kind in Universal Salvage securities, save with Universal Salvage’s prior written consent, or announce or take action which would require the announcement for a takeover or other transaction under the City Code, before 23 March 2008;

(iv) Copart would not solicit, interfere with or endeavour to entice away any executive officer or senior manager of the Universal Salvage Group, among others, until 23 March 2008, unless Universal Salvage ceased to negotiate with Copart regarding the Offer, solicited discussions or negotiations with any other party regarding an alternate offer or the board of Universal Salvage decided not to recommend the Scheme or the board takes any decision not to proceed with the Offer.

(v) Universal Salvage would pay Copart an inducement fee equal to 1 per cent. of the value of the Offer (inclusive of VAT, except to the extent such VAT is recoverable by the Company) in the event of a competing offer being received from a third party and such competing offer becoming or being declared unconditional in all respects or otherwise completing in accordance with its terms; and

(vi) in the event of a threatened or actual breach of the Agreement each party is entitled to the remedies of injunction, specific performance and other equitable relief as well as damages.

8. Financing of the Offer

The Offer will be financed by cash from Copart’s existing cash resources.

Copart will also refinance the existing Universal Salvage indebtedness, which was approximately £2.2 million as at 28 October 2006.

Copart believes that the Offer will not materially affect its current financial condition.

9. Material change

(a) Save as disclosed in this document, there has been no material change in the financial or trading position of Universal Salvage since 29 April 2006, being the date to which the last published audited accounts of Universal Salvage were prepared.

(b) There has been no material change in the financial or trading position of Copart since 31 July 2006, being the date to which the last published audited accounts of Copart were prepared.

10. Sources and bases of information

(a) The value placed on the existing issued share capital of Universal Salvage by the Offer of £57.0 million is based on the 28,491,942 Universal Salvage Shares in issue on 4 April 2007, the last Business Day prior to the date of the announcement of the Offer.

(b) Unless otherwise stated, the financial information relating to the Universal Salvage Group is extracted from the audited consolidated financial statements of the Universal Salvage Group for the relevant period and the unaudited interim results of the Universal Salvage Group for the 26 weeks ended 28 October 2006.

11. Other information

(a) Panmure Gordon has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

(b) Investec has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

(c) PricewaterhouseCoopers LLP has given and not withdrawn its written consent to the issue of this document with the inclusion therein of their letter concerning the profit forecast and the references thereto and to their name in the form and context in which they are included.

(d) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Universal Salvage Shares to be acquired by Copart, and/or Copart (UK) pursuant to the Scheme will be transferred to any other person, save that each such entity reserves the right to transfer any such Universal Salvage Shares to any other member of the Copart Group.

(e) Save as disclosed in paragraph 4 of Part 1 and paragraph 11 of Part 2 of this document, no agreement, arrangement or understanding (including compensation arrangement) exists between Copart or any person acting in concert with it for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Universal Salvage having any connection with or dependence upon the Offer.

(f) Copart and Copart (UK) do not intend that the payment of interest on, repayment of or security for any liability (contingent or otherwise) will depend to any significant extent on the business of Universal Salvage.

12. Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH during usual business hours on any Business Day prior to the Effective Date:

(a) the current memorandum and articles of association of Universal Salvage;

(b) the memorandum and articles of association of Universal Salvage, marked to show the changes set out in the Special Resolution to be proposed at the EGM;

(c) the current memorandum and articles of Copart (UK) and the current by-laws of Copart;

(d) the audited consolidated financial statements for the Universal Salvage Group for the 52 weeks ended 30 April 2005 and 29 April 2006;

(e) the audited consolidated financial statements for Copart for the financial years ended 31 July 2005 and 31 July 2006;

(f) the irrevocable undertakings referred to in paragraph 4 of Part 2 of this document;

(g) the service contracts and letters of appointment of the Directors referred to in paragraph 5 above;

(h) the Announcement dated 5 April 2007 relating to the Offer;

(i) all material contracts referred to in paragraph 7 above;

(j) the written consents referred to in paragraph 11(a), (b) and (c) above;

(k) this document, the forms of proxy and the form of election;

(l) the rules of the Universal Salvage Share Option Schemes; and

(m) the letters from PricewaterhouseCoopers LLP and Panmure Gordon in Part 8 of this document.

PART 10

DEFINITIONS

In this Explanatory Statement (with the exception of Part 4 (The Scheme of Arrangement), Part 5 (Financial information on the Universal Salvage), Part 6 (Financial Information on Copart), Part 7 (Information on Copart (UK)), Part 8 (Universal Salvage Profit Forecast), Part 11 (Notice of Court Meeting) and Part 12 (Notice of Extraordinary General Meeting)), the following words and expressions have the following meanings, unless the context requires otherwise:

Announcement

means the announcement made by Universal Salvage on 5 April 2007 regarding the Offer and the Scheme

Board or Universal Salvage Board

means the Directors of Universal Salvage as at the date of this document

Business Day

means a day, other than a Saturday, Sunday or public holiday, on which banks are open for business in the City of London

Cash Consideration

means the cash consideration due to an Universal Salvage Shareholder under the Offer in connection with the cancellation of his Scheme Shares pursuant to the Scheme certificated form or in certificated form

means, in relation to a share, not in uncertificated form in CREST

City Code

means the City Code on Takeovers and Mergers

Closing Price

means the middle market price of an Universal Salvage Share at the close of business on the day to which such price relates, derived from the Daily Official List for that day

Companies Act

means the Companies Act 1985 (as amended)

Company’s Registrars

means Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU

Conditions

means the conditions of the Offer set out in Part 3 of this document

Confidentiality Agreement

means the confidentiality agreement made between Universal Salvage and Copart dated 23 March 2007

Copart

means Copart, Inc., a corporation organised under the laws of the State of California, USA

Copart Board or Copart Director

means those persons whose names are set out in paragraph 2(c) of Part 9 of this document

Copart Group

means Copart and its subsidiaries

Copart Responsible Persons

means those persons whose names are set out in paragraph 2(b) of Part 9 of this document

Copart Shares

means the common stock in the capital of Copart

Copart (UK)

means Copart (UK) Limited, a company incorporated in England and Wales with registered number 6200876

Copart (UK) Directors

means those persons whose names are set out in paragraph 2(d) of Part 9 of this document

Court

means the High Court of Justice in England and Wales

Court Meeting

the meeting of the Scheme Shareholders to be convened by order of the Court pursuant to section 425 of the Companies Act to consider and, if thought fit, approve the Scheme including any adjournment hearing.

CREST

means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo in accordance with the Uncertificated Securities Regulations 2001 (SI2001 No. 3755)

CRESTCo

means CRESTCo. Limited

Daily Official List

means the daily official list of the London Stock Exchange

Directors or Universal Salvage Directors

means those persons whose names are set out in paragraph 2(a) of Part 9 of this document

Effective Date

means the day on which the Scheme becomes effective in accordance with Clause 5 of the Scheme

Enlarged Copart Group

means Copart, its subsidiaries and, on the Scheme becoming effective on the Effective Date, Universal Salvage

Executive Directors

means Avril Palmer-Baunack and Andrew Somerville, and Executive Director means either of them

Explanatory Statement

means this document, other than Parts 4, 5, 6, 7, 8, 11 and 12, which has been prepared in accordance with section 426 of the Companies Act

Extraordinary General Meeting or EGM

means the extraordinary general meeting of the Universal Salvage Shareholders to be held at 10.15 a.m. on 21 May 2007 (or as soon thereafter as the Court Meeting shall have been concluded or adjourned), notice of which is set out in Part 12 of this document, and any adjournment thereof

Financial Services Authority or FSA

means the Financial Services Authority of the UK in its capacity as the competent authority for the purposes of Part VI of FSMA and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of FSMA

Form of Proxy

means, as the context may require, either or both of (i) the blue form of proxy for use at the Court Meeting, and (ii) the white form of proxy for use at the Extraordinary General Meeting, each of which accompanies this document

FSMA

means the Financial Services and Markets Act 2000 (as amended)

HMRC

means HM Revenue & Customs

IFRS

means International Financial Reporting Standards as adopted by the European Union

Implementation Agreement

means the implementation agreement made between Universal Salvage, Copart, and Copart (UK) dated 4 April 2007 relating to, inter alia, the implementation of the Offer and the Scheme

Initial Offer Period

means the period commencing on 2 February 2007 and ending on 16 February 2007

Investec

means Investec Bank (UK) Limited and its divisions Investec Investment Banking and Investec Securities, as the context requires

Listing Rules

means the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under FSMA and contained in the UK Listing Authority’s publication of the same name

London Stock Exchange

means London Stock Exchange plc

Meetings

means the Court Meeting and the Extraordinary General Meeting and Meeting means either of them

NASDAQ Market

means the Nasdaq Global Market of the Nasdaq Stock Market, Inc

New Universal Salvage Shares

means the new ordinary shares of 10 pence each in the capital of Universal Salvage to be issued and credited as fully paid pursuant to the Scheme

Non-Executive Directors

means Alexander Foster, Richard Mead, Nigel Stead and Nigel Terry and Non-Executive Director means any of them

Notice of Court Meeting

means the notice of court meeting set out in Part 11 of this document

Notice of EGM

means the notice of EGM set out in Part 12 of this document

Offer

means the recommended cash offer of 200 pence for each Scheme Share made by Copart (UK) Limited to Scheme Shareholders

Offer Period

means the date commencing on 5 April 2007 and ending on the Effective Date

Offer Price

means the cash offer price of 200 pence per Scheme Share

Official List

means the Official List of the UKLA

Overseas Shareholders

means Universal Salvage Shareholders whose registered addresses are outside the UK or who are citizens or residents of countries other than the UK

Panel

means The Panel on Takeovers and Mergers

Panmure Gordon

Panmure Gordon (UK) Limited

Pounds or £ or GB£ or sterling

means UK pounds sterling, the lawful currency of the UK

RBS Warrant

the warrant for the issue of Universal Salvage Shares issued to West Register (Investments) Limited, a nominee of The Royal Bank of Scotland plc by Universal Salvage further details of which are set out in paragraph 7.1(m) of Part 9 of this document

Reduction Court Hearing

means the hearing by the Court of the petition to confirm the Reduction of Capital and to grant the Reduction Court Order

Reduction Court Order

means the order of the Court confirming the Reduction of Capital under section 137 of the Companies Act

Reduction of Capital

means the reduction of the share capital of Universal Salvage associated with the cancellation and extinguishing of the Scheme Shares provided for by the Scheme under section 135 of the Companies Act

Registrar of Companies

means the Registrar of Companies in England and Wales

Regulatory Information Service

means any of the services set out in schedule 12 of the Listing Rules

Scheme Court Hearing

means the hearing by the Court of the petition to sanction the Scheme and to grant the Scheme Court Order

Scheme Court Hearing Date

means the date of commencement of the Scheme Court Hearing

Scheme Court Order

means the order of the Court sanctioning the Scheme under section 425 of the Companies Act

Scheme or Scheme of Arrangement

means the scheme of arrangement proposed to be made under section 425 of the Companies Act between Universal Salvage and the holders of Scheme Shares as set out in Part 4 of this document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Universal Salvage, Copart and Copart (UK) and incorporating a reduction of capital under section 135 of the Companies Act

Scheme Record Time

means 6.00 p.m. on the day which is two Business Days prior to the Reduction Court Hearing

Scheme Shareholders

means the holders of Scheme Shares

Scheme Shares:

means:

(i) the Universal Salvage Shares in issue at the date of this document;

(ii) any Universal Salvage Shares issued after the date of this document and before the Voting Record Time; and

(iii) any Universal Salvage Shares issued at or after the Voting Record Time but on or before the Scheme Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, save in each case any Universal Salvage Share(s) registered in the name of Copart or Copart (UK)

SEC

means the US Securities Exchange Commission

Share Award Agreements

means the two share award agreements dated 6 December 2006 entered into by Universal Salvage and Standard Bank Offshore Trust Company Jersey Limited with Avril-Palmer Baunack and Andrew Somerville respectively

Special Resolution

means the special resolution set out in the Notice of EGM to be proposed at the EGM to approve, inter alia, the Scheme subsidiary and subsidiary undertaking

have the meanings given by the Companies Act

Takeover Offer

means the implementation of the Offer by means of a takeover offer under the City Code

UK GAAP

means UK Generally Accepted Accounting Practice

UKLA

means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA uncertificated or in uncertificated form

means in relation to a share, recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST

United Kingdom or UK

means the United Kingdom of Great Britain and Northern Ireland

United States or US

means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction

Universal Salvage Articles

means the articles of association of Universal Salvage from time to time

Universal Salvage Directors

means all the Non-Executive Directors and Executive Directors of Universal Salvage and Director means any of them

Universal Salvage or the Company

means Universal Salvage plc a company incorporated in England and Wales with registered number 1464832

Universal Salvage Group

means Universal Salvage and its subsidiaries and associated companies

Universal Salvage Share Option Schemes

means:
(a) the Universal Salvage 1995 Share Option Scheme;

(b) the Universal Salvage 1995 Savings-Related Share Option Scheme;

(c) the Universal Salvage 2000 Approved Executive Share Option Scheme;

(d) the Universal Salvage Inland Revenue Approved Company Share Option Plan 2004;

(e) the Universal Salvage Non-Inland Revenue Approved Company Share Option Plan 2004; and

(f) the Share Award Agreements

Universal Salvage Shareholders

means the holders of Universal Salvage Shares

Universal Salvage Shares

means ordinary shares of 10 pence each in the capital of Universal Salvage

US$

means the lawful currency of the US

US GAAP

means US Generally Accepted Accounting Practice

Voting Record Time

means 6.00 p.m. on the day which is two days before the date of the Court Meeting or, if such Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the day of such adjourned meeting

PART 11

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT
REGISTRAR RAWSON

No. 2695 of 2007

IN THE MATTER OF UNIVERSAL SALVAGE PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 20 April 2007 made in the above matters the Court has directed a meeting to be convened of the holders of Scheme Shares (as defined in the scheme of arrangement referred to below), for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Universal Salvage plc (the Company) and the holders of the Scheme Shares and that such meeting will be held at Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH on 21 May 2007, at which place and time all holders of the said shares are requested to attend.

A copy of the Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of Scheme Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A blue Form of Proxy for use at the said meeting is enclosed with this notice. Holders of Scheme Shares may also submit their proxy via the internet at www.capitaregistrars.com/shareholders using the reference details printed on the blue Form of Proxy. Alternatively, holders of Scheme Shares who are members of CREST may use the CREST electronic proxy appointment services. Further details are set out below.

Completion of the blue Form of Proxy will not prevent a holder of Scheme Shares attending and voting at the said meeting, or any adjournment thereof, in person if he wishes to do so.

It is requested that the blue Form of Proxy (together with any power of attorney or other authority under which it is signed, or a notarilly certified copy of such power of authority) be lodged with the Company’s Registrar, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD not less than 48 hours before the time appointed for the said meeting but if forms are not so lodged they may be handed to the Chairman before the start of the meeting.

In the case of joint holders of Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

Entitlement to attend and vote at the meeting or any adjournment thereof and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on the day which is two days before the date of the meeting or adjourned meeting (as the case may be). In each case, changes to the register of members of the Company after such time shall be disregarded.

By the said Order, the Court has appointed Avril Palmer-Baunack or, failing her Alexander Foster or, failing him, Andrew Somerville to act as chairman of the said meeting and has directed the chairman to report the result thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated 20 April 2007

Hammonds, Rutland House, 148 Edmund Street, Birmingham B3 2JR, Solicitors for the Company

Notes:

1. To be entitled to attend and vote at the meeting (and for the purpose of the determination by the Company of the number of votes that can be cast), members must be entered on the Company’s register of members at 6.00 p.m. on 19 May 2007 (the Voting Record Time). If the meeting is adjourned to be entitled to attend and vote at such meeting (and for the purpose of the determination by the Company of the number of votes that can be cast), members must be entered on the Company’s register of members at 6.00 p.m. on the day which is two days before the day of such adjourned meeting or, if the Company gives notice of this adjourned meeting and an entitlement time is specified in that notice, at the time specified in that notice.

2. Shareholders may wish to register the appointment of a proxy for the Court Meeting and any adjournment(s) thereof via the internet at www.capitaregistrars.com/shareholders, a website operated by Capita Registrars and using the reference details given on the Form of Proxy. Shareholders are advised to read the terms and conditions shown on the website relating to the use of this facility before appointing a proxy. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted. Electronic communication facilities are available to all shareholders and those who use them instead of returning a Form of Proxy will not be disadvantaged in any way. To be valid any appointment of proxy registered in this way must be received by Capita Registrars no later than 10.00 a.m. on 19 May 2007.

3. Electronic proxy appointment through CREST

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the Court Meeting (and any adjournment(s) thereof) by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Capita Registrars (participant ID RA10) by no later than 10.00 a.m. on 19 May 2007. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Capita Registrars is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

PART 12

NOTICE OF EXTRAORDINARY GENERAL MEETING

UNIVERSAL SALVAGE PLC

(the Company)
(Registered in England and Wales No. 1464832)

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING of the Company will be held at Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH at 10.15 a.m. on 21 May 2007 (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) convened for 10.00 a.m. on the same day and at the same place, by an order of the High Court of Justice, shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution:

SPECIAL RESOLUTION

THAT:

(a) the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for giving effect to the Scheme of Arrangement dated 20 April 2007 (the “Scheme”), in its present form or with or subject to any modification, addition or condition agreed between the Company, Copart (UK) Limited and Copart, Inc. and approved or imposed by the Court, proposed to be made between the Company and the Scheme Shareholders (as defined in the Scheme), a copy of which has been produced to the Meeting and (for the purpose of identification only) signed by the Chairman thereof;

(b) for the purpose of giving effect to the Scheme in its original form or with or subject to such modification, addition or condition agreed between the Company, Copart (UK) Limited and Copart, Inc. and approved or imposed by the Court:

(i) the share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares (as defined in the Scheme) and forthwith and contingently upon such reduction of capital taking effect, the capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 10 pence each as shall be equal to the number of Scheme Shares cancelled as aforesaid and having the same rights as the Scheme Shares so cancelled; and

(ii) the amount credited to the books of account of the Company arising upon the said reduction of capital taking effect be appropriated and applied in paying up in full at par all of the new ordinary shares in the Company created pursuant to sub-paragraph (b)(i) of this resolution, which shall be allotted and issued, credited as fully paid, to Copart (UK) and/or its nominee, in accordance with the Scheme;

(c) conditionally upon the Scheme becoming effective, the board of directors be and it is hereby generally and unconditionally authorised pursuant to section 80 of the Companies Act 1985, in substitution for all prior authorities conferred upon the board of directors, but without prejudice to any allotments made pursuant to the terms of such authorities, to exercise all the powers of the Company to allot relevant securities (within the meaning of section 80(2) of the Companies Act 1985) provided always that:

(i) the maximum aggregate nominal amount of relevant securities that may be allotted under this authority shall be the aggregate nominal amount of the said new ordinary shares created pursuant to sub-paragraph (b)(i) of this resolution; and

(ii) this authority shall expire (unless previously revoked, varied or renewed) on 19 April 2008;

(d) the articles of association of the Company be amended by including the following new article after Article 5 as Article 5.A to take effect forthwith upon the passing of this resolution:

“Scheme of Arrangement

5.A.1 In this Article 5.A.1, references to the “Scheme” are to the scheme of arrangement with or subject to any modification, addition or condition agreed between the Company, Copart, Inc. (“Copart”) and Copart (UK) Limited (“Copart (UK)” and approved or imposed by the

Court between the Company and the Scheme Shareholders under section 425 of the Companies Act dated 20 April 2007 and terms defined in the Scheme shall have the same meanings in this Article.

5.A.2 If the Company issues any shares on or after the Voting Record Time and prior to the Scheme Record Time, such shares shall be subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent Holder or Holders of such shares shall be bound by the Scheme accordingly.

5.A.3 Notwithstanding any other provision of these Articles, if any shares are issued to any person (other than to Copart, Copart (UK) and/or its nominees or any person identified by written notice to the Company as its nominee(s) and/or designated subsidiary) (in this Article 5.A, a “New Member”) on or after the Scheme Record Time, such New Member (or any subsequent Holder) will, provided the Scheme has become effective, be obliged to transfer to Copart (UK) (or its nominee), and Copart (UK) shall be obliged to acquire or procure that its nominee acquires, all the shares held by the New Member (or any subsequent Holder) (in this article 5.A, the “Disposal Shares”). The consideration payable by Copart (UK) (or which Copart shall procure is paid by its nominee) shall be 200 pence in cash for each Disposal Share so transferred (or such greater amount as may be payable under the Scheme if modified in accordance with its terms).

5.A.4 To give effect to any transfer required by Article 5.A.3 above the Company may appoint any person to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent Holder) in favour of Copart (UK) and the Company may give a good receipt for the purchase price of the Disposal Shares and may register Copart (UK) as Holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member (or any subsequent Holder) for the Disposal Shares. Copart (UK) shall procure the sending of a cheque drawn on a UK clearing bank in favour of the New Member (or any subsequent Holder) for the purchase price of such Disposal Shares to which the New Member (or any subsequent Holder) is entitled under Article 5.A.3 within fourteen Business Days of the time on which the Disposal Shares are transferred by the New Member (or any subsequent Holder).

5.A.5 If the Scheme has not become effective by the date referred to in Clause 5 of the Scheme, this Article 5.A shall be revoked and shall cease to have any effect.

5.A.6 On the reorganisation of, or material alteration to, the share capital of the Company (including, without limitation any subdivision and/or consolidation), the consideration payable per Disposal Share to be paid under Article 5.A.3 above shall be adjusted by the board in such manner as the auditors of the Company may determine to be appropriate to reflect such reorganisation or alteration.”

Registered Office
Acrey Fields, Woburn Road,
Wootton, Bedfordshire MK43 9EJ

BY ORDER OF THE BOARD
Company Secretary
Dated: 20 April 2007

Notes:

(1) In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

(2) A member of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend and, on a poll, vote instead of him. A proxy need not be a member of the Company but must attend the meeting in person.

(3) A white Form of Proxy is enclosed with this notice for members who are unable to attend the meeting. Instructions for use are shown on the form. Lodging a white Form of Proxy will not prevent the shareholder from attending and voting in person (in substitution for their proxy) at the meeting or any adjustment thereof.

(4) To be valid, the white Form of Proxy (together with any power of attorney or authority under which it is signed, or a notarilly certified copy of such power or authority) must be received at the offices of the Company’s Registrar, Capita Registrars, The Proxy Processing Centre, Telford Road, Bicester OX26 4LD, not less than 48 hours before the time appointed for the meeting or, as the case may be, the adjourned meeting.

(5) Any amendments you make to the white Form of Proxy must be initialled by you

(6) As an alternative to completing and returning a Form of Proxy, you may submit your proxy electronically by logging onto the website of Capita Registrars and using the reference details printed on the white Form of Proxy. Shareholders are advised to read the terms and conditions shown on the website relating to those of this facility before appointing a proxy. To be valid any electronic appointment of proxy must be received by the Registrars of the Company not less than 48 hours before the meeting. Electronic communication facilities are available to all shareholders and those who use them instead of returning a Form of Proxy will not be disadvantaged in any way.

(7) Electronic proxy appointment through CREST

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the EGM (and any adjournment(s) thereof) by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Capita Registrars participant ID RA10 by no later than 10.15 a.m. on 19 May 2007. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Capita Registrars is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

(8) Copies of the Company’s Articles of Association as proposed to be amended by the special resolution set out in the notice of meeting are available for inspection at the offices of Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH during normal business hours on a weekday until the time when the Scheme becomes effective and will also be available for inspection at the place of the meeting for at least 15 minutes before and during the meeting.